LAFAYETTE BANCSHARES, INC.

                                                                July 21, 1997


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Lafayette Bancshares, Inc. ("Lafayette"), the holding company for Lafayette County Bank of Lexington/Wellington (the "Bank"), to be held at the main office of the Bank at 20th Street and Highway 13, Lexington, Missouri on August 16, 1997 at 1:00 p.m., local time.

     The attached Notice of Special Meeting of Shareholders and Prospectus/ Proxy Statement describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 12, 1997 by and among Lexington B & L Financial Corp. ("Lexington"), Lafayette and the Bank. The Merger Agreement provides that Lafayette will be merged with a wholly-owned subsidiary of Lexington, which will then be merged into Lexington. As a result, Lafayette will no longer exist and the Bank will become a subsidiary of Lexington.

     Upon consummation of the merger you will receive a combination of cash plus shares of Lexington common stock for each share of Lafayette common stock you own. Under the terms of the Agreement, as more fully described on the following pages, you will receive $0.92 in cash plus 0.0977 shares of Lexington common stock for each share of Lafayette common stock you own if Lexington's common stock price is between $12.00 and $14.00 per share. If Lexington's common stock price is $12.00 or less, you will receive $0.92 in cash plus $1.17 in value of Lexington common stock for each share of Lafayette common stock you own. If Lexington's common stock price is $14.00 or more, you will receive $0.92 in cash plus $1.37 in value of Lexington common stock for each share of Lafayette common stock you own. The calculation of Lexington's common stock price will be based upon the average closing price of Lexington common stock for the 20 trading days prior to the effective date of the merger. Because the number of shares of Lexington common stock you will receive will depend on the market price of Lexington common stock, the exact number of shares and the value of those shares will not be determinable at the time of the meeting. The last reported sale price of Lexington common stock on the Nasdaq SmallCap Market (LXMO) on July 14, 1997 was $16.125 per share.

     You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

     The Board of Directors of Lafayette has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Lafayette common stock.

     It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

     On behalf of the Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                 Sincerely,

                                 William J. Huhmann
                                 Chairman

                         LAFAYETTE BANCSHARES, INC.
                            20th Street and Highway 13
                         Lexington, Missouri 64067

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Lafayette Bancshares, Inc. will be held at 20th Street and Highway 13, Lexington, Missouri, on Saturday, August 16, 1997, at 1:00 p.m., for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 12, 1997 (the "Merger Agreement") by and among Lexington B & L Financial Corp. ("Lexington"), Lafayette Bancshares, Inc. ("Lafayette") and Lafayette County Bank of Lexington/Wellington, pursuant to which Lafayette would merge into a wholly-owned subsidiary of Lexington and each outstanding share of Lafayette common stock would be converted into the right to receive a combination of Lexington common stock and cash, all on and subject to the terms and conditions contained therein.

     2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

     Only those shareholders of record at the close of business on July 10, 1997 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Lafayette common stock is required for approval of the Merger Agreement.

     Lafayette shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Lafayette common stock under the applicable provisions of Missouri law. In order to perfect dissenters' rights, Lafayette shareholders must send a notice to Lafayette before the Special Meeting on August 16 and must not vote in favor of the Merger by proxy or otherwise. A copy of the applicable Missouri statutory provisions is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights." Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

                                  By Order of the Board of Directors



Lexington, Missouri               Donald L. Coen
July 21, 1997                     Secretary

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                         LAFAYETTE BANCSHARES, INC.
                             PROXY STATEMENT
                            -----------------
                      LEXINGTON B & L FINANCIAL CORP.
                                PROSPECTUS
                   Up to 150,000 shares of Common Stock

           This Prospectus/Proxy Statement is being furnished by Lafayette Bancshares, Inc. ("Lafayette") to the holders of Lafayette common stock, par value $1.00 per share ("Lafayette Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Lafayette (the "Lafayette Board") for use at a special meeting of Lafayette shareholders to be held on August 16, 1997, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is first being mailed to shareholders on or about July 21, 1997.

           At the Special Meeting, shareholders of Lafayette will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 12, 1997 (the "Merger Agreement"), by and among Lexington B & L Financial Corp. ("Lexington"), Lafayette and Lafayette County Bank of Lexington/Wellington (the "Bank") pursuant to which, among other things, Lafayette would be merged with and into a wholly-owned subsidiary of Lexington (the "Merger").

           Upon consummation of the Merger, each outstanding share of Lafayette Common Stock (excluding any dissenting shares and certain shares held by Lexington and Lafayette), will be converted into the right to receive $0.92 in cash plus a number of shares of common stock, par value $0.01 per share, of Lexington ("Lexington Common Stock") equal to the Exchange Ratio. The "Exchange Ratio" will be (i) 0.0977 if the average last price per share of Lexington Common Stock as reported in The Wall Street Journal for each of the twenty trading days immediately preceding the effective date of the Merger (the "Lexington Price") is greater than $12.00 and less than $14.00, (ii) the result obtained by dividing $1.17 by the Lexington Price if the Lexington Price is $12.00 or less, or (iii) the result obtained by dividing $1.37 by the Lexington Price if the Lexington Price is $14.00 or greater. Because the number of shares of Lexington Common Stock to be received by Lafayette shareholders will depend on the market price of Lexington Common Stock, the exact number of shares to be received by Lafayette shareholders and the value of those shares will not be determinable at the time Lafayette shareholders vote on the Merger at the Special Meeting. The last reported sale price of Lexington Common Stock on the Nasdaq SmallCap Market (LXMO) on July 14, 1997 was $16.125 per share. For a more detailed description of the terms of the Merger, see "THE MERGER."

           Lexington has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 150,000 shares of Lexington Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of Lexington filed as part of the Registration Statement.
                            -----------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
              STATEMENT.  ANY REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.
                            -----------------
       THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS,
         OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT
           INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
              ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

           This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Lafayette upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

       The date of this Prospectus/Proxy Statement is July 17, 1997.

           No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase a security, or a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation.

           Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create any implication that there has been no change in the affairs of Lexington or Lafayette or in the information set forth herein since the date of this Prospectus/Proxy Statement.

                       AVAILABLE INFORMATION

           Lexington is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained at prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by Lexington are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by Lexington are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

           This Prospectus/Proxy Statement constitutes part of a Registration Statement on Form S-4 (File No. 333-28175) filed by Lexington with the Commission under the Securities Act. This Prospectus/Proxy Statement omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Lexington and the Lexington Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

                            -----------------

           All information contained in this Prospectus/Proxy Statement with respect to Lexington has been supplied by Lexington, and Lafayette and all information contained in this Prospectus/Proxy Statement with respect to Lafayette has been supplied by Lafayette.

                       TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Available Information. . . . . . . . . . . . . . . . . . . . . .          ii
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          vi
Selected Historical and Pro Forma Financial Data . . . . . . . .           x
Comparative Per Share Data . . . . . . . . . . . . . . . . . . .         xiv
Comparative Market Price Data. . . . . . . . . . . . . . . . . .          xv
The Special Meeting. . . . . . . . . . . . . . . . . . . . . . .           1
    Place, Time and Date . . . . . . . . . . . . . . . . . . . .           1
    Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . .           1
    Record Date; Shares Entitled to Vote . . . . . . . . . . . .           1
    Vote Required. . . . . . . . . . . . . . . . . . . . . . . .           1
    Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . .           1
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    General. . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    Merger Consideration . . . . . . . . . . . . . . . . . . . .           2
    Effective Date of the Merger . . . . . . . . . . . . . . . .           3
    Exchange of Lafayette Stock Certificates . . . . . . . . . .           3
    Background of the Merger . . . . . . . . . . . . . . . . . .           3
    Reasons for the Merger and Recommendation of the
     Lafayette Board . . . . . . . . . . . . . . . . . . . . . .           4
    Interests of Certain Persons in the Merger . . . . . . . . .           5
    Certain Federal Income Tax Consequences. . . . . . . . . . .           5
    Conduct of Business Pending the Merger . . . . . . . . . . .           7
    Conditions to Consummation of the Merger . . . . . . . . . .           7
    Regulatory Requirements. . . . . . . . . . . . . . . . . . .           8
    No Solicitation. . . . . . . . . . . . . . . . . . . . . . .           8
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . .           8
    Amendment; Waiver; Termination . . . . . . . . . . . . . . .           9
    Termination Fee. . . . . . . . . . . . . . . . . . . . . . .           9
    Resale of Lexington Common Stock . . . . . . . . . . . . . .          10
    Accounting Treatment . . . . . . . . . . . . . . . . . . . .          10
    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .          11
Pro Forma Financial Information. . . . . . . . . . . . . . . . .          11
Management and Operations After the Merger . . . . . . . . . . .          15
Business of Lexington B & L Financial Corp.. . . . . . . . . . .          16
    General. . . . . . . . . . . . . . . . . . . . . . . . . . .          16
    Market Area. . . . . . . . . . . . . . . . . . . . . . . . .          16
    Lending Activities . . . . . . . . . . . . . . . . . . . . .          16
    Investment Activities. . . . . . . . . . . . . . . . . . . .          28
    Deposit Activities and Other Sources of Funds. . . . . . . .          31
    Competition. . . . . . . . . . . . . . . . . . . . . . . . .          35
    Personnel. . . . . . . . . . . . . . . . . . . . . . . . . .          35
    Properties . . . . . . . . . . . . . . . . . . . . . . . . .          35
    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .          35
Regulation of Lexington B & L Financial Corp.. . . . . . . . . .          36
    General. . . . . . . . . . . . . . . . . . . . . . . . . . .          36
    Federal Regulation of Savings Associations . . . . . . . . .          36
    Savings and Loan Holding Company Regulation. . . . . . . . .          42
    Bank Holding Company Regulation. . . . . . . . . . . . . . .          42
Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
    Federal Taxation . . . . . . . . . . . . . . . . . . . . . .          44
    Missouri Taxation. . . . . . . . . . . . . . . . . . . . . .          45
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Lexington B & L Financial Corp.
  for the Years Ended September 30, 1996, 1995 and 1994 . . . . .         46

    General
    Operating Strategy . . . . . . . . . . . . . . . . . . . . .          46
    Interest Rate Risk Management. . . . . . . . . . . . . . . .          46
    Interest Rate Sensitivity of Net Portfolio Value . . . . . .          47
    Results of Operations. . . . . . . . . . . . . . . . . . . .          47
    Comparison of Operating Results for the Years Ended
      September 30, 1996 and 1995. . . . . . . . . . . . . . . .          47
    Comparison of Operating Results for the Years Ended
      September 30, 1995 and 1994. . . . . . . . . . . . . . . .          48
    Yields Earned and Rates Paid . . . . . . . . . . . . . . . .          49
    Liquidity and Capital Resources. . . . . . . . . . . . . . .          52
    Effect of Inflation and Changing Prices. . . . . . . . . . .          52
    Impact of New Accounting Standards . . . . . . . . . . . . .          53
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Lexington B & L Financial Corp.
  for the Six and Three Months Ended March 31, 1997 and 1996 . .          53
    Comparison of Financial Condition at March 31, 1997
      and September 30, 1996 . . . . . . . . . . . . . . . . . .          53
    Comparison of the Three Months Ended March 31, 1997
      to the Three Months Ended March 31, 1996 . . . . . . . . .          53
    Comparison of the Six Months Ended March 31, 1997
      to the Six Months Ended March 31, 1996 . . . . . . . . . .          54
    Liquidity and Capital Resources. . . . . . . . . . . . . . .          55
Management of Lexington B & L Financial Corp.. . . . . . . . . .          56
Executive Compensation of Lexington B & L Financial Corp.. . . .          57
Voting Securities and Principal Stockholders of Lexington
  B & L Financial Corp.. . . . . . . . . . . . . . . . . . . . .          59
Business of Lafayette Bancshares, Inc. . . . . . . . . . . . . .          61
    General. . . . . . . . . . . . . . . . . . . . . . . . . . .          61
    Lending Activities . . . . . . . . . . . . . . . . . . . . .          61
    Allowance for Loan Losses. . . . . . . . . . . . . . . . . .          64
    Securities . . . . . . . . . . . . . . . . . . . . . . . . .          65
    Deposits and Other Sources of Funds. . . . . . . . . . . . .          66
    Properties . . . . . . . . . . . . . . . . . . . . . . . . .          68
    Personnel. . . . . . . . . . . . . . . . . . . . . . . . . .          68
    Competition. . . . . . . . . . . . . . . . . . . . . . . . .          68
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Lafayette Bancshares, Inc.. . . .          68
    General. . . . . . . . . . . . . . . . . . . . . . . . . . .          68
    Overview . . . . . . . . . . . . . . . . . . . . . . . . . .          68
    Results of Operations. . . . . . . . . . . . . . . . . . . .          69
Voting Securities and Principal Stockholders of Lafayette
  Bancshares, Inc. . . . . . . . . . . . . . . . . . . . . . . .          74
Description of Lexington Capital Stock . . . . . . . . . . . . .          75
    Common Stock . . . . . . . . . . . . . . . . . . . . . . . .          75
    Preferred Stock. . . . . . . . . . . . . . . . . . . . . . .          76
Comparison of Shareholders' Rights . . . . . . . . . . . . . . .          76
    Payment of Dividends . . . . . . . . . . . . . . . . . . . .          76
    Size of Board of Directors   . . . . . . . . . . . . . . . .          76
    Classified Board of Directors  . . . . . . . . . . . . . . .          77
    Cumulative Voting  . . . . . . . . . . . . . . . . . . . . .          77
    Removal of Directors   . . . . . . . . . . . . . . . . . . .          77
    Vacancies on the Board of Directors  . . . . . . . . . . . .          77
    Special Meetings of Shareholders and Action Without
      a Meeting  . . . . . . . . . . . . . . . . . . . . . . . .          78
    Advance Notice Requirements for Nominations of Directors
      and Presentation of New Business at Meetings of
      Shareholders . . . . . . . . . . . . . . . . . . . . . . .          78

    Approval of Mergers, Consolidations, Sale of Substantially
      All Assets and Dissolution . . . . . . . . . . . . . . . .          78
    Limitation on Voting Rights. . . . . . . . . . . . . . . . .          79
    Rights of Shareholders to Dissent. . . . . . . . . . . . . .          79
    Indemnification of Officers and Directors and Limitation
      of Liability . . . . . . . . . . . . . . . . . . . . . . .          79
    Amendment of Articles of Incorporation and Bylaws. . . . . .          80
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . .          80
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          80
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . .          80
Index to Financial Statements. . . . . . . . . . . . . . . . . .          81

Appendix A - Agreement and Plan of Merger
Appendix B - Chapter 13 of the General and Business Corporation Law of
             Missouri

                               SUMMARY

           The following summary of certain information relating to the Merger is not intended to be complete and is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto.

The Parties to the Merger

           Lexington. Lexington is a savings and loan holding company registered with the Office of Thrift Supervision ("OTS"). The business of Lexington consists primarily of holding 100% of the capital stock of B & L Bank. At March 31, 1997, Lexington had total assets of $59.7 million, total deposits of $42.4 million and stockholders' equity of $16.5 million. The principal executive offices of Lexington are located at 919 Franklin Avenue, Lexington, Missouri 64067 and its telephone number is (816) 259-2247.

           B & L Bank is a federally chartered savings bank and is regulated by the OTS, its primary federal regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), the insurer of its deposits. B & L Bank's deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the FDIC. B & L Bank converted from the mutual to the stock form of ownership on June 5, 1996. B & L Bank's principal business consists of attracting savings deposits from the general public and originating loans for the purchase of residential real estate. To a lesser extent, B & L Bank originates multi-family residential, commercial real estate, construction and consumer loans. B & L Bank conducts its business through its main office located at 919 Franklin Avenue, Lexington, Missouri.

           See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "BUSINESS OF LEXINGTON B & L FINANCIAL CORP.," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEXINGTON B & L FINANCIAL CORP.," and the Consolidated Financial Statements of Lexington B & L Financial Corp. included in this Prospectus/Proxy Statement.

           Lafayette and the Bank. Lafayette is a bank holding company incorporated under the laws of the State of Missouri and under the supervision of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). The business of Lafayette consists primarily of holding 94% of the capital stock of the Bank. At March 31, 1997, Lafayette had consolidated total assets of $33.9 million, total deposits of $30.6 million, and total stockholders' equity of $2.0 million. Lafayette maintains its principal office at 20th Street and Highway 13 in Lexington, Missouri 64067 and its telephone number is (816) 259-4363.

           The Bank is a Missouri state chartered bank regulated by the Missouri Division of Finance ("Division") and the FDIC. The Bank's deposits are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the FDIC. The Bank's principal business consists of attracting deposits from the general public and originating commercial, agricultural, real estate and installment loans. The Bank conducts its business from its main office in Lexington, Missouri and its branch offices in Wellington and Callao, Missouri.

           See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "BUSINESS OF LAFAYETTE BANCSHARES, INC.," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAFAYETTE BANCSHARES, INC." and the Consolidated Financial Statements of Lafayette Bancshares, Inc. included in this Prospectus/Proxy Statement.

           The financial statements for Lafayette are unaudited. Lafayette has not had an independent accounting firm audit its financial statements and Lexington has determined that it would not be practicable to have an audit performed for the purpose of this Prospectus/Proxy Statement.

Special Meeting

           Place, Time and Date; Purpose. The Special Meeting will be held on Saturday, August 16, 1997 at 1:00 p.m., local time, at the main office of the Bank at 20th Street and Highway 13, Lexington, Missouri, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "-- Purpose."

           Record Date; Shares Entitled to Vote. The Lafayette Board has fixed the close of business on July 10, 1997 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Lafayette Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Lafayette Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were 1,129,500 shares of Lafayette Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

           Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Lafayette Common Stock. At the Record Date, the directors and executive officers of Lafayette and the Bank and their affiliates beneficially owned 495,800 shares of Lafayette Common Stock, which represents 43.9% of the shares entitled to be voted at the Special Meeting. All of the directors of Lafayette and the Bank, together with Robert F. Jackson, who owns 8.4% of the outstanding shares of Lafayette, have agreed to vote their shares for the approval of the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required."

           A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

The Merger; Exchange Ratio

           The Merger Agreement provides for the merger of Lafayette with and into a wholly-owned subsidiary of Lexington, which will then be merged into Lexington. As a result of the Merger, Lafayette will cease to exist and Lexington will succeed to all of the assets and liabilities of Lafayette. See "THE MERGER -- General." After consummation of the Merger, the Bank and B & L Bank will operate as subsidiaries of Lexington.

           Upon consummation of the Merger, each outstanding share of Lafayette Common Stock (excluding any shares held by shareholders who perfect their dissenters' rights of appraisal ("Dissenting Shares") and any shares of stock held by Lexington or Lafayette, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (together with the Dissenting Shares, "Excluded Shares")) will be converted into the right to receive $0.92 in cash plus a number of shares of Lexington Common Stock equal to the Exchange Ratio. Each holder of Lafayette Common Stock who would otherwise be entitled to a fractional share of Lexington Common Stock will receive cash in lieu thereof determined by multiplying such fraction by a number equal to $0.92 plus the Exchange Ratio multiplied by the Lexington Price. Upon completion of the Merger, shareholders of Lafayette will no longer own any stock in Lafayette.

           Lafayette shareholders should note that the market price of the Lexington Common Stock they receive will continue to be subject to changes in market value and may, therefore, have a market value as of the date they receive certificates for their shares (or such shares are otherwise made available to them) that is less than, or greater than, the value of such stock as of the consummation of the Merger. For a more detailed discussion of the consideration to be received in exchange for Lafayette Common Stock, see "THE MERGER -- Merger Consideration."

Recommendation of the Lafayette Board

           The Lafayette Board has unanimously approved the Merger Agreement as advisable and in the best interests of Lafayette and the Lafayette shareholders and recommends that the shareholders of Lafayette vote FOR approval of the Merger Agreement.

           For a discussion of the circumstances surrounding the Merger and the factors considered by the Lafayette Board in making its recommendation, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger and Recommendations of the Lafayette Board." Approval of the Merger Agreement by Lafayette shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Lafayette may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

Interests of Certain Persons in the Merger

           Certain members of Lafayette's management and the Lafayette Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Lafayette generally. Following consummation of the Merger, William J. Huhmann, Terry L. Thompson and Donald L. Coen, each of whom is an executive officer of Lafayette and the Bank, will enter into employment agreements with Lexington and the Bank. See "THE MERGER -- Interests of Certain Persons in the Merger."

Effective Date of the Merger

           Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur on such date as Lexington notifies Lafayette in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. The "Effective Time" of the Merger is the time on the Effective Date at which the Merger becomes effective. Either Lexington or Lafayette may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1997.

Conditions to Consummation of the Merger

           Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Lafayette Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of Lexington, would deprive Lexington of the material economic or business benefits of the Merger; (iii) receipt by Lexington and Lafayette of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) William J. Huhmann, Terry
L. Thompson and Donald L. Coen having entered into employment agreements with Lexington and the Bank; (v) there being no more than 11.666 shares of common stock of the Bank outstanding that are not owned by Lafayette; (vi) receipt by Lexington of an agreement from each "affiliate" of Lafayette restricting the sale of Lexington Common Stock received by such affiliate in the Merger; and
(vii) the number of Dissenting Shares not exceeding 5% of the outstanding shares of Lafayette Common Stock. See "THE MERGER -- Conditions to Consummation of the Merger."

Accounting Treatment

           The Merger will be accounted for as a purchase by Lexington under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

Regulatory Requirements

           The Merger is subject to the receipt of certain prior approvals from the Federal Reserve Board and the Division. An application for approval of the Merger was filed with the Federal Reserve Board and the Division on June 30, 1997. There can be no assurance that such approval will be obtained, and, if obtained, that it will not impose conditions that, in the opinion of Lexington, would deprive Lexington of the economic and business benefits of the Merger so as to render it inadvisable in the judgment of Lexington to proceed with the Merger. See "THE MERGER -- Regulatory Requirements."

Certain Federal Income Tax Consequences

           Consummation of the Merger is conditioned, among other things, on receipt by Lexington and Lafayette of an opinion of Breyer & Aguggia, special counsel for Lexington, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, holders of Lafayette Common Stock who receive Lexington Common Stock and cash in exchange for their shares will recognize gain, but will not recognize any loss, on such exchange. Holders of Lafayette Common Stock may also recognize gain or loss by reason of cash received in lieu of fractional shares. See "THE MERGER -- Certain Federal Income Tax Consequences."

           Because certain tax consequences of the Merger may vary depending on the particular circumstances of each shareholder, each Lafayette shareholder is urged to consult his or her own tax advisor as to the specific tax consequences to such holder of the Merger, including the specific application and effect of state, local, foreign and other tax laws to such shareholder.

Dissenters' Rights

           Lafayette shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Lafayette Common Stock under the provisions of Section 351.455 of the Missouri General and Business Corporation Law ("Missouri GBCL"). A shareholder's failure to follow exactly the procedures specified in Section 351.455 of the Missouri GBCL will result in loss of such shareholder's dissenters' rights. Accordingly, Lafayette shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Section 351.455 of the Missouri GBCL set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Lafayette shareholders perfect dissenters' rights with respect to more than 5% of the outstanding shares of Lafayette Common Stock, Lexington may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

Comparison of Shareholders' Rights

           Shareholders of Lafayette who receive shares of Lexington Common Stock in exchange for their shares of Lafayette Common Stock will be governed, with respect to their rights as such shareholders, by Lexington's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of Lexington and Lafayette and an explanation of possible antitakeover effects of certain provisions in Lexington's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

           The following tables set forth selected historical consolidated financial data for Lexington and Lafayette and selected unaudited pro forma combined financial data, giving effect to the Merger using the purchase method of accounting. This information should be read in conjunction with the historical financial statements of Lexington and Lafayette, including the respective notes thereto, and the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement.

           The Lexington historical consolidated financial statement data as of and for the six months ended March 31, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

           The pro forma condensed combined selected financial data have been prepared based on a 0.0929 Exchange Ratio, which is the Exchange Ratio that would be utilized if the Lexington Price is $14.75 (the closing price of Lexington Common Stock on the day prior to public announcement of the Merger). The actual Exchange Ratio will depend on the Lexington Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.0929. The pro forma information would be different if the Lexington Price results in an Exchange Ratio different from 0.0929. Lafayette shareholders are urged to obtain current quotations of the market price of Lexington Common Stock. The pro forma condensed combined selected financial data is unaudited. Such data is intended for illustrative purposes only and is not necessarily indicative of future results of operations or the future financial position of the combined company or of the results of operations and financial position of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented.

Lexington B & L Financial Corp.
Consolidated Historical Selected Financial Data

                    At or For the                  At or For the
                  Six Months Ended                 Years Ended
                      March 31,                    September 30,
                  ----------------  -----------------------------------------
                   1997     1996    1996      1995     1994     1993     1992
                   ----     ----    ----      ----     ----     ----     ----
                         (Dollars in thousands, except for per share data)
Historical
 Operating
 Data:
Interest
 income. . .    $ 2,303  $ 1,930  $ 4,073   $ 3,611  $ 3,331  $ 3,631  $ 4,212
Interest
 expense . .      1,148    1,153    2,333     2,003    1,617    1,891    2,590
  Net           -------  -------  -------   -------  -------  -------   ------
   interest
   income. .      1,155      777    1,740     1,608    1,714    1,740    1,622
Provision
 for loan
 losses. . .         21       10       10        33        5       21        1
  Net interest  -------  -------  -------   -------  -------  -------   ------
   income after
   provision
   for loan
   losses. .      1,134      767    1,730     1,575    1,709    1,719    1,621
Non-interest
 income. . .         42       36       99        --       47       10       11
Non-interest
 expense . .        619      410    1,144       704      877      767      748
  Income        -------  -------  -------   -------  -------  -------   ------
   before
   income
   taxes . .        557      393      685       871      879      962      884
Income taxes        201      135      224       300      292      312      214
                -------  -------  -------   -------  -------  -------   ------
  Net income    $   356  $   258  $   461   $   571  $   587  $   650   $  670
                =======  =======  =======   =======  =======  =======   ======
Historical Per
 Share Data:
Net income .      $0.31      N/A    $0.40       N/A      N/A      N/A      N/A
Cash
 dividends
 declared. .         --      N/A       --       N/A      N/A      N/A      N/A
Weighted
 average
 shares
 outstanding. 1,144,402      N/A  1,164,464     N/A      N/A      N/A      N/A

Historical
 Consolidated
 Statement of
 Financial
 Condition Data:
Total assets    $59,748  $51,134   $61,670  $49,981  $47,727  $47,479  $48,186
Loans
 receivable,
 net. . . . .    44,628   40,744    45,348   41,111   39,379   37,605   36,387
Mortgage-
 backed
 securities .     1,959    2,301     2,063    2,535    3,135    3,710    3,974
Cash, interest-
 bearing
 deposits
 and
 investment
 securities .    11,371    6,315    12,547    5,218     4,115   5,073    6,299
Deposits. . .    42,359   43,366    42,237   42,401    40,711  41,004   42,306
Stockholders'
 equity . . .    16,505    7,461    18,762    7,195     6,598   6,030    5,381

Operating
 Ratios:
Return on
 average
 assets(1). .      1.16%    1.02%     0.84%    1.17%     1.24%   1.67%   1.36%
Return on
 average
 equity(1). .      3.82     7.02      4.24     8.36      9.32   14.11   13.40
Average
 equity to
 average
 assets . . .     30.26    14.52     19.73    14.00     13.26   11.80   10.18
---------------
(1) Ratios for the six month periods are annualized.

Lafayette Bancshares, Inc.
Consolidated Selected Historical Financial Data

                    At or For the                  At or For the
                  Six Months Ended                 Years Ended
                      March 31,                    September 30,
                  ----------------  -----------------------------------------
                   1997     1996    1996      1995     1994     1993     1992
                   ----     ----    ----      ----     ----     ----     ----
                         (Dollars in thousands, except for per share data)

Historical
 Consolidated
 Statement
 of Operations
 Data:
Interest
 income. . .       $590     $572   $2,347    $2,138   $1,784   $1,775   $2,070
Interest
 expense . .        323      305    1,263     1,150      940      921    1,189
  Net             -----    -----   ------    ------   ------   ------   ------
   interest
   income
   before
   provision
   for losses
   on loans.        267      267    1,084       988      844      854      881
Provision
 for losses
 on loans. .         12        3       33        45       11       16       12
  Net interest    -----    -----   ------    ------   ------   ------   ------
   income after
   provision
   for losses
   on loans.        255      264    1,051       943      833      838      869
Other
 operating
 income. . .         72       67      245       236      205      217      201
Other
 operating
 expenses. .        247      221      884       857      860      882      882
  Income          -----    -----   ------    ------   ------   ------   ------
   before
   income
   taxes . .         80      110      412       322      178      173      188
Income tax
 expense . .         31       43      150       119       57       45       68
  Net             -----    -----   ------    ------   ------   ------   ------
   income. .      $  49    $  67   $  262    $  203   $  121   $  128   $  120
                  =====    =====   ======    ======   ======   ======   ======
Historical Per
 Share Data:
Net income .      $0.04    $0.06   $ 0.23    $ 0.18   $ 0.11   $ 0.13   $ 0.12
Cash
 dividends
 declared. .      $0.04    $0.03   $ 0.03    $ 0.03   $ 0.03   $ 0.02   $ 0.03
Weighted
 average
 shares
 outstanding  1,129,000         1,129,000           1,129,000        1,007,000
                       1,129,000          1,129,000         1,015,000
Historical
 Consolidated
 Statement of
 Financial
 Condition
 Data:
Total assets    $33,871  $31,732  $32,801   $31,574  $29,829  $28,433  $28,294
Loans, net .     15,735   14,549   15,366    14,477   12,791   10,887   10,703
Customer
 deposits. .     30,554   28,531   29,511    28,434   27,063   25,770   25,723
Borrowings .        340      340      340       340      140        0        0
Notes payable       558      653      558       653      748      843      988
Stockholders'
 equity. . .      1,990    1,785    1,979     1,751    1,568    1,478    1,222
Book value per
 share . . .      $1.76    $1.58    $1.75     $1.55    $1.39    $1.32    $1.21

Operating
 Ratios:
Return on
 average
 assets(1) .       0.60%    0.85%    0.82%     0.67%    0.41%    0.45%   0.43%
Return on
 average
 equity(1) .       9.99    15.08    14.05     12.24     7.94     9.48   10.20
Average
 equity to
 average
 assets. . .       6.00     5.65     5.84      5.50     5.17     4.73    4.17
Dividend
 payout
 ratio . . .     100.00    50.00    13.04     16.67    27.27    15.38   25.00
----------------
(1) Ratios for the three month periods are annualized.

Lexington B & L Financial Corp.
Pro Forma Condensed Combined Selected Financial Data (unaudited)

                                 Six Months Ended         Year Ended
                                  March 31, 1997       September 30, 1996
                                 ----------------      ------------------
                            (Dollars in thousands, except for per share data)

Pro Forma Operating Data:
Interest income. . . . . .          $3,446                  $6,334
Interest expense . . . . .           1,792                   3,596
                                    ------                  ------
  Net interest income  . .           1,654                   2,738
Provision for loan losses.              41                      43
  Net interest income               ------                  ------
    after provision for
    loan losses  . . . . .           1,613                   2,695
Non-interest income. . . .             169                     344
                                    ------                  ------
Non-interest expense . . .           1,103                   2,056
  Income before income              ------                  ------
   taxes . . . . . . . . .             679                     983
Income taxes . . . . . . .             254                     341
                                    ------                  ------
Net income . . . . . . . .          $  425                  $  642
                                    ======                  ======
Pro Forma Combined Per
 Share Data:
Net income . . . . . . . .           $0.34                   $0.51
Cash dividends declared. .              --                      --
Weighted average shares
 outstanding . . . . . . .       1,249,310               1,258,614

                                    At
                               March 31, 1997
                               --------------

Pro Forma Condensed Combined
 Financial Condition Data:
Total assets . . . . . . .         $93,082
Loans receivable, net. . .          60,363
Mortgage-backed
 securities. . . . . . . .           1,959
Cash, interest-bearing
 deposits and investment
 securities. . . . . . . .          26,019
Deposits . . . . . . . . .          72,913
Borrowings . . . . . . . .             340
Note Payable . . . . . . .             558
Stockholders' equity . . .          18,104

                      COMPARATIVE PER SHARE DATA

          The following table sets forth selected comparative per share data for Lexington on both a historical and pro forma combined basis and for Lafayette on both a historical and pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. These tables should be read in conjunction with the historical financial statements of Lexington and Lafayette, including the respective notes thereto, and the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto. The pro forma information has been prepared based on a 0.0929 Exchange Ratio, which is the Exchange Ratio that would be utilized if the Lexington Price is $14.75 (the closing price of Lexington Common Stock on the day prior to public announcement of the Merger). The actual Exchange Ratio will depend on the average closing price of Lexington Common Stock during the twenty trading days prior to the Effective Date and may be different than 0.0929. The pro forma information would be different if the Lexington Price results in an Exchange Ratio different from 0.0929. Lafayette shareholders are urged to obtain current quotations of the market price of Lexington Common Stock. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                    At or For the         At or For the
                                  Six Months Ended         Year Ended
                                   March 31, 1997       September 30, 1996
                                   --------------       ------------------
Book value per share(1):
  Lexington historical . . . .       $16.57                   $16.07
  Lafayette historical . . . .         1.76                     1.75
  Pro forma combined . . . . .        16.45                    15.96
  Lafayette pro forma
   equivalent. . . . . . . . .         2.45                     2.40

Cash dividends declared
 per share(2):
  Lexington historical . . . .           --                       --
  Lafayette historical(3). . .         0.04                     0.03
  Pro forma combined . . . . .           --                       --
  Lafayette pro forma
   equivalent. . . . . . . . .           --                       --

Net income per share(4):
  Lexington historical . . . .         0.31                     0.40
  Lafayette historical(3). . .         0.10                     0.24
  Pro forma combined . . . . .         0.34                     0.51
  Lafayette pro forma
   equivalent. . . . . . . . .         0.03                     0.05

----------------
(1) The pro forma combined book value per share of Lexington Common Stock is based upon the historical total combined common stockholders' equity for Lexington and Lafayette divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Lafayette Common Stock represents $0.92 plus the pro forma combined book value of Lexington Common Stock multiplied by the 0.0929 Exchange Ratio.
(2)   Assumes no changes in cash dividends per share.
(3) Information for Lafayette is for its fiscal year ended December 31, 1996.
(4) The pro forma combined net income per share of Lexington Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Lexington for its fiscal year ended September 30, 1996 and Lafayette for its fiscal year ended December 31, 1996 divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Lafayette Common Stock represents the pro forma combined net income per share multiplied by the 0.0929 Exchange Ratio.

                      COMPARATIVE MARKET PRICE DATA

           Lexington Common Stock is quoted on the Nasdaq SmallCap Market under the symbol LXMO. There is no established trading market for Lafayette Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of Lexington Common Stock as reported on the Nasdaq SmallCap Market and the dividends per share declared on Lexington and Lafayette Common Stock in each such quarter. The market for shares of Lafayette Common Stock is highly illiquid and the shares are neither traded on an established exchange nor listed on the Nasdaq Stock Market.

                               Lexington                    Lafayette
                              Common Stock                 Common Stock
                              ------------                 ------------
                          High    Low    Dividends          Dividends
                          ----    ---    ---------          ---------

Year Ended September
 30, 1996:
First Quarter. . . .      N/A     N/A       N/A              $   --
Second Quarter . . .      N/A     N/A       N/A                0.03
Third Quarter. . . .   $11.00  $9.375      $ --                  --
Fourth Quarter . . .    11.00    9.50        --                  --

Year Ended September
 30, 1997:
First Quarter. . . .    13.50  10.875        --                  --
Second Quarter . . .    15.75  12.875        --                0.04

Third Quarter. . . .    16.75  14.125      0.15                  --
Fourth Quarter
 (through July 14,
 1997) . . . . . . .   16.375  16.125        --                  --

           As of July 14, 1997, the 1,138,500 outstanding shares of Lexington Common Stock were held by approximately 315 holders of record and 1,129,500 shares of Lafayette Common Stock were held by 38 holders of record.

           The following table sets forth the closing price per share for Lexington Common Stock, as reported on the Nasdaq SmallCap Market and the equivalent pro forma per share price for Lafayette Common Stock on March 11, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on July 14, 1997, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of Lafayette Common Stock are urged to obtain current market quotations for shares of Lexington Common Stock.

                                March 11, 1997        July 14, 1997
                                --------------        -------------
Closing price per share:
  Lexington. . . . . . . .         $14.75                $16.125
  Equivalent pro forma
    per share of Lafayette
    Common Stock . . . . .           2.29(1)               2.29(2)

------------------
(1) Computed by multiplying the closing price per share of Lexington Common Stock by a 0.0929 Exchange Ratio (which is the Exchange Ratio that would be utilized if the Lexington Price is $14.75) and adding $0.92.
(2) Computed by multiplying the closing price per share of Lexington Common Stock by a 0.0850 Exchange Ratio (which is the Exchange Ratio that would be utilized if the Lexington Price is $16.125) and adding $0.92.

                          THE SPECIAL MEETING

Place, Time and Date

           The Special Meeting will be held on Saturday, August 16, 1997 at 1:00 p.m., local time, at the main office of the Bank at 20th Street and Highway 13, Lexington, Missouri. This Prospectus/Proxy Statement is being sent to holders of Lafayette Common Stock and is accompanied by a form of proxy that is being solicited by the Lafayette Board for use at the Special Meeting and any adjournments or postponements thereof.

Purpose

           The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

Record Date; Shares Entitled to Vote

           The Lafayette Board has fixed the close of business on July 10, 1997 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Lafayette Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Lafayette Common Stock will be entitled to one vote. At the Record Date, there were 1,129,500 shares of Lafayette Common Stock outstanding and entitled to be voted at the Special Meeting.

Vote Required

           A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Lafayette shareholders at the Special Meeting. Abstentions will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Lafayette Common Stock. Abstentions will have the same effect as votes cast against approval of the Merger Agreement.

           As of the Record Date, the directors and executive officers of Lafayette and the Bank and their affiliates beneficially owned an aggregate of 495,800 shares of Lafayette Common Stock, which represents 43.9% of the shares entitled to be voted at the Special Meeting. Simultaneous with the execution of the Merger Agreement, all of the directors and executive officers of Lafayette and the Bank, together with Robert F. Jackson, who owns 8.4% of the outstanding shares of Lafayette, entered into agreements with Lexington pursuant to which each director agreed to vote his shares for approval of the Merger Agreement.

Proxies

           Holders of Lafayette Common Stock may vote either in person or by properly executed proxy. Shares of Lafayette Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Lafayette Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Lafayette Board knows of no such other matters.

           Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Lafayette, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Lafayette Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

            The proxy for the Special Meeting is being solicited on behalf of the Lafayette Board. The expense of soliciting proxies for the Special Meeting will be borne by Lafayette. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Lafayette in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Lafayette Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Lafayette will reimburse them for their expenses in doing so.

                            THE MERGER

           The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

General

           The Merger Agreement provides for the merger of Lafayette with and into a wholly-owned subsidiary Lexington, which will then be merged into Lexington. The separate existence of Lafayette will cease upon completion of the Merger. It is currently intended that after consummation of the Merger the Bank will operate as a subsidiary of Lexington. While Lexington and Lafayette believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

Merger Consideration

           Upon consummation of the Merger, each outstanding share of Lafayette Common Stock (excluding any Excluded Shares) will be converted into the right to receive $0.92 in cash plus a number of shares of Lexington Common Stock equal to the Exchange Ratio. Each holder of Lafayette Common Stock who would otherwise be entitled to a fractional share of Lexington Common Stock will receive cash in lieu thereof determined by multiplying such fraction by a number equal to $0.92 plus the Exchange Ratio multiplied by the Lexington Price. The Exchange Ratio will be (a) 0.0977 if the average last price per share of Lexington Common Stock as reported in The Wall Street Journal for each of the twenty trading days immediately preceding the Effective Date (the Lexington Price) is greater than $12.00 and less than $14.00, (b) the result obtained by dividing $1.17 by the Lexington Price if the Lexington Price is $12.00 or less, or (c) the result obtained by dividing $1.37 by the Lexington Price if the Lexington Price is $14.00 or greater. Accordingly, the combined value of the cash and Lexington Common Stock to be received by Lafayette shareholders will range from $2.09 to $2.29 (valuing the Lexington Common Stock at the Lexington Price). The total amount of cash to be paid by Lexington will be approximately $1,039,140.

           Because the number of shares of Lexington Common Stock to be received by Lafayette shareholders will depend on the market price of Lexington Common Stock, the exact number of shares to be received by Lafayette shareholders and the value of these shares will not be known until the Effective Date. On July 14, 1997, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Lexington Common Stock, as reported on the Nasdaq SmallCap Market, was $16.125. If the Lexington Price is $16.125, Lafayette shareholders would receive $0.92 in cash plus 0.0850 shares of Lexington Common Stock, which would have a combined value of $2.29 (valuing the shares of Lexington Common Stock at the Lexington Price). Lafayette shareholders should note, however, that the market price of the Lexington Common Stock they may receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Lexington, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Lexington Common Stock certificates.

Effective Date of the Merger

           Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur on such date as Lexington notifies Lafayette in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the third calendar quarter of 1997. Either Lexington or Lafayette may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1997.

Exchange of Lafayette Stock Certificates

           As promptly as practicable after the Effective Date, Lexington, or an exchange agent designated by Lexington, will send to each holder of record of Lafayette Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Lafayette Common Stock for a certificate or certificates representing the Lexington Common Stock and cash into which such holder's shares of Lafayette Common Stock were converted in the Merger and cash for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

           LAFAYETTE SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

           Upon surrender of all of the certificates for Lafayette Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to Lexington and the exchange agent selected by Lexington, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of Lexington Common Stock to which such holder is entitled, a check for the cash portion of the Merger consideration and, where applicable, a check for any fractional share interest (without interest).

           All shares of Lexington Common Stock issued to the holders of Lafayette Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. After the Effective Date, the stock transfer books of Lafayette will be closed, and there will be no transfers on the transfer books of Lafayette of the shares of Lafayette Common Stock that were outstanding immediately prior to the Effective Date.

Background of the Merger

           From time to time, management of Lafayette has studied the possibility of a strategic business combination that would enhance the ability of Lafayette to compete in the increasingly consolidated financial institutions industry and to maximize the long-term value of shareholders' interest. Under such a business combination, management considered various possible options of (i) expanding the base of operations and market area through additional facilities, (ii) acquiring another financial institution, and (iii) strategically combining with another financial institution.

           In July 1996, Erwin Oetting, Jr., President and Chairman of the Board of Lexington, and William J. Huhmann, Chairman of the Board of Lafayette, and Donald L. Coen, Secretary of Lafayette, met at Mr. Huhmann's suggestion to discuss a possible combination of Lafayette and Lexington. The focus of such meeting was strategic philosophy, and did not involve a discussion of price or other significant terms of a merger or similar transaction.

           Additional discussions relating to structure, terms of a proposed merger and organizational issues occurred during the period from the date of the original meeting in July 1996 through October 1996. The parties discussed whether Lafayette would become a subsidiary of Lexington, what positions Lafayette management would hold in the Bank and Lexington after the Merger, and in what form the merger consideration would be paid. Lafayette and Lexington determined that the merger consideration should consist of a combination of cash and Lexington Common Stock as a compromise of both parties' interests. Lafayette desired that a portion of the consideration be in the form of Lexington Common Stock so that its receipt would not trigger income tax liability on the part of Lafayette shareholders. Lexington, on the other hand, desired to pay the merger consideration in cash since it had excess capital as a result of the completion of its initial public offering in June 1996. On October 30, 1996, a draft merger agreement was presented to the management of Lafayette. A special meeting of the Board of Directors was held on November 7, 1996 to review and discuss the proposed merger with Lexington. The Lafayette Board approved the engagement of Humphrey, Farrington & McClain as legal counsel to review and represent Lafayette in the negotiations with Lexington and authorized Mr. Farrington to engage such other special counsel as needed for securities law matters. In addition, the Lafayette Board authorized management to proceed with negotiations with Lexington. The Lafayette Board did not solicit any other offers to engage in a business combination. The Lafayette Board believed that Lexington's proposal was very strong and in the best interests of Lafayette, its shareholders and its customers. Accordingly, the Lafayette Board determined to pursue negotiations with Lexington on an exclusive basis. Additional special meetings of the Lafayette Board were also held on December 4 and 7, 1996 to update the Board on the status of merger discussions and to review the status of the merger agreement with Lexington.

           Following these meetings, management of Lafayette and Lexington met to negotiate further the terms of the merger, which resulted in the final Merger Agreement. A special meeting of the Boards of Directors of Lafayette and the Bank were held on March 12, 1997 to consider the merger between Lafayette and Lexington. A discussion regarding the fairness of the offer and the need to obtain an independent fairness opinion or solicit other offers was held. Management stated that considering the length of the negotiation process and the successful negotiation of issues that the Lafayette Board and management had raised, it considered the offer to be fair and that the interest of the Lafayette stockholders would be best served with a merger with Lexington. Accordingly, the Lafayette Board concluded that the benefits of a fairness opinion did not justify the costs to Lafayette and its shareholders. Following the discussions on the merger, both Boards unanimously approved the Merger Agreement. The Merger Agreement was signed on March 12, 1997 by Lafayette and Lexington.

Reasons for the Merger and Recommendation of the Lafayette Board

           The Lafayette Board, at its meeting held on March 12, 1997, considered the Merger Agreement and determined it to be fair and in the best interests of Lafayette and its shareholders. In reaching its determination to approve the Merger Agreement, the Lafayette Board considered a number factors, including, without limitation, the following:

           (i) The rapid consolidation and increasing nationwide competition in the financial services industry and the need to anticipate and best position Lafayette in light of industry trends;

           (ii) The positive impact that a combination of Lafayette and Lexington would have on the communities served by Lafayette and especially in the city of Lexington, Missouri, where Lafayette and Lexington have their home offices;

           (iii) The financial terms of the merger and the effect of such terms on Lafayette's shareholders, and the determination that such terms were consistent with Lafayette's long-term strategy of enhancing shareholder value;

           (iv) The opportunities created by the Merger to leverage Lafayette's technology, products, and lines of business through Lexington and the possibility of achieving a cost savings and operating efficiencies through, among other things, the elimination of duplication of efforts;

           (v) The Lafayette Board's belief that the Merger would enhance shareholder value by, among other things, expanding and diversifying the combined company's customer base, revenue stream, loan portfolio and funding sources, and reducing the combined company's exposure to business sector and operational risks; and

           (vi) The likelihood that the Merger would receive requisite regulatory approvals.

           The foregoing discussion of the information and factors considered by the Lafayette Board is not intended to be exhaustive, but includes all material factors considered by the Lafayette Board. The Lafayette Board did not identify any material disadvantages of the Merger. In reaching its determination to approve the Merger Agreement, the Lafayette Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger, and considering the matters discussed above, the Lafayette Board unanimously approved the Merger Agreement as being in the best interest of Lafayette and its shareholders.

           For the reasons set forth above, the Lafayette Board has approved the Merger Agreement as advisable and in the best interests of Lafayette and Lafayette shareholders and recommends that the shareholders of Lafayette vote FOR the approval of the Merger Agreement.
---
Interests of Certain Persons in the Merger

           The directors and executive officers of Lafayette and the Bank, together with their affiliates, beneficially owned a total of 495,800 shares of Lafayette Common Stock (representing 43.9% of all outstanding shares of Lafayette Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Lafayette. Certain members of Lafayette's management and the Lafayette Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Lafayette generally. The Lafayette Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

           Following the Merger, Mr. Huhmann, Mr. Thompson and Mr. Coen will enter into three-year employment agreements with Lexington and the Bank. Pursuant to Mr. Huhmann's agreement, he will serve as Chairman of the Board of Directors of the Bank and Chief Financial Officer/Chief Operating Officer of the Bank. Mr. Huhmann will also serve as Senior Vice President/Chief Financial Officer of Lexington. Pursuant to Mr. Thompson's agreement, he will serve as President and Chief Executive Officer of the Bank and as a Vice President of Lexington. Pursuant to Mr. Coen's agreement, he will serve as an Executive Vice President of the Bank. The salaries for all of these persons have not yet been determined, but are expected to be comparable to their current salaries.

Certain Federal Income Tax Consequences

           The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Lafayette shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

           The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. As parties to a reorganization, neither Lexington nor Lafayette will recognize gain or loss as a result of the Merger.

           A holder of Lafayette Common Stock who receives a combination of Lexington Common Stock and cash in exchange for Lafayette Common Stock will recognize any capital gain realized in the transaction but will not recognize any loss realized in the transaction. The amount of capital gain that is recognized will be calculated separately for each block of Lafayette Common Stock surrendered, in an amount equal to the lesser of (i) the amount of gain realized in respect of such block (i.e., the excess of (a) the sum of the amount of cash and the fair market value of Lexington Common Stock received that is allocable to such block of Lafayette Common Stock over (b) the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. Such capital gain will constitute long-term capital gain if such block of Lafayette Common Stock has been held for more than one year at the Effective Time. For this purpose, all of the cash and Lexington Common Stock received by a holder will be allocated proportionately among the blocks of Lafayette Common Stock surrendered by such holder. The tax basis of the Lexington Common Stock received in exchange for a block of Lafayette Common Stock will be equal to the tax basis of such surrendered block of Lafayette common Stock, decreased by the amount of cash received in respect of such block and increased by the amount of gain recognized in respect of such block. The holding period of the Lexington Common Stock will include the holding period of such block of Lafayette Common Stock surrendered.

           A holder of Lafayette Common Stock who receives cash in lieu of fractional shares of Lexington Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by Lexington. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the Lafayette Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the Lafayette Common Stock has been held by the holder for more than one year at the Effective Time.

           Each holder of Lafayette Common Stock that receives Lexington Common Stock in the Merger will be required to retain records and file with such holder's Federal income tax return a statement setting forth certain facts relating to the Merger. It is also expected that holders of Lafayette Common Stock will be asked to indicate in the letter of transmittal their tax basis in the shares of Lafayette Common Stock surrendered.

           Consummation of the Merger is conditioned upon the receipt by Lexington of an opinion of Breyer & Aguggia, special counsel to Lexington, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Lafayette shareholders to the extent they receive Lexington Common Stock in exchange for shares of Lafayette Common Stock. Lexington and Lafayette may waive receipt of such tax opinion. However, if the material federal income tax consequences of the Merger are different than those described herein, Lafayette will resolicit the approval of its shareholders.

           The opinion of counsel, which will be delivered on the Effective Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Lafayette nor Lexington has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

           The foregoing is a general summary of all of the material federal income tax consequences of the Merger to Lafayette shareholders, without regard to the particular facts and circumstances of each shareholder's tax situation and status. Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder, each Lafayette shareholder should consult his or her own tax advisor regarding such shareholder's specific tax situation and status, including the specific application and effect of state, local and foreign laws to such shareholder and the possible effect of changes in federal and other tax laws.

Conduct of Business Pending the Merger

           Lafayette and the Bank have agreed in the Merger Agreement not to take certain actions without the prior approval of Lexington relating to their operations pending consummation of the Merger. These actions include, among other things, (i) issuing or selling any Lafayette Common Stock or common stock of the Bank; (ii) paying any dividends; (iii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business; (iv) changing its lending, investment, liability management or other material banking policies in any respect; (v) imposing any lien on any share of stock held by Lafayette or on any assets of Lafayette or the Bank; (vi) entering into or amending any employment agreements or any employee benefit plans or granting any salary increases (other than in the ordinary course of business); (vii) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity; (viii) amending its articles of incorporation or bylaws; (ix) settling any claims involving any liability for money damages in excess of $25,000; (x) entering into, terminating or changing any material agreements, except for those agreements that may be terminated by Lafayette without penalty upon not more than 60 days' prior written notice; and (xi) extending credit other than in accordance with existing lending policies or making or renewing any loan to any borrower if the amount of such loan, when aggregated with other extensions of credit to such borrower, would exceed $150,000. Moreover, Lafayette and the Banks are required, among other things, to operate their businesses in the usual, regular and ordinary course and to use their best efforts to preserve their business relationships and to retain key employees.

Conditions to Consummation of the Merger

           The obligations of Lafayette and Lexington to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Lafayette Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of Lexington, would deprive Lexington of the material economic or business benefits of the Merger; (iii) no court or government or regulatory authority having taken any action which enjoins or prohibits the Merger; and
(iv) receipt by Lexington and Lafayette of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger.

           The obligations of Lexington are subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by Lafayette of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement;
(ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Lafayette; (iii) William J. Huhmann, Terry L. Thompson and Donald L. Coen having entered into employment agreements with the Bank and Lexington; (iv) receipt by Lexington of an agreement from each "affiliate" of Lafayette restricting the sale of Lexington Common Stock received by such affiliate in the Merger; (v) the absence of any material adverse change in the financial position or results of operations of Lafayette; (vi) the number of Dissenting Shares not exceeding 5% of the outstanding shares of Lafayette Common Stock; and (vii) there being no more than 11.666 shares of common stock of the Bank outstanding that are not owned by Lafayette.

           The obligations of Lafayette are also subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by Lexington of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; and (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Lexington.

Regulatory Requirements

           The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act. The Merger is also subject to the approval of the Division. An application for approval of the Merger was filed with the Federal Reserve Board and the Division on June 30, 1997.

           The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

           Lexington and Lafayette are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

           The Merger Agreement provides that if the Merger has not been consummated by December 31, 1997, the Merger Agreement may be terminated by Lexington or Lafayette. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Lafayette's shareholders, there can be no assurance that the Merger will be consummated by December 31, 1997. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

No Solicitation

           Lafayette has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to, or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Lafayette or any of its subsidiaries or any merger or other business combination with Lafayette or any of its subsidiaries.

Dissenters' Rights

           Under the Missouri GBCL, stockholders of Lafayette will have dissenters' rights with respect to the Merger. Such rights will entitle stockholders to receive the fair value of their shares of Lafayette Common Stock rather than having such shares converted into the right to receive the cash and shares of Lexington Common Stock as described above, if the stockholders follow the procedures set forth in Section 351.455 of the Missouri GBCL. Accompanying this Proxy Statement as Appendix B is a copy of the text of Section 351.455 of the Missouri GBCL, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of the Lafayette Common Stock.

           A stockholder who wishes to exercise his or her dissenters' rights must deliver to Lafayette prior to or at the Special Meeting a written objection to the Merger Agreement, must not vote in favor of approval of the Merger Agreement and must make a written demand on Lexington, as the surviving corporation, within 20 days after the Merger is consummated for the fair value of his or her shares. All stockholders who deliver a written objection to Lafayette and who do not vote in favor of approval of the Merger Agreement will be notified when the Merger is consummated. The fair value of dissenters' shares shall be determined as of the day prior to the Special Meeting.

           If within 30 days after the Effective Time the value of the dissenting stockholder's shares is agreed upon between the dissenting stockholder and Lexington, payment therefor will be made within 90 days after the Effective Time upon surrender of the certificate(s) representing such shares.

           If within 30 days after the Effective Time the dissenting stockholder and Lexington do not agree as to the fair value of such stockholder's shares, then, within 60 days after expiration of such 30 day period, the dissenting stockholder may file a petition asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against Lexington for the amount of such fair value as of the day prior to the Special Meeting, together with interest thereon. The "fair value" determined by the court may be more or less than the amount offered to Lafayette stockholders under the Merger Agreement. The judgment will be payable only upon the surrender of the certificates representing such stockholder's shares of Lafayette Common Stock. A dissenting stockholder who does not file a petition within the specified time frame will be conclusively presumed to have approved the Merger Agreement and will receive cash and Lexington Common Stock in exchange for his or her shares in accordance with the terms of the Merger Agreement.

           The failure of a holder of Lafayette Common Stock to vote against the Merger will not itself constitute a waiver of the right to receive payment for his or her shares in accordance with the Merger Agreement, nor will a vote against the Merger satisfy the notice requirements referred to above.

Amendment; Waiver; Termination

           Lexington may elect to modify the structure of the Merger; provided, however, that Lexington shall not have the right to make any revision to the structure of the Merger which (i) changes the amount or kind of the consideration which the Lafayette shareholders are entitled to receive or (ii) adversely affects the tax treatment to Lafayette shareholders of receiving such consideration. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefitted by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of Lexington and Lafayette. After approval of the Merger Agreement by the shareholders of Lafayette, the Merger Agreement may not, without further approval of such shareholders, be amended in any manner that would alter the consideration to be received by Lafayette shareholders in exchange for their Lafayette Common Stock.

           The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Lexington and Lafayette shareholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Merger is not consummated by December 31, 1997; or (iv) by either party if the shareholders of Lafayette fail to approve the Merger Agreement or written notice is received which states that any required regulatory approval has not been approved or has been denied.

           In the event of the valid termination of the Merger Agreement by either Lexington or Lafayette, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

Termination Fee

           As a condition and inducement to Lexington's entering into the Merger Agreement and in consideration thereof, Lafayette has agreed to pay to Lexington a termination fee of $100,000 under certain circumstances. Such fee may be demanded by Lexington in the event that (i) the Merger Agreement is terminated because Lafayette and the Bank and their respective directors do not use all reasonable efforts to consummate the Merger in accordance with the terms of the Merger Agreement; (ii) Lafayette terminates the Merger Agreement for any reason other than (A) with the mutual consent of Lexington, (B) because of a material breach by Lexington that cannot be or has not been cured within 30 days after written notice of such breach (but only if such breach is willful and at such time as Lafayette exercises its right to terminate the Merger Agreement Lexington is not entitled to terminate the Merger Agreement because of a material breach by Lafayette, because the Merger has not been consummated by December 31, 1997 or because the shareholders of Lafayette failed to approve the Merger Agreement or a required regulatory approval has been denied) or (C) because the Merger has not been consummated by December 31, 1997; (iii) Lexington terminates the Merger Agreement as a result of Lafayette or the Bank having committed a material breach that cannot be or has not been cured within 30 days after written notice of such breach; or (iv) the Merger is not completed by March 12, 1998 and any of the following occurs: (A) a third party acquires beneficial ownership of 25% or more of the then outstanding Lafayette Common Stock; (B) Lafayette, without the written consent of Lexington, enters into or recommends to Lafayette stockholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Lafayette, the purchase, acquisition or lease of substantially all of the assets of Lafayette or the purchase or other acquisition of securities representing 10% or more of the voting power of Lafayette; or (C) a bona fide proposal to engage in an Acquisition Transaction is made to Lafayette by a third party, and after such proposal is made either Lafayette willfully breaches the Merger Agreement entitling Lexington to terminate the Merger Agreement, Lafayette stockholders fail to approve the Merger Agreement at the Special Meeting, the Special Meeting is canceled without the fault of Lexington, or Lafayette's Board of Directors withdraws or modifies in a manner adverse to Lexington its recommendation to stockholders to approve the Merger Agreement.

           Lafayette will not be required to pay the termination fee if, prior to the occurrence of any of the events described in clause (iv) above, Lafayette validly terminates the Merger Agreement with the mutual consent of Lexington or because any regulatory authority has denied approval of the Merger. The termination fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Lafayette from potential third party acquirors because the termination fee could increase the cost of such acquisition. To the best of Lafayette's knowledge, no event that would permit Lexington to demand payment of the termination fee has occurred as of the date of this Prospectus/Proxy Statement.

Resale of Lexington Common Stock

           The shares of Lexington Common Stock to be issued to shareholders of Lafayette upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Lafayette or Lexington as that term is defined in the rules under the Securities Act. Lexington Common Stock received by those shareholders of Lafayette who are deemed to be "affiliates" of Lafayette may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Lafayette generally include individuals or entities that control, are controlled by or are under common control with, Lafayette, and may include the executive officers and directors of Lafayette as well as certain principal shareholders of Lafayette. In the Merger Agreement, Lafayette has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Lafayette to enter into an agreement with Lexington providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Lexington Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of Lexington Common Stock received by affiliates of Lafayette.

Accounting Treatment

           The Merger, if completed as proposed, will be treated as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Lafayette will be recorded on the books of Lexington at their respective fair values at the time of consummation of the Merger.

           The unaudited pro forma data contained in this Prospectus/Proxy Statement has been prepared using the purchase method of accounting to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

Expenses

           The Merger Agreement provides that Lexington and Lafayette each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

                       PRO FORMA FINANCIAL INFORMATION

           The following unaudited pro forma condensed combined financial statements give effect to the Merger under the purchase method of accounting. These pro forma financial statements are presented for illustration purposes only, and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of the operating results and financial position which may occur in the future. Amounts allocated to the Lafayette tangible and intangible assets acquired by Lexington will be based upon the estimated fair values at the Effective Date of the Merger. The allocation of the purchase price in the accompanying unaudited pro forma condensed combined financial statements is based on management's preliminary estimates and is subject to revision based on further studies and valuations. For a description of certain matters with respect to the accounting of the Merger under the purchase method of accounting, see "THE MERGER -- Accounting Treatment."

           A pro forma condensed combined statement of financial condition is provided as of March 31, 1997, giving effect to the Merger as though it had been consummated on that date. Pro forma condensed combined statements of operations are provided for the six months ended March 31, 1997 and the year ended September 30, 1996, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented.

           The pro forma condensed combined financial statements have been prepared based on a 0.0929 Exchange Ratio. The actual Exchange Ratio will depend on the Lexington Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.0929.

           The pro forma condensed combined financial statements include all adjustments (consisting only of normal recurring entries) which the respective managements of Lexington and Lafayette believe are necessary for the fair presentation of the information presented. The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Lexington and Lafayette, and should be read in conjunction with the separate historical consolidated financial statements of Lexington and Lafayette, including the notes thereto, presented elsewhere in this Prospectus/Proxy Statement.

         Pro Forma Condensed Combined Statement of Financial Condition
                                March 31, 1997
                                 (unaudited)

                                               Acquisition
                                                Entries           Pro Forma
                 Lexington    Lafayette(1)    Debit   Credit      Combined
                 ---------    ------------    -----   ------      --------
                                      (In Thousands)

Assets
Cash . . .        $   680      $   256       $   --  $    --      $   936
Interest-
 bearing
 deposits.          4,800        1,416           --    1,129(3)     5,087
Certificates
 of deposit         1,525           --           --       --        1,525
Investment
 securities
 available-
 for-sale.          3,495          112           --       --        3,607
Investment
 securities
 held-to-
 maturity.            871       13,993           --       --       14,864
Mortgage-backed
 securities
 available-for-
 sale. . .          1,959           --           --       --        1,959
Federal funds
 sold. . .             --          850           --       --          850
Stock in
 Federal Home
 Loan Bank.           464          114           --       --          578
Loans
 receivable        44,628       15,735           --       --       60,363
Accrued
 interest
 receivable           369          376           --       --          745
Premises and
 equipment.           368          388           --       --          756
Foreclosed
 real estate           11           --           --       --           11
Goodwill. .            --          327          738(3)    --        1,065
Other assets          578          158        1,990(3) 1,990(4)       736
  Total           -------      -------       ------   ------      -------
   assets .       $59,748      $33,725       $2,728   $3,119      $93,082
                  =======      =======       ======   ======      =======
Liabilities and
 Stockholders'
 Equity
Liabilities
Deposits. .       $42,359      $30,554       $   --   $   --      $72,913
Advances from
 Federal Home
 Loan Bank .           --          340           --       --          340
Notes payable          --          558           --       --          558
Advances from
 borrowers for
 taxes and
 insurance .           88           --           --       --           88
Other
 liabilities          796          283           --       --        1,079
  Total           -------      -------       ------   ------      -------
   liabilities     43,243       31,735           --       --       74,978

Stockholders'
 Equity
 Preferred
  stock. .             --           --           --       --           --
 Common stock          13        1,130        1,130(4)    --           13
 Paid-in
  capital.         12,088           35           35(4)    --       12,088
 Retained
  earnings          8,005          830          830(4)    --        8,005

 Unrealized gain
  (loss) on
  securities           18           (5)          --        5(4)        18
 Treasury stock    (2,699)          --           --    1,599(3)    (1,100)
 Unearned ESOP
  shares .           (920)          --           --       --         (920)
    Total         -------      -------       ------   ------      -------
     stockholders'
     equity        16,505        1,990        1,995    1,604      18,104
    Total         -------      -------       ------   ------     -------
     liabilities
     and stock-
     holders'
     equity       $59,748      $33,725       $1,995   $1,604     $93,082
                  =======      =======       ======   ======     =======

 See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

         Pro Forma Condensed Combined Statement of Operations
                    Six Months Ended March 31, 1997
                               (unaudited)

                                             Pro Forma
                                              Adjustments         Pro Forma
                 Lexington    Lafayette(1)    Debit   Credit      Combined
                 ---------    ------------    -----   ------      --------
                           (In Thousands, Except Per Share Data)

Interest Income
 Interest
  and fees
  on loans. . .   $1,888       $  751        $  --    $ --        $2,639
 Investment
  securities. .      415          429           37(5)   --           807
    Total         ------       ------        -----    ----        ------
     interest
     income . .    2,303        1,180           37      --         3,446

Interest Expense
 Deposits . . .    1,148          602           --      --         1,750
 Advances from
  Federal Home
  Loan Bank . .       --           11           --      --            11
 Notes payable.       --           31           --      --            31
   Total interest ------       ------        -----    ----        ------
    expense . .    1,148          644           --      --         1,792
  Net interest    ------       ------        -----    ----        ------
   income . . .    1,155          536           37      --         1,654

Provision for
 Loan Losses. .       21           20           --      --            41
  Net interest    ------       ------        -----    ----        ------
   income after
   provision for
   loan losses.    1,134          516           37      --         1,613

Non-interest
 Income
 Service charges
  and other fees      13           96           --      --           109
 Commissions, net     10           12           --      --            22
 Income from
  foreclosed
  assets. . . .       --           --           --      --            --
 Gain on sale of
  investments .       --           --           --      --            --
 Other. . . . .       19           19           --      --            38
   Total non-     ------       ------        -----    ----        ------
    interest
    income. . .       42          127           --      --           169

Non-interest Expense
 Employee salaries
  and benefits .     313          269           --      --           582
 Occupancy costs      33           48           --      --            81
 Advertising . .       7           --           --      --             7
 Data processing      34           --           --      --            34
 Federal insurance
  premiums . . .      28           21           --      --            49
 Other . . . . .     204          121           25(5)   --           350
   Total non-     ------       ------        -----    ----        ------
    interest
    expense. . .     619          459           25      --         1,103
   Income before  ------       ------        -----    ----        ------
    income taxes     557          184           62      --           679

Income taxes . .     201           68           --      15(5)        254
                  ------       ------        -----    ----        ------
    Net income .  $  356       $  116       $   62    $ 15        $  425
                  ======       ======       ======    ====        ======
Net income per
 share . . . . .  $ 0.31       $ 0.10                             $ 0.34
                  ======       ======                             ======
Average shares
 outstanding   1,144,402    1,129,500                          1,249,310
               =========    =========                          =========

See accompanying Notes to Pro Forma Condensed Combined Financial Statements

               Pro Forma Condensed Combined Statement of Operations
                        Year Ended September 30, 1996(1)
                                  (unaudited)

                                                Pro Forma
                                              Adjustments         Pro Forma
                 Lexington    Lafayette(1)    Debit   Credit      Combined(2)
                 ---------    ------------    -----   ------      -----------
                           (In Thousands, Except Per Share Data)

Interest Income
 Interest and
  fees on loans   $3,350       $1,481        $  --    $ --        $4,831
 Investment
  securities. .      723          853           73(5)   --         1,503
   Total          ------       ------        -----    ----        ------
    interest
    income. . .    4,073        2,334           73      --         6,334

Interest Expense
 Deposits. . . .   2,333        1,172           --      --         3,505
 Advances from
  Federal Home
  Loan Bank. . .      --           21           --      --            21
 Notes payable .      --           70           --      --            70
   Total interest ------       ------        -----    ----        ------
    expense. . .   2,333        1,263           --      --         3,596
   Net interest   ------       ------        -----    ----        ------
    income . . .   1,740        1,071           73      --         2,738

Provision for
 Loan Losses . .      10           33           --      --            43
   Net interest   ------       ------        -----    ----        ------
    income after
    provision for
    loan losses.   1,730        1,038           73      --         2,695

Non-interest Income
 Service charges
  and other fees      24          184           --      --           208
 Commissions, net     26           23           --      --            49
 Income from
  foreclosed
  assets . . . .       9           --           --      --             9
 Gain on sale of
  investments. .      --            9           --      --             9
 Other . . . . .      40           29           --      --            69
   Total non-     ------       ------        -----    ----        ------
    interest
    income . . .      99          245           --      --           344

Non-interest Expense
 Employee salaries
  and benefits. .    470          502           --      --           972
 Occupancy costs.     58          107           --      --           165
 Advertising. . .     11           --           --      --            11
 Data processing.     58           --           --      --            58
 Federal insurance
  premiums. . . .    378           25           --      --           403
 Other. . . . . .    169          228           50(5)   --           447
   Total non-     ------       ------        -----    ----        ------
    interest
    expense . . .  1,144          862           50      --         2,056
   Income before  ------       ------        -----    ----        ------
    income taxes.    685          421          123      --           983

Income taxes. . .    224          154           --      37(5)        341
                  ------       ------        -----    ----        ------
   Net income . . $  461       $  267       $  123    $ 37        $  642
                  ======       ======       ======    ====        ======
Net income per
 share. . . . . . $ 0.40       $ 0.24                             $ 0.51
                  ======       ======                             ======
Average shares
 outstanding   1,164,464    1,129,500                          1,258,614
               =========    =========                          =========

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

Notes to Pro Forma Condensed Combined Financial Statements

(1) Lafayette financial data is as of March 31, 1997, adjusted for the repurchase of minority bank shares at the maximum repurchase price of 150% of book value per share of the Bank at September 30, 1996.
(2) The historical financial information for Lafayette is for the year ended December 31, 1996. The pro forma combined statement of operations for the year ended September 30, 1996 is based upon the combined historical statement of operations for Lexington for its fiscal year ended September 30, 1996 and Lafayette for its fiscal year ended December 31, 1996.
(3) The entries to record the acquisition of Lafayette reflect the purchase method of accounting on the assumption that cash and 104,908 shares of Lexington Common Stock, now held in treasury, will be exchanged for 1,129,500 shares (100%) of Lafayette Common Stock. The entries reflect a stock price of $14.75 for Lexington Common Stock which was the closing price at March 11, 1997, the last full trading day preceding the public announcement of the Merger. The exchange reflects $0.92 in cash and
     0.0929 shares of Lexington Common Stock for each share of Lafayette Common Stock. Lexington has determined that the difference between the carrying amounts and estimated fair market values of Lafayette's financial instruments and fixed assets are not material.
(4) Elimination adjustment to pro forma condensed combined statement of financial condition.
(5) The pro forma adjustments represent the estimated lost investment income computed at 6.50% per annum and annual amortization of the excess cost over equity in the net assets of Lafayette. Amortization is on a straight-line basis over fifteen years and is assumed not to be tax deductible. The computation assumes a 40% effective income tax rate.
     The excess cost is based on the assumption that cash and 104,908 shares of Lexington Common Stock, now held in treasury, will be exchanged for 1,129,500 shares (100%) of Lafayette Common Stock. The entries reflect a stock price of $14.75 for Lexington Common Stock which was the closing price at March 11, 1997, the last full trading day preceding the public announcement of the Merger. The exchange reflects $0.92 in cash and
     0.0929 shares of Lexington Common Stock for each share of Lafayette Common Stock. Lexington has determined that the difference between the carrying amounts and estimated fair market values of Lafayette's financial instruments and fixed assets are not material.

               MANAGEMENT AND OPERATIONS AFTER THE MERGER

            As a result of the Merger, the separate existence of Lafayette will cease and Lexington will succeed to all of the assets and liabilities of Lafayette. Lexington will have two direct subsidiaries, the Bank and B & L Bank. The Bank will continue to operate as a Missouri-chartered bank while B & L Bank will continue to operate as a federally chartered savings bank.

           The directors and officers of Lexington immediately prior to the Effective Time of the Merger will continue as the directors and officers of Lexington after the Effective Time of the Merger. After the Effective Time of the Merger, Erwin Oetting Jr., the President of Lexington, together with two or more other persons chosen by Lexington, will join the Board of Directors of the Bank.

         William J. Huhmann will serve as Chairman of the Board of Directors of the Bank and Chief Financial Officer/Chief Operating Officer of the Bank. Mr. Huhmann will also serve as Senior Vice President/Chief Financial Officer of Lexington. Terry L. Thompson will serve as President and Chief Executive Officer of the Bank and as a Vice President of Lexington. Donald L. Coen will serve as an Executive Vice President of the Bank. All three individuals will have three-year employment agreements with Lexington and the Bank. See "THE MERGER -- Interests of Certain Persons in the Merger."

           Following the Effective Time, Lexington will establish a committee comprised of the three senior management officials of the Bank and the four senior management officials of B & L Bank for the purpose of advising the Lexington Board of Directors with respect to the management and operating strategies of Lexington's depository institution subsidiaries.

                BUSINESS OF LEXINGTON B & L FINANCIAL CORP.
General

           Lexington, a Missouri corporation, was organized on November 29, 1995 for the purpose of becoming the holding company for B & L Bank upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("Conversion"). The Conversion was completed on June 5, 1996 through the issuance of 1,265,000 shares of common stock by Lexington at a price of $10.00 per share to certain former mutual members of B & L Bank and the general public. At September 30, 1996, Lexington had total assets of $61.7 million, total deposits of $42.2 million and total equity of $18.8 million, or 30.4% of adjusted total assets, on a consolidated basis.

           B & L Bank was originally chartered in 1887 as a Missouri-chartered mutual savings and loan association under the name "The Lexington Building and Loan Association," and converted to a federal charter and adopted the name "The Lexington Building and Loan Association, F.A." in June 1995. B & L Bank is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. B & L Bank's deposits are federally insured by the FDIC under the Savings Association Insurance Fund ("SAIF"). B & L Bank is a member of the Federal Home Loan Bank ("FHLB") System.

           B & L Bank is a community oriented financial institution that engages primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage loans within B & L Bank's market area. B & L Bank is a portfolio lender and generally does not sell the mortgage loans that it originates. At September 30, 1996, one- to four-family residential mortgage loans totalled $40.5 million, which represented 89.0% of B & L Bank's total gross loans at that date. To a lesser extent, lending activities also have included the origination of multi-family, commercial real estate, construction, and consumer loans.

Market Area

           Lexington, Missouri is located on the southern bank of the Missouri River approximately 45 miles east of Kansas City, Missouri. Lexington, estimated population of 4,900, is the county seat and the largest town in Lafayette County. Lafayette County is predominately rural and contains several small towns, although the western portions are becoming bedroom communities for commuters to jobs in the Kansas City metropolitan area. B & L Bank considers its market area for loans and savings deposits to encompass Lafayette County and the bordering areas of three surrounding counties (southern Ray County, northern Johnson County and western Jackson County).

           The Lafayette County economy has its roots in agriculture, although agriculture has declined as a source of revenue over the decades. Most of the employment today is primarily based in services, light manufacturing, state and local government and retail trade. The largest employer in Lafayette County is S&K Industries, a wood products manufacturer that employees approximately 300 people, according to the Lexington Chamber of Commerce. Tourism is also part of the local economy as Lexington has historic ties to the Civil War.

Lending Activities

           General. The principal lending activity of B & L Bank is the origination of conventional mortgage loans for the purpose of purchasing, constructing or refinancing owner-occupied, one- to four-family residential property. To a significantly lesser extent, B & L Bank also originates multi-family, commercial real estate, land and consumer loans. B & L Bank's net loans receivable totalled $45.3 million at September 30, 1996, representing 73.5% of consolidated total assets.

           Loan Portfolio Analysis. The following table sets forth the composition of B & L Bank's loan portfolio by type of loan and type of security as of the dates indicated. B & L Bank had no concentration of loans exceeding 10% of total gross loans other than as set forth below.

                                        At September 30,
                     ---------------------------------------------------------
                           1996                1995                1994
                     -----------------   ----------------    -----------------
                     Amount    Percent   Amount    Percent   Amount    Percent
                     ------    -------   ------    -------   ------    -------
                                       (Dollars in Thousands)
Type of Loan:

 One- to four-
  family. . . . .   $40,537     88.51%  $37,486     90.07%   $35,435    88.38%
 Commercial real
  estate and
   multi-family .     1,120      2.45       978      2.35      1,223     3.05
 Land . . . . . .       489      1.07       483      1.16        549     1.37
 Construction . .       613      1.34       427      1.02      1,340     3.34
  Total mortgage    -------    ------   -------    ------    -------   ------
   loans. . . . .    42,759     93.37    39,374     94.60     38,547    96.14
Other Loans:
 Home equity. . .       486      1.06       301      0.72        184     0.46
 Loans on savings
  accounts. . . .     1,210      2.64       844      2.03        643     1.61
 Automobile loans     1,090      2.38       839      2.02        534     1.33
 Other. . . . . .       253      0.55       262      0.63        185     0.46
                    -------    ------   -------    ------    -------   ------
   Total other
    loans . . . .     3,039      6.63     2,246      5.40      1,546     3.86
                    -------    ------   -------    ------    -------   ------
   Total loans. .    45,798    100.00%   41,620    100.00%    40,093   100.00%
                               ======              ======              ======
Less:
 Loans in process       249                 308                  536
 Allowance for
  possible loan
  losses. . . . .       201                 201                  178
  Loans receivable, -------             -------              -------
   net. . . . . .   $45,348             $41,111              $39,379
                    =======             =======              =======
Type of Security:

 One- to four-
  family. . . . .   $41,636     90.91%  $38,214     91.81%   $36,959    92.18%
 Commercial real
  estate and
  multi-family. .     1,120      2.45       978      2.35      1,223     3.05
 Land . . . . . .       489      1.07       483      1.16        549     1.37
 Savings accounts     1,210      2.64       844      2.03        643     1.61
 Automobile . . .     1,090      2.38       839      2.02        534     1.33
 Other. . . . . .       253      0.55       262      0.63        185     0.46
                    -------    ------   -------    ------    -------   ------
  Total . . . . .    45,798    100.00%   41,620    100.00%    40,093   100.00%
                               ======              ======              ======
Less:
 Loans in process       249                 308                  536
 Allowance for
  possible loan
  losses. . . . .       201                 201                  178
  Loans receivable, -------             -------              -------
   net. . . . . .   $45,348             $41,111              $39,379
                    =======             =======              =======

          Residential Real Estate Lending. The primary lending activity of B & L Bank is the origination of mortgage loans to enable borrowers to purchase existing one- to four-family homes. Management believes that this policy of focusing on one- to four-family residential mortgage loans located in its market area has been successful in contributing to interest income while keeping credit losses to a minimum. At September 30, 1996, $40.5 million, or 88.5% of B & L Bank's gross loan portfolio, consisted of loans secured by one- to four-family residential real estate. The average principal balance of the loans in B & L Bank's one- to four-family portfolio was approximately $34,000 at September 30, 1996. B & L Bank presently originates for retention in its portfolio both adjustable rate mortgage ("ARM") loans with terms of up to 25 years and fixed-rate mortgage loans with terms of up to 10 years. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan.
The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment. At September 30, 1996, $39.5 million, or 86.2% of B & L Bank's gross loans, were subject to periodic interest rate adjustments.

          The loan fees charged, interest rates and other provisions of B & L Bank's ARM loans are determined by B & L Bank on the basis of its own pricing criteria and competitive market conditions. B & L Bank originates one-year ARM loans secured by owner-occupied residences whose interest rates and payments generally are adjusted annually to a rate typically equal to 2.875% above the one-year constant maturity U.S. Treasury ("CMT") index. B & L Bank occasionally offers ARM loans with initial rates below those that would prevail under the foregoing computations, determined by B & L Bank based on market factors and competitive rates for loans having similar features offered by other lenders for such initial periods. At September 30, 1996, the initial interest rate on ARM loans offered by B & L Bank ranged from 7.5% to 8.5% per annum. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on B & L Bank's ARM loans is generally 1% to 2% per adjustment period and the lifetime interest rate cap is generally 5% to 6% over the initial interest rate of the loan. Substantially all of B & L Bank's ARM loans have caps over the initial interest rate of 1% per adjustment period and 5% over the life of the loan.

         B & L Bank does not originate negative amortization loans. The terms and conditions of the ARM loans offered by B & L Bank, including the index for interest rates, may vary from time to time. B & L Bank believes that the adjustment features of its ARM loans provide flexibility to meet competitive conditions as to initial rate concessions while preserving B & L Bank's objectives by limiting the duration of the initial rate concession.

          A significant portion of B & L Bank's residential mortgage loans are not readily saleable in the secondary market because they are not originated in accordance with the purchase requirements of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Although such loans satisfy B & L Bank's underwriting requirements, they are non-agency-conforming because they do not satisfy collateral requirements, income and debt ratios, acreage limits, or various other requirements imposed by the FHLMC and FNMA. In addition, substantially all of B & L Bank's ARM loans have periodic interest rate caps of 1% per adjustment period and 5% lifetime over the initial loan interest rate, while FHLMC and FNMA secondary market guidelines require higher adjustment periods and lifetime caps of 2% and 6%, respectively. Accordingly, B & L Bank's non- agency-conforming loans could be sold only after incurring certain costs and/or discounting the purchase price. B & L Bank, however, currently does not intend to sell its loans. B & L Bank has historically found that its origination of non-agency-conforming loans has not resulted in high amounts of non-performing loans. In addition, B & L Bank believes that these loans satisfy a need in B & L Bank's local community. As a result, B & L Bank intends to continue to originate such non-agency-conforming loans.

          The retention of ARM loans in B & L Bank's loan portfolio helps reduce B & L Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. Furthermore, because the ARM loans originated by B & L Bank generally provide, as a marketing incentive, for initial rates of interest below the rates that would apply were the adjustment index used for pricing initially (discounting), these loans are subject to increased risks of default or delinquency. Another consideration is that although ARM loans allow B & L Bank to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, B & L Bank has no assurance that yields on ARM loans will be sufficient to offset increases in B & L Bank's cost of funds.

          While fixed-rate single-family residential real estate loans are normally originated with 10 year terms, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in B & L Bank's loan portfolio contain due-on-sale clauses providing that B & L Bank may declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, B & L Bank enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

          B & L Bank generally requires title insurance insuring the status of its lien on all of the real estate secured loans. B & L Bank also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

          Appraisals are obtained on all properties and are conducted by independent fee appraisers approved by the Board of Directors. B & L Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 80% of the lesser of the appraised value or the purchase price, with the condition that the loan-to-value ratio may be increased to 90% provided that private mortgage insurance coverage is obtained for the amount in excess of 80%.

          Income Property Lending. Historically, B & L Bank has engaged in limited amounts of commercial real estate and multi-family lending (collectively, "income property lending"). B & L Bank does not actively solicit income property loans but generally extends them as an accommodation to existing customers and intends to continue to do so in the future. At September 30, 1996, income property loans aggregated $1.1 million, or 2.5% of the gross loan portfolio.

          The average principal balance of the loans in B & L Bank's income property loan portfolio was approximately $43,000 at September 30, 1996. Substantially all of the income property loans are secured by properties located in B & L Bank's market area. Such properties include residential properties of five or more units, strip shopping malls generally containing between two and six store fronts, churches, and professional offices. Income property loans are generally made for terms of 20 years with five- to 10-year balloon payments and at variable interest rates that adjust annually to a rate typically equal to 3.0% to 3.5% above the one-year CMT index.

          Income property loans generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties often depend on successful operation and management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. B & L Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans, limiting the maximum loan-to-value ratio to 70% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. All of the properties securing B & L Bank's income property loans are inspected by B & L Bank's lending personnel before the loan is made. B & L Bank also obtains appraisals on each property in accordance with applicable regulations.

          Construction Lending. B & L Bank occasionally originates residential construction loans to individuals or local builders to construct one- to four-family homes. At September 30, 1996, construction loans totalled $613,000, or 1.3% of the gross loan portfolio.

          Substantially all construction loans made to individuals provide for B & L Bank to originate a permanent loan upon the completion of construction, which is generally an ARM loan as described under "-- Lending Activities -- Residential Real Estate Lending." The origination fee for construction loans is generally 1.5% of the principal amount. Construction loans are generally made for terms of up to six months. Loans to builders are made less frequently and may be for the construction of a pre-sold home or may be a loan to construct a speculative home (i.e., a home for which no purchaser has been identified). Loans to builders are generally limited to local builders well known to B & L Bank.

          Construction lending is generally considered to involve a higher level of risk as compared to one- to four-family residential permanent lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of value proves to be inaccurate, B & L Bank may be confronted at, or prior to, the maturity of the loan, with a project whose value is insufficient to assure full repayment. Loans for the construction of speculative homes carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due.

          Land Lending. B & L Bank originates loans secured by farm residences and combinations of farm residences and farm real estate. B & L Bank also originates loans for the acquisition of land upon which the purchaser can then build or upon which the purchaser makes improvements necessary to build upon or to sell as improved lots. At September 30, 1996, the land loan portfolio totalled $489,000, or 1.1% of total gross loans, substantially all of which were secured by properties located in B & L Bank's market area. Land loans are generally made for the same terms and at the same interest rates as those offered on income property loans, except that the loan-to-value ratio is generally limited to 60%.

          Loans secured by farm real estate generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties may, in some instances, be dependent on farm income from the properties. To address this risk, B & L Bank does not consider farm income when qualifying borrowers. In addition, such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, B & L Bank may be confronted with a property the value of which is insufficient to assure full repayment in the event of default and foreclosure.

          Consumer Lending. Consumer lending has traditionally been a small part of B & L Bank's business. Consumer loans generally have shorter terms to maturity and higher interest rates than mortgage loans. B & L Bank's consumer loans consist primarily of home equity loans, deposit account loans, automobile loans and, to a substantially lesser extent, unsecured loans. At September 30, 1996, B & L Bank's consumer loans totalled approximately $3.0 million, or 6.6% of B & L Bank's gross loans. B & L Bank intends to emphasize consumer lending to a greater degree by primarily cross-selling to its existing customer base.

          Consumer loans are made at fixed interest rates and for varying terms. Automobile and other loans are generally made for terms up to 60 months, while home equity loans are made for terms up to 10 years. With respect to substantially all home equity loans, B & L Bank holds the first mortgage on the borrower's residence.

          Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.


          Maturity of Loan Portfolio.  The following table sets forth at September 30, 1996 certain information regarding the dollar amount of loans maturing in B & L Bank's portfolio based on contractual terms to maturity, but does not include scheduled payments or potential prepayments.  Demand loans (loans having no stated repayment schedule and no stated maturity) and overdrafts are reported as due in one year or less.  Mortgage loans which have adjustable interest rates are reported as maturing at their next repricing date.  Loan balances do not include undisbursed loan proceeds, unearned discounts, and allowance for loan losses.


                                             After          After          After
                                             3 Years        5 Years        10 Years
                                             Through        Through        Through      Beyond
                   Due at September 30,      5 Years        10 Years       15 Years     15 Years    Total
                   ----------------------    -------        --------       --------     --------    -----
                   1997     1998    1999
                   ----     ----    ----
                                                            (In Thousands)
Mortgage loans:
 One- to four-
  family. . . .    $2,419   $2,398  $2,329   $4,832         $12,124        $8,777       $7,658      $40,537
 Commercial real
  estate and
  multi-family .      110       88      97      158             422           202           43        1,120
 Land. . . . . .       37       38      37       78             156           104           39          489
 Construction. .      364       --      --       --              --            --           --          364
  Total mortgage   ------   ------  ------   ------         -------        ------       ------
   loans . . . .    2,930    2,524   2,463    5,068          12,702         9,083        7,740       42,510
 Consumer and
  other loans. .    1,778      502     325      310             115             9           --        3,039
                   ------   ------  ------   ------         -------        ------       ------
    Total loans.   $4,708   $3,026  $2,788   $5,378         $12,817        $9,092       $7,740      $45,549
                   ======   ======  ======   ======         =======        ======       ======

           The following table sets forth the dollar amount of all loans due after September 30, 1997, which have fixed interest rates and have floating or adjustable interest rates.

                                                Fixed-          Floating- or
                                                Rates         Adjustable-Rates       Total
                                                -----         ----------------       -----
                                                               (In Thousands)
Mortgage loans:
 One- to four-family  . . . . . . . . .         $2,493              $35,624         $38,117
 Commercial real estate
  and multi-family. . . . . . . . . . .            188                  822           1,010
 Land . . . . . . . . . . . . . . . . .             --                  452             452
 Construction . . . . . . . . . . . . .             --                   --              --
     Total mortgage loans . . . . . . .          2,681               36,898          39,579
Consumer and other loans. . . . . . . .          1,262                   --           1,262
                                                ------              -------         -------
     Total. . . . . . . . . . . . . . .         $3,943              $36,898         $40,841
                                                ======              =======         =======
                                                     -21-


          Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans ordinarily is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give B & L Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are higher than current mortgage loan market rates.

          Loan Solicitation and Processing. Loan applicants come primarily from walk-in customers and referrals by realtors and previous and present customers of B & L Bank. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by a Board-approved independent fee appraiser who is certified by the State of Missouri.

          All mortgage loans must be approved by B & L Bank's Board of Directors. Interest rates are subject to change if the approved loan is not closed within the time of the commitment. Consumer loans up to any amounts may be approved by President Erwin Oetting, Jr., Executive Vice President E. Steva Vialle or Chief Loan Officer Mark D. Summerlin. Management of B & L Bank believes its local decision-making capabilities and the accessibility of its senior officers is an attractive quality to customers within its market area. B & L Bank's loan approval process allows consumer loans to be approved in one to two days and mortgage loans to be approved and closed in approximately two weeks.

          Loan Originations, Sales and Purchases. During the year ended September 30, 1996, B & L Bank's total gross mortgage loan originations were $8.0 million. While B & L Bank originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan depends upon relative customer demand for loans in its market.

          Consistent with its asset/liability management strategy, B & L Bank's policy has been to retain in its portfolio nearly all of the loans that it originates.

          B & L Bank has occasionally purchased whole loans and loan participation interests, primarily during periods of reduced loan demand in its market area. At September 30, 1996, $4.7 million of B & L Bank's gross loan portfolio consisted of purchased whole loans and purchased participation interests. Any such purchases are made in conformance with B & L Bank's underwriting standards. B & L Bank may decide to purchase additional loans in the future depending upon the demand for mortgage credit in its market area.

          During the fiscal year ended September 30, 1996, B & L Bank purchased $3.8 million of one- to four-family mortgage loans secured by properties located in Jefferson City, Missouri. These loans were purchased to supplement local loan demand. Subject to market conditions, B & L Bank intends to purchase additional such loans.

           The following table shows total mortgage loans originated, purchased, sold and repaid during the periods indicated. Predominately all mortgage loan originations during the periods indicated were ARM loans.

                                             Years Ended September 30,
                                            ---------------------------
                                            1996        1995       1994
                                            ----        ----       ----
                                                  (In Thousands)

Total mortgage loans at beginning
  of period . . . . . . . . . . . . . .   $39,374     $38,547    $36,655

Loans originated:
One- to four-family . . . . . . . . . .     6,589       6,372      6,750
 Commercial real estate and
  multi-family. . . . . . . . . . . . .       376         110        180
 Land . . . . . . . . . . . . . . . . .       124         170         20
 Construction . . . . . . . . . . . . .       900       1,205      1,780
   Total mortgage loans originated. . .     7,989       7,857      8,730

Loans purchased:
 One- to four-family. . . . . . . . . .     3,815          --        619

Loans sold:
 One - to four-family
  participations. . . . . . . . . . . .        --          --        125

Mortgage loan principal
 repayments . . . . . . . . . . . . . .     8,419       7,030      7,332
                                          -------     -------    -------
Net mortgage loan activity. . . . . . .     3,385         827      1,892
                                          -------     -------    -------
Total gross mortgage loans at
  end of period . . . . . . . . . . . .   $42,759     $39,374    $38,547
                                          =======     =======    =======

          Loan Commitments. B & L Bank issues, without fee, commitments for one- to four-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and at a specified interest rate and are honored for up to three months from the date of loan approval. B & L Bank had outstanding net loan commitments of approximately $880,000 at September 30, 1996, $862,000 of which were for variable rate loans. See Note L of Notes to the Consolidated Financial Statements.

          Loan Origination and Other Fees. B & L Bank, in some instances, receives loan origination fees. Loan fees are a percentage of the principal amount of the mortgage loan which are charged to the borrower for funding the loan. The amount of fees charged by B & L Bank is generally up to 1% for mortgage loans and 1.5% for construction loans. Current accounting standards require that origination fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment. B & L Bank had immaterial net deferred loan fees at September 30, 1996.

          Non-Performing Assets and Delinquencies. When a mortgage loan borrower fails to make a required loan payment when due, B & L Bank institutes collection procedures. All loan payments are contractually due on the first day of each month but a loan is not considered delinquent and collection procedures are not instituted until after the 30th day of the month ("actual due date"). Borrowers are charged a late penalty on all payments made after the actual due date. The first written notice is mailed to a delinquent borrower on the first day after the actual due date, followed by a second written notice mailed approximately 20 days thereafter. On or about 30 days after the actual due date, a computer-generated Notice of Delinquency is mailed and will continue to be mailed on the first and 20th day of every month until the account is brought current. On or about 60 days after the actual due date, a telephone call is placed to the delinquent borrower. A pre-foreclosure letter setting forth a date certain (generally 35 days after the date of the letter) for instituting foreclosure procedures is mailed on or about 90 days after the actual due date. Foreclosure procedures are instituted on the date specified in the pre-foreclosure letter if the delinquency continues to that date.

          When a consumer loan borrower fails to make a required payment on a consumer loan by the payment due date, B & L Bank institutes collection procedures. The first notice is mailed to the borrower approximately 30 days following the actual due date. If payment is not promptly received, a second notice is mailed to the borrower approximately 60 days following the actual due date and the customer is contacted by telephone to ascertain the cause of the delinquency. If the delinquency remains uncured, B & L Bank mails an additional notice to the borrower approximately 90 days following the actual due date. In most cases, delinquencies are cured promptly; however, if by the 120th day of delinquency the delinquency has not been cured, B & L Bank begins legal action to repossess the collateral. At the 120th day of delinquency, B & L Bank establishes a specific reserve for the full principal amount of the loan.

          B & L Bank's Board of Directors is informed monthly as to the status of all mortgage and consumer loans that are delinquent more than 30 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by B & L Bank.

          B & L Bank has experienced fluctuating and, periodically, relatively high levels of loan delinquencies. Management attributes this experience primarily to its practice, consistent with its mission as a community-oriented financial institution, of offering non-agency-conforming loan products that enable borrowers with lesser financial resources to otherwise qualify for a loan. B & L Bank's loss experience, however, as measured by charge offs, has not been significant. See "-- Lending Activities -- Allowance for Loan Losses." No assurances can be given as to future delinquency and loss levels.

          The following table sets forth information regarding B & L Bank's delinquent loans, excluding loans 90 days or more delinquent and accounted for on a non-accrual basis.

                                   At September 30,
            ------------------------------------------------------------------
                     1996                 1995                  1994
            ---------------------  --------------------- ---------------------
                       Percentage             Percentage            Percentage
            Principal  of Gross    Principal  of Gross   Principal  of Gross
            Balance    Loans       Balance    Loans      Balance    Loans
            -------    -----       -------    -----      -------    ----
                               (Dollars in Thousands)
Loans
 delinquent
 for:
  30-59
  days. .    $1,088     2.38%       $  653     1.58%      $835       2.11%
  60-89
  days. .       331     0.72           728     1.76         48       0.12
             ------     ----        ------     ----       ----       ----
             $1,419     3.10%       $1,381     3.34%      $883       2.23%
             ======     ====        ======     ====       ====       ====

          The following table sets forth information with respect to B & L Bank's non-performing assets at the dates indicated. B & L Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15, and no accruing loans contractually past due 90 days or more as to principal or interest payments, at any of the dates indicated.

                                            At September 30,
                                       --------------------------
                                       1996      1995       1994
                                       ----      ----       ----
                                        (Dollars in Thousands)
Loans 90 days or more delinquent
  and accounted for on
  a non-accrual basis:
Residential real estate . . . . . .   $495       $489       $287
 Commercial . . . . . . . . . . . .    106         --         --
 Consumer . . . . . . . . . . . . .    177         57         21
                                      ----       ----       ----
   Total non-accrual loans. . . . .    778        546        308

Real estate owned . . . . . . . . .     --         28         54
                                      ----       ----       ----
Total non-performing assets . . . .   $778       $574       $362
                                      ====       ====       ====
Total loans delinquent 90 days or
  more to net loans . . . . . . . .   1.33%      1.33%      0.78%
                                      ====       ====       ====
Total loans delinquent 90 days or
   more to total assets . . . . . .   0.97%      1.09%      0.64%
                                      ====       ====       ====
Total non-performing assets to
  total assets. . . . . . . . . . .   0.97%      1.15%      0.76%
                                      ====       ====       ====

          At September 30, 1996, management of B & L Bank was unaware of any material loans not disclosed in the above table but where known information about possible credit problems of the borrowers caused management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms at that date and which may result in future inclusion in the non-performing assets category.

          The amount of interest collected in cash and included in the results of operations on non-accruing loans for the year ended September 30, 1996 amounted to approximately $2,300, before such loans were placed on non-accrual status. Had such non-accruing loans been current in accordance with their original terms, additional interest income of approximately $5,600 would have been recorded for the year ended September 30, 1996.

          Foreclosed Real Estate. See Note A of Notes to the Consolidated Financial Statements for a discussion of B & L Bank's procedures for accounting for foreclosed real estate. B & L Bank had no foreclosed real estate at September 30, 1996.

          Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and are monitored by B & L Bank.

          The aggregate amounts of B & L Bank's classified assets and general and specific loss allowances at the dates indicated, were as follows:

                                          At September 30,
                                      ------------------------
                                      1996       1995     1994
                                      ----       ----     ----
                                           (In Thousands)

Loss. . . . . . . . . . . . . .       $ 59       $ 50     $ 20
Doubtful. . . . . . . . . . . .         --         --       --
Substandard assets. . . . . . .        602        489      287
Special mention . . . . . . . .         67        126      177
                                      ----       ----     ----
  Total classified assets . . .       $728       $665     $484
                                      ====       ====     ====

General loss allowances . . . .       $142       $151     $158
Specific loss allowances. . . .         59         50       20
                                      ----       ----     ----
  Total allowances. . . . . . .       $201       $201     $178
                                      ====       ====     ====

          Allowance for Loan Losses. B & L Bank has established a systematic methodology for determining provisions for loan losses. The methodology is set forth in a formal policy and considers the need for an overall general valuation allowance as well as specific allowances for individual loans.

          In originating loans, B & L Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. B & L Bank increases its allowance for loan losses by charging provisions for loan losses against B & L Bank's income.

          The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management reviews the adequacy of the allowance at least quarterly based on management's assessment of current economic conditions, past loss and collection experience, and risk characteristics of the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flow. Specific valuation allowances are established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation.

          At September 30, 1996, B & L Bank had an allowance for loan losses of $201,000, which management believed to be adequate to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

          While B & L Bank believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing B & L Bank's loan portfolio, will not request B & L Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect B & L Bank's financial condition and results of operations.

          The following table sets forth an analysis of B & L Bank's allowance for loan losses for the periods indicated. Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current income. As indicated by the table, there has not been any material fluctuations in the allowance for loan losses. Periodically, however, the allowance for loan losses has been replenished in response to low level charge offs. No assurances can be given as to the level of future charge offs.

                                              Year Ended September 30,
                                              -------------------------
                                              1996       1995      1994
                                              ----       ----      ----
                                               (Dollars in Thousands)

Allowance at beginning of period. . . . .     $201       $178      $173
                                              ----       ----      ----
Provision for loan losses . . . . . . . .       10         33         5
Recoveries. . . . . . . . . . . . . . . .       --         --        --

Charge-offs:
 Residential real estate. . . . . . . . .       --         --        --
 Commercial real estate and multi-family.       --         --        --
 Construction . . . . . . . . . . . . . .       --         --        --
 Consumer . . . . . . . . . . . . . . . .       10         10        --
                                              ----       ----      ----
    Total charge-offs . . . . . . . . . .       10         10        --
                                              ----       ----      ----
    Net charge-offs . . . . . . . . . . .       10         10        --
                                              ----       ----      ----
Balance at end of period. . . . . . . . .     $201       $201      $178
                                              ====       ====      ====
Ratio of allowance to total
 loans outstanding at the
 end of the period. . . . . . . . . . . .     0.44%      0.49%     0.45%
                                              ====       ====      ====
Ratio of net charge-offs to
 average loans outstanding
 during the period. . . . . . . . . . . .     0.02%      0.02%       --%
                                              ====       ====      ====
Ratio of allowance to
 non-accrual loans. . . . . . . . . . . .    25.83%     36.79%    57.87%
                                             =====      =====     =====

          The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. The portion of the allowance to each loan category does not necessarily represent the total available for losses within that category since the total allowance applies to the entire loan portfolio. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                       At September 30,
                       -----------------------------------------------------
                              1996               1995              1994
                       ------------------  -----------------  --------------
                                 % of               % of              % of
                                 Loans              Loans             Loans
                                 in Each            in Each           in Each
                                 Category           Category          Category
                                 to Total           to Total          to Total
                       Amount    Loans      Amount  Loans     Amount  Loans
                       ------    -----      ------  -----     ------  -----
                                      (Dollars in Thousands)

Real estate mortgage:
  One- to four-
   family . . . . .    $ 65      88.51%      $ 67    90.07%    $ 47    88.38%
  Commercial and
   multi-family . .      59       2.45         44     2.35       53     3.05
Land. . . . . . . .      --       1.07         --     1.16       --     1.37
Construction. . . .      --       1.34         --     1.02       --     3.34
Consumer. . . . . .      77       6.63         64     5.40       29     3.86
Unallocated . . . .      --         --         26       --       49       --
  Total allowance      ----     ------       ----   ------     ----   ------
   for loan losses.    $201     100.00%      $201   100.00%    $178   100.00%
                       ====     ======       ====   ======     ====   ======

Investment Activities

          B & L Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Des Moines, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, B & L Bank may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like B & L Bank are also required to maintain an investment in FHLB stock.

          B & L Bank is required under federal regulations to maintain a minimum amount of liquid assets. At September 30, 1996, B & L Bank's regulatory liquidity of 22.55% was significantly in excess of the 5% required by OTS regulations. Management intends to hold all securities in B & L Bank's investment portfolio in order to enable B & L Bank to provide liquidity for loan funding upon maturity of such investment securities and to match more closely the interest-rate sensitivities of its assets and liabilities.

           A committee consisting of the President and the Executive Vice President determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. B & L Bank's investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable investment grade corporate debt obligations and mortgage-backed securities. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, B & L Bank's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on B & L Bank's credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

          B & L Bank adopted SFAS No. 115 on October 1, 1993. At September 30, 1996, B & L Bank's portfolio of state and local debt securities and mortgage-backed securities are classified as "held to maturity" and the portfolio of federal agency obligations are classified as "available for sale." Consistent with B & L Bank's asset/liability management strategy, at September 30, 1996, the majority of the investment portfolio matures within five years of that date.

          The following table sets forth the composition of Lexington's mortgage-backed securities portfolio at the dates indicated.

                                        At September 30,
                            ----------------------------------------
                              1996           1995             1994
                            --------       --------         --------
                            Carrying       Carrying         Carrying
                            Value          Value            Value
                            -----          -----            -----
                                      (In Thousands)

Government National
 Mortgage Association
 ("GNMA") . . . . . .      $  319         $  415            $  566
FNMA. . . . . . . . .         524            658               747
FHLMC . . . . . . . .       1,220          1,462             1,822
                           ------         ------            ------
    Total . . . . . .      $2,063         $2,535            $3,135
                           ======         ======            ======

           The following table sets forth the composition of Lexington's investment securities, FHLB stock, certificates of deposit and mortgage-backed securities portfolios at the dates indicated.

                                           At September 30,
                     ---------------------------------------------------------
                          1996                 1995                1994
                     ----------------     ----------------    ----------------
                            Percent              Percent             Percent
                     Book     of          Book     of         Book      of
                     Value  Portfolio     Value  Portfolio    Value  Portfolio
                     -----  ---------     -----  ---------    ----- ----------
                                     (Dollars in Thousands)
Investment
 securities:
  U.S.
   Government
   and federal
  agency
  obligations(1)   $ 2,906   20.14%     $  893   11.85%     $1,371    19.00%
    State and
    local
    obliga-
    tions(1)           848    5.88         718    9.53         655     9.08
    Interest-
     bearing
     deposits        5,620   38.96       2,933   38.93       1,602    22.19

Mortgage-backed
 securities(1)       2,063   14.30       2,535   33.65       3,135    43.43

Certificates of
 deposit             2,525   17.50          --      --          --       --

Capital stock -
 FHLB-Des
 Moines(2)             464    3.22         455     6.04        455     6.30
                   -------  ------      ------   ------     ------   ------
Total investment
 securities,
 FHLB stock
 and mortgage-
 backed
 securities        $14,426  100.00%     $7,534   100.00%    $7,218   100.00%
                   =======  ======      ======   ======     ======   ======

----------------------
(1) Lexington adopted SFAS No. 115 on October 1, 1993. U.S. Government and federal agency obligations are classified as "available-for-sale" and are valued at fair value at September 30, 1996, 1995 and 1994. State and local obligations are classified as "held-to-maturity" and are reflected at amortized cost.
(2) The dividend yield on the capital stock of the FHLB-Des Moines was 7.25% for the fiscal year ended September 30, 1996.

           The following table sets forth the composition and maturities of the investment securities portfolio, interest-bearing deposits, certificates  of deposit and mortgage-backed securities (excluding
FHLB stock) at September 30, 1996.

                     One Year    After One To    Over Five to    After
                     or Less     Five Years      Ten Years       Ten Years     Total Investment Securities
                    ----------   ----------      ----------      ----------    ---------------------------
                    Book Value   Book Value      Book Value      Book Value    Book Value     Market Value
                    ----------   ----------      ----------      ----------    ----------     ------------
                                                (Dollars in Thousands)
U.S Government
 and federal
 agency
 obligations. . .   $399       $2,507            $ --            $ --          $2,906         $2,906

State and local
 obligations. . .     --           --             348             500             848          1,005

Interest-bearing
 deposits . . . .  5,620           --              --              --           5,620          5,620

Certificates of
 deposit. . . . .  2,525           --              --              --           2,525          2,525
                  ------       ------            ----            ----         -------        -------
Total investment
 securities and
 interest-bearing
 deposits . . . . $8,544       $2,507            $348            $500         $11,899        $12,056
                  ======       ======            ====           =====         =======        =======
Weighted average
 yield. . . . . .   5.27%        6.12%           8.13%          10.59%           5.76%
                  ======       ======            ====           =====         =======
Mortgage-backed
 securities. . .  $   --         $840            $ --          $1,223          $2,063         $2,063
                  ======       ======            ====           =====         =======        =======
Weighted average
 yield . . . . .      --%        6.11%             --%           7.65%           7.02%
                  ======       ======            ====           =====         =======

Deposit Activities and Other Sources of Funds

          General. Deposits and loan repayments are the major sources of B & L Bank's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Des Moines may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. At September 30, 1996, B & L Bank had no other borrowing arrangements.

          Deposit Accounts. Substantially all of B & L Bank's depositors are residents of the State of Missouri. Deposits are attracted from within B & L Bank's market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, B & L Bank considers current market interest rates, profitability to B & L Bank, matching deposit and loan products and its customer preferences and concerns. B & L Bank reviews its deposit mix and pricing weekly.

          In the unlikely event B & L Bank is liquidated, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to Lexington, as the sole stockholder of B & L Bank.

          The following table sets forth certain information concerning B & L Bank's time deposits and other interest-bearing deposits at September 30, 1996.

Weighted
Average                                                        Percentage
Interest    Original     Checking and       Minimum            of Total
Rate        Term        Savings Deposits    Amount   Balance   Deposits
----        ----        ----------------    ------   -------   --------
                                                  (In Thousands)

2.52%     None     Demand and NOW accounts   $  250   $1,477(1)   3.50%
3.28      None     Money market accounts      2,500    2,082      4.93
3.05      None     Passbook savings accounts     10    3,852      9.12

                     Certificates of Deposit
                     -----------------------

3.75    91-day     Fixed-term, fixed-rate       500        8       .02
5.11    6 months   Fixed-term, fixed-rate       500    3,816      9.03
5.11    9 months   Fixed-term, fixed-rate       500       50       .12
5.50    12 months  Fixed-term, fixed-rate       500    7,530     17.83
5.84    18 months  Fixed-term, fixed-rate       500    4,819     11.41
6.08    24 months  Fixed-term, fixed-rate       500    3,154      7.47
6.07    30 months  Fixed-term, fixed-rate       500    2,588      6.13
6.08    36 months  Fixed-term, fixed-rate       500    3,389      8.02
5.66    48 months  Fixed-term, fixed-rate       500    2,515      5.95
6.35    60 months  Fixed-term, fixed-rate       500      841      1.99
7.52    72 months  Fixed-term, fixed-rate       500    6,116     14.48
                                                     -------    ------
                                                     $42,237    100.00%
                                                     =======    ======
------------------
(1) Includes non-interest-bearing accounts with an aggregate balance of $505,000.

          The following table indicates the amount of B & L Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 1996.

          Maturity Period                                   Amount
          ---------------                                   ------
                                                       (In Thousands)

Three months or less. . . . . . . . . . . . . .              $  228
Over three through six months . . . . . . . . .                 711
Over six through 12 months. . . . . . . . . . .                 709
Over 12 months. . . . . . . . . . . . . . . . .               1,593
                                                             ------
     Total. . . . . . . . . . . . . . . . . . .              $3,241
                                                             ======

          Deposit Flow.  The following table sets forth the balances and changes in dollar amounts of deposits in the various types of accounts offered by B & L Bank at the dates indicated.

                                                        At September 30,
                            -----------------------------------------------------------------------------
                                       1996                        1995                      1994
                            ----------------------------   ---------------------------   ----------------
                                     Percent                       Percent                        Percent
                                       of     Increase               of     Increase                of
                            Amount   Total    (Decrease)   Amount  Total    (Decrease)   Amount   Total
                            ------   -----    ----------   ------  -----    ----------   ------   -----
                                                             (Dollars in Thousands)
Non-interest-bearing . .    $  505     1.20%  $   200      $   305   0.72%  $   123      $   182    0.45%
NOW checking . . . . . .       972     2.30      (180)       1,152   2.72       211          941    2.31
Regular savings
 accounts (1). . . . . .     3,852     9.12       262        3,590   8.47    (2,258)       5,848   14.36
Money market deposits. .     2,082     4.92       112        1,970   4.64    (1,160)       3,130    7.69
                           -------   ------    ------      ------- ------   -------      -------   ------
                             7,411    17.55       394        7,017  16.55    (3,084)      10,101   24.81
Fixed-rate certificates
 which mature (1)(2):
  Within 1 year. . . . .    18,866    44.67      (417)      19,283  45.48    (1,365)      20,648   50.72
  After 1 year, but
   within 2 years. . . .     6,316    14.95        28        6,288  14.83       (63)       6,351    15.60
  After 2 years, but
   within 5 years. . . .     9,098    21.54     4,597        4,501  10.61     1,079        3,422     8.41
Certificates maturing
 thereafter. . . . . . .       546     1.29    (4,766)       5,312  12.53     5,123          189      .46
                           -------   ------    ------      ------- ------   -------      -------   ------
                            34,826    82.45      (558)      35,384  83.45     4,774       30,610    75.19
                           -------   ------    ------      ------- ------   -------      -------   ------
   Total . . . . . . . .   $42,237   100.00%   $ (164)     $42,401 100.00%  $ 1,690      $40,711   100.00%
                           =======   ======    ======      ======= ======   =======      =======   ======
-------------------
(1)  Included in savings accounts and certificate balances were individual retirement account ("IRA")
     balances of (in thousands) $3,567, $3,672 and $2,640 at September 30, 1996, 1995 and 1994,
     respectively.
(2)  At September 30, 1996, 1995 and 1994, certificates amounting to $100,000 or more were (in thousands)
     $3,241, $2,885 and $1,419, respectively.

                                          -33-

           Time Deposits by Rates. The following table sets forth the time deposits in B & L Bank classified by rates at the dates indicated.

                                            At September 30,
                                        ------------------------------
                                        1996        1995          1994
                                        ----        ----          ----
                                               (In Thousands)

3.00 - 3.99%. . . . . . . . . . . .  $     8      $   998       $14,524
4.00 - 4.99%. . . . . . . . . . . .      913        2,709         7,008
5.00 - 5.99%. . . . . . . . . . . .   20,863       18,120         6,288
6.00 - 6.99%. . . . . . . . . . . .    7,222        7,383         1,355
7.00 - 7.99%. . . . . . . . . . . .    2,230        2,219           441
8.00 - 8.99%. . . . . . . . . . . .    3,590        3,955           477
9.00% and over. . . . . . . . . . .       --           --           517
                                     -------      -------       -------
  Total . . . . . . . . . . . . . .  $34,826      $35,384       $30,610
                                     =======      =======       =======

        The following table sets forth the amount and maturities of time deposits at September 30, 1996.

                                  Amount Due                       Percent
                -------------------------------------------------  of Total
                Less Than  1-2     2-3     3-4     After           Certificate
                One Year   Years   Years   Years   4 Years  Total  Accounts
                --------   -----   -----   -----   -------  -----  --------
                                    (In Thousands)

3.00 - 3.99%   $      8   $    --  $  --  $   --   $   --   $     8    0.02%
4.00 - 4.99%        689       224     --      --       --       913    2.62
5.00 - 5.99%     15,018     4,114  1,581     150       --    20,863   59.91
6.00 - 6.99%      3,134     1,218    666     838    1,366     7,222   20.74
7.00 - 7.99%         17       760    231     170    1,052     2,230    6.40
8.00 - 8.99%         --        --     --      --    3,590     3,590   10.31
                -------    ------ ------  ------   ------   -------  ------
  Total         $18,866    $6,316 $2,478  $1,158   $6,008   $34,826  100.00%
                =======    ====== ======  ======   ======   =======  ======

   Savings Activities. The following table sets forth the deposit activities of B & L Bank for the periods indicated.

                                           Year Ended September 30,
                                        ------------------------------
                                        1996        1995          1994
                                        ----        ----          ----
                                               (In Thousands)

Beginning balance . . . . . . . . .  $42,401      $40,711       $41,004
Net deposits (withdrawals)
 before interest credited . . . . .   (1,765)         347        (1,371)
Interest credited . . . . . . . . .    1,601        1,343         1,078
Net increase (decrease) in
 deposits . . . . . . . . . . . . .     (164)       1,690          (293)
                                     -------      -------       -------
Ending balance. . . . . . . . . . .  $42,237      $42,401       $40,711
                                     =======      =======       =======

          Borrowings. B & L Bank has the ability to use advances from the FHLB-Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member of the FHLB-Des Moines, B & L Bank is required to own capital stock in the FHLB-Des Moines and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. During the years ended September 30, 1996, 1995 and 1994, B & L Bank had no borrowings from the FHLB-Des Moines.

Competition

          Due to the proximity of Lexington to the Kansas City metropolitan area, B & L Bank operates in an extremely competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Historically, its most direct competition for savings deposits has come from commercial banks and thrift institutions operating in its market area. Some of these commercial banks are subsidiaries of large regional holding companies having vastly greater resources at their disposal. At September 30, 1996, there were 13 commercial banks and, in addition to B & L Bank, one thrift institution in Lafayette County. Particularly in times of high market interest rates, B & L Bank has faced competition for investors' funds from short-term money market securities and corporate and U.S. Government securities. B & L Bank competes for loan originations with mortgage bankers, thrift institutions, credit unions and commercial banks. Such competition for deposits and loans may limit B & L Bank's future growth and earnings prospects.

Personnel

          As of September 30, 1996, B & L Bank had 10 full-time and no part-time employees. The employees are not represented by a collective bargaining unit. B & L Bank believes its relationship with its employees is good.

Properties

          B & L Bank has no branch offices. B & L Bank owns its main office located at 919 Franklin Avenue, Lexington, Missouri. The office was opened in 1960 and its size is approximately 3,500 square feet. At September 30, 1996, the net book value of B & L Bank's premises and equipment (land, building and improvements, furniture and equipment) was $381,000.

Legal Proceedings

          Periodically, there have been various claims and lawsuits involving B & L Bank, such as claims to enforce liens, condemnation proceedings on properties on which B & L Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to B & L Bank's business. B & L Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of B & L Bank.

                   REGULATION OF LEXINGTON B&L FINANCIAL CORP.
General

          B & L Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments
must comply with various statutory and regulatory capital requirements.   In
addition, B & L Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of B & L Bank's mortgage documents. B & L Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review B & L Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on B & L Bank and its operations.

Federal Regulation of Savings Associations

          Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

          Federal Home Loan Bank System. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs, to ensure that the FHLBs carry out their housing finance mission, to ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the FHLBs operate in a safe and sound manner. B & L Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or
(ii) 1/20 of its advances (i.e., borrowings) from the FHLB. B & L Bank is in compliance with this requirement. Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB.

          Federal Deposit Insurance Corporation. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the BIF and the SAIF. As insurer of B & L Bank's deposits, the FDIC has examination, supervisory and enforcement authority over B & L Bank.

          B & L Bank's accounts are insured by the SAIF to the maximum extent permitted by law. B & L Bank pays deposit insurance premiums based on a risk-based assessment system established by the FDIC. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken.

          Pursuant to the DIF Act, which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with SAIF-assessable deposits which resulted in the SAIF achieving its designated reserve ratio. In connection therewith, the FDIC reduced the assessment schedule for SAIF members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions, including B & L Bank, paying 0%. This assessment schedule is the same as that for the BIF, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, SAIF members are charged an assessment of .065% of SAIF-assessable deposits for the purpose of paying interest on the obligations issued by the Financing Corporation ("FICO") in the 1980s to help fund the thrift industry cleanup. BIF-assessable deposits will be charged an assessment to help pay interest on the FICO bonds at a rate of approximately .013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.

         The DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of B & L Bank.

          The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of B & L Bank.

          Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 5.0%) of its net withdrawable accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements.

          Prompt Corrective Action. Under the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or has a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

          A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity.
(The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

          An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

          At December 31, 1996, B & L Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

          Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings and (viii) compensation, fees and benefits ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that B & L Bank fails to meet any standard prescribed by the Guidelines, the agency may require B & L Bank to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

          Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either convert to a national bank charter or be subject to the following restrictions on its operations: (i) the association may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (iii) the association shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

          Currently, the QTL test requires that either an institution qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock
issued by Freddie Mac or Fannie Mae.   Portfolio assets consist of total
assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets.

          Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

          OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Federal Regulation of Savings Associations -- Prompt Corrective Action."

          Savings associations also must maintain "tangible capital" not less than 1.5% of B & L Bank's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

          Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

          The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

          The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital.

          Limitations on Capital Distributions. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require B & L Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

          A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

          B & L Bank currently meets the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

          Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of B & L Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

          Activities of Associations and Their Subsidiaries. A savings association may establish operating subsidiaries to engage in any activity that the savings association may conduct directly and service corporation subsidiaries to engage in certain preapproved activities or, with approval of the OTS, other activities reasonably related to the activities of financial institutions. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

          The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

          Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same
extent as if the savings association were a Federal Reserve member bank.   A
savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by B & L Bank to an affiliate must be secured by collateral in accordance with Section 23A.

          Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and
(iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve, as is currently the case with respect to all FDIC-insured banks.

          B & L Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans B & L Bank may make to such persons based, in part, on B & L Bank's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

          Community Reinvestment Act. Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

Savings and Loan Holding Company Regulation

          Holding Company Acquisitions. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

          Holding Company Activities. As a unitary savings and loan holding company, Lexington generally is not subject to activity restrictions under the HOLA. If Lexington acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

          Qualified Thrift Lender Test. The HOLA requires any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "-- Federal Regulation of Savings Associations -- Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

Bank Holding Company Regulation

          General. Upon consummation of the Merger, Lexington will become a bank holding company and will register as such with the Federal Reserve. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under the BHCA and the regulations of the Federal Reserve. As a bank holding company, Lexington will be required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require and will be subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

          Under the BHCA, a bank holding company must obtain Federal Reserve approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank or bank holding company; or
(3) merging or consolidating with another bank holding company.

          The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. Lexington has no present plans to engage in any of these activities.

          Interstate Banking and Branching. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Riegle-Neal Act") was enacted to ease restrictions on interstate banking. The Riegle-Neal Act allows the Federal Reserve to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the Federal Reserve from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Riegle-Neal Act.

          Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

          The Riegle-Neal Act authorizes the applicable federal banking agency to approve interstate branching de novo by national and state banks, but only in states which specifically allow for such branching. The Riegle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

          Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

          Bank holding companies are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption of it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with, the Federal Reserve. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

          Capital Requirements. The Federal Reserve has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. The Federal Reserve regulations provide that capital standards will generally be applied on a bank only (rather than a consolidated) basis on the case of a bank holding company with less than $150 million in total consolidated assets. Lexington's total consolidated assets will not exceed $150 million upon consummation of the Merger. See "PRO FORMA FINANCIAL INFORMATION."

                                TAXATION

Federal Taxation

          General. Lexington and B & L Bank report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to B & L Bank or Lexington.

          Bad Debt Reserve. Historically, savings institutions such as B & L Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrift") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. B & L Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on B & L Bank's actual loss experience, or a percentage equal to 8% of B & L Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to B & L Bank's loss experience, B & L Bank generally recognized a bad debt deduction equal to 8% of taxable income.

          In August 1996, provisions repealing the current thrift bad debt rules were enacted by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). B & L Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on the net income or federal income tax expense. For taxable years beginning after December 31, 1995, B & L Bank's bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years or, if B & L Bank is a "large" bank (i.e., assets in excess of $500 million) on the basis of net charge-offs during the taxable year. The new rules allow an institution to suspend bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average residential lending activity for the six taxable years preceding 1996. For this purpose, only home purchase or home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution qualifies as a bank as defined by the statue. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

          Distributions. To the extent that B & L Bank makes "nondividend distributions" to shareholders, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of December 31, 1987 (or a lesser amount if B & L Bank's loan portfolio decreased since December 31, 1987) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in B & L Bank's taxable income. Nondividend distributions include distributions in excess of B & L Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of B & L Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from B & L Bank's bad debt reserves.

          The amount of additional taxable income created from and Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by B & L Bank. B & L Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

          Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by an amount equal to 75% of the amount by which B & L Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including B & L Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. Under President Clinton's 1998 budget proposal, the corporate environmental income tax would be reinstated for taxable years beginning after December 31, 1996 and before January 1, 2008.

          Dividends-Received Deduction and Other Matters. Lexington may exclude from its income 100% of dividends received from B & L Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which Lexington and B & L Bank will not file a consolidated tax return, except that if Lexington or B & L Bank owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

          Other Matters. There have not been any Internal Revenue Service audits of B & L Bank's federal income tax returns during the past five years.

Missouri Taxation

          Missouri-based thrift institutions, such as B & L Bank, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by B & L Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, B & L Bank is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by B & L Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri-based thrift institutions are not subject to the regular corporate income tax.

          There have not been any audits of B & L Bank's Missouri tax returns by Missouri tax authorities during the past five years.

          As a Missouri-chartered corporation, Lexington is subject to annual franchise and income taxes imposed by the State of Missouri. Franchise taxes are assessed at a rate of 1/20 of 1% of the par value of outstanding shares and surplus. Income taxes are assessed at a rate of 6.25% of federal taxable income derived from Missouri sources.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS OF LEXINGTON B & L FINANCIAL CORP.
               FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

General

          Management's discussion and analysis of the financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of Lexington. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.

Operating Strategy

          The business of B & L Bank consists principally of attracting deposits from the general public and using such deposits to originate mortgage loans secured primarily by one- to four-family residences. B & L Bank also invests in certificates of deposit, investment grade federal agency and state and local obligations and, occasionally, mortgage-backed securities. B & L Bank plans to continue to fund its assets primarily with deposits, although FHLB advances may be used as a supplemental source of funds.

          Operating results are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.

          B & L Bank's strategy is to operate as a conservative, well-capitalized, profitable community-oriented financial institution dedicated to financing home ownership and other consumer needs and to provide quality service to all customers. B & L Bank believes that it has successfully implemented its strategy by (i) maintaining capital levels in excess of regulatory requirements, (ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) limiting interest rate risk, (iv) emphasizing local loan originations, and (v) emphasizing high-quality customer service with a competitive fee structure.

Interest Rate Risk Management

          In order to reduce the impact on B & L Bank's net interest income due to changes in interest rates, B & L Bank's management has adopted a strategy that has been designed to maintain the interest rate sensitivity of its assets and liabilities. The primary elements of this strategy involve emphasizing the origination of adjustable-rate mortgage loans and maintaining a short- and medium-term investment portfolio. At September 30, 1996, 88.82% of B & L Bank's mortgage loan and mortgage-backed securities portfolio was composed of adjustable-rate loans and securities, respectively, and the average maturity of the mortgage-backed securities portfolio was less than thirteen years.

Interest Rate Sensitivity of Net Portfolio Value

          The following table is provided to B & L Bank by the OTS and illustrates the percent change in NPV, and the applicable limits approved by B & L Bank's Board of Directors, as of September 30, 1996, based on OTS assumptions. No effect has been given to any steps that management of B & L Bank may take to counter the effect of the interest rate movements presented in the table.

                         Basis
                      Point ("bp")
                        Change
                       in Rates        Board Limit      Change in NPV
                       --------        -----------      -------------

                        +400 bp           (45)%             (13)%
                        +300 bp           (25)               (8)
                        +200 bp           (20)               (4)
                        +100 bp           (10)               (1)
                           0 bp           ---               ---
                        -100 bp             8                (1)
                        -200 bp            10                (3)
                        -300 bp            11                (3)
                        -400 bp            20                (4)

           As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as substantially all of B & L Bank's ARM loans, have features that restrict changes in interest rates on a short-term basis (1% per adjustment period) and over the life of the asset (5% over the life). Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Results of Operations

           The earnings of B & L Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of B & L Bank's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities.

Comparison of Operating Results for the Years Ended September 30, 1996 and
1995

           Net Income. Net income decreased by $110,000 to $461,000 for the year ended September 30, 1996 from $571,000 for the year ended September 30, 1995. This decrease was primarily due to a one-time SAIF assessment of approximately $281,000 imposed on B & L Bank's deposits as a result of the enactment of the Deposit Insurance Fund Act.

           Net Interest Income. Net interest income increased to $1.7 million for the year ended September 30, 1996 from $1.6 million for the year ended September 30, 1995. Total interest income increased $462,000 to $4.1 million in 1996 from $3.6 million in 1995, primarily as a result of the availability of conversion funds for investment for approximately three and one-half months and, to a lesser extent, an increase in the average yield of the loan portfolio to 8.13% from 7.73%, offset by a decrease in the average yield of the investment securities and interest-bearing deposits to 5.83% from 7.06%. Partially offsetting the increase in total interest income, interest expense on deposits increased $330,000 to $2.3 million for 1996 from $2.0 million for 1995, primarily as a result of higher interest rates paid on new and renewing certificates of deposit and, to a lesser extent, an increase in deposit average balances to $43.3 million from $41.4 million. Because the average yield on interest-earning assets rose less than the average rate paid on interest-bearing liabilities, B & L Bank's net interest spread declined to 2.22% for the fiscal year ended September 30, 1996 from 2.75% for the fiscal year ended September 30, 1995, continuing the trend from the previous fiscal year.

           Provision for Loan Losses. The provision for loan losses was $10,000 for the year ended September 30, 1996, as compared to $33,000 for the year ended September 30, 1995. The reduction in the provision for loan losses was primarily attributable to a reduction in the increase of non-accruing loans as compared to the prior year.

           Non-interest Income. Non-interest income increased $99,000 to $99,000 for the year ended September 30, 1996 primarily due to an $8,000 gain in the year ended September 30, 1996, as compared to a $6,000 loss in the year ended September 30, 1995, on income from foreclosed assets, and a $17,000 gain on sale of equity interest in Financial Information Trust (B & L Bank's cooperative data processor) during the year ended September 30, 1996, as compared to a $47,000 loss during the year ended September 30, 1995, on the sale of investments.

           Non-interest Expense. Non-interest expense increased $441,000 to $1,145,000 for the year ended September 30, 1996 from $704,000 for the year ended September 30, 1995, primarily due to an increase in Federal deposit insurance premiums of approximately $281,000 for the one-time SAIF assessment. The change also included an increase of $133,000 resulting from a $30,000 increase in deferred compensation expense associated with the funding of executive officer salary continuation agreements, $10,000 increase in life insurance cost, $70,000 associated with ESOP debt retirement, and the addition of one employee during the year.

           Income Taxes. The provision for income taxes decreased to $224,000 for the year ended September 30, 1996 from $300,000 for the year ended September 30, 1995, primarily as a result of the approximately $281,000 one time SAIF assessment.

Comparison of Operating Results for the Years Ended September 30, 1995 and
1994.

           Net Income. Net income decreased $16,000 to $571,000 for the year ended September 30, 1995 from $587,000 for the year ended September 30, 1994. This decrease was primarily due to a decrease in net interest income of $106,000, an increase in the provision for loan losses of $27,000 and a decrease in non-interest income of $47,000, offset by a decrease in non-interest expense of $173,000.

           Net Interest Income. Net interest income decreased to $1.6 million for the year ended September 30, 1995 from $1.7 million for the year ended September 30, 1994. Total interest income increased $280,000 to $3.6 million for 1995 from $3.3 million for 1994, primarily as a result of increased loan volume attributable to mortgage loan refinancings during the relatively low interest rate environment and, to a lesser extent, an increase in the average yield of the loan portfolio to 7.73% from 7.55%. Total interest income also increased due to an increase in the average yield of the investment securities and interest-bearing deposits to 7.06% from 4.70%. Partially offsetting the increase in total interest income, interest expense on deposits increased $386,000 to $2.0 million for 1995 from

$1.6 million for 1994, primarily as a result of higher interest rates paid on new and renewing certificates of deposit and, to a lesser extent, an increase in deposit average balances from $40.7 million to $41.4 million. Because the average yield on interest-earning assets rose less than the average rate paid on interest-bearing liabilities, B & L Bank's net interest spread declined to 2.75% for the fiscal year ended September 30, 1995 from 3.20% for the fiscal year ended September 30, 1994, continuing the trend from the previous fiscal year.

           Provision for Loan Losses. The provision for loan losses was $32,000 for the year ended September 30, 1995, as compared to $5,000 for the year ended September 30, 1994. Management deemed that an increase in the allowance for loan losses was prudent in light of an increase in non-accruing loans.

           Non-interest Income. Non-interest income decreased $47,000 to $-0-for the year ended September 30, 1995 from $47,000 for the year ended September 30, 1994, primarily due to a $47,000 loss on the sale of investments, offset by increases in insurance commissions earned by B & L Bank's service corporation subsidiary. The loss on the sale of investments was attributable to the sale of a FHLB bond in order to fund loan demand.

           Non-interest Expense. Non-interest expense decreased $173,000 to $704,000 for the year ended September 30, 1995 from $877,000 for the year ended September 30, 1994, primarily due to a decrease in employee salaries and benefits to $359,000 from $539,000, as a result of the death of an employee and the retirement of another employee during 1995 and the absence of the one-time cost of $74,000 incurred in 1994 to fund B & L Bank's defined benefit retirement plan. Other operating expense was $135,000 and $131,000 for the years ended September 30, 1995 and 1994, respectively. Such expense consisted of various miscellaneous expenses, the largest three of which were office supplies and postage, auditing and tax accounting expense, and the state assessment fees, which amounted to $27,000, $26,000 and $17,000, respectively, for the year ended September 30, 1995 and $25,000, $30,000 and $16,000, respectively, for the year ended September 30, 1994.

           Income Taxes. The provision for income taxes increased to $300,000 for the year ended September 30, 1995 from $291,000 for 1994 primarily as a result of accruals for expected future income tax liability.

Yields Earned and Rates Paid

           The earnings of Lexington depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of Lexington's interest-earning assets and interest-bearing liability portfolios.

           The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spreads, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.

                                                   Year Ended September 30,
                    ----------------------------------------------------------------------------------------
                                 1996                        1995                             1994
                    ---------------------------  ----------------------------   ----------------------------
                               Interest                     Interest                        Interest
                    Average      and     Yield/  Average     and       Yield/  Average        and     Yield/
                    Balance(1) Dividends Cost    Balance(1) Dividends  Cost    Balance(1)  Dividends  Cost
                    ---------- --------- -----   ---------- ---------  ----    ----------  ---------  ----
Interest-earning
 assets(2):
  Loans receivable  $41,201    $ 3,350   8.13%   $40,249    $ 3,112    7.73%   $38,098     $ 2,876    7.55%
  Mortgage-backed
   securities . .     2,283        147   6.44      2,820        183    6.49      3,481         225    6.45
  Investment
   securities and
   other interest-
   bearing deposits   9,252        539   5.83      4,476        316    7.06      4,903         230    4.70
  Certificates of
   deposit. . . .       794         37   4.66        ---        ---     ---        ---         ---     ---
                    -------    -------            ------     ------            -------     -------
     Total interest-
      bearing
      assets. . .    53,530      4,073   7.61     47,545      3,611    7.59     46,482       3,331    7.17

Non-interest-
 earning assets:
  Office properties
   and equipment,
   net. . . . . .       396                          418                           415
  Real estate, net        2                           24                            12
  Other non-interest-
   earning assets     1,134                          791                           600
                    -------                      -------                       -------
     Total assets.  $55,062                      $48,778                       $47,509
                    =======                      =======                       =======
Interest-earning
 liabilities:
  Passbook, NOW
   and money
   market
   accounts. . . .  $ 7,893        223   2.83    $ 8,101        242    2.99    $ 9,681         279    2.88
  Certificates of
   deposit . . . .   35,427      2,110   5.96     33,272      1,761    5.29     31,023       1,338    4.31
                    -------    -------            ------     ------            -------     -------
   Total deposits.   43,320      2,333   5.39     41,373      2,003    4.84     40,704       1,617    3.97

Non-interest-
 bearing liabilities:
  Non-interest-
   bearing deposits     393                          181                           138
  Other liabilities     485                          397                           367
    Total
     liabilities .   44,198                       41,951                        41,209
  Stockholders'
   equity. . . . .   10,864                        6,827                         6,300
                    -------                      -------                       -------
    Total liabilities
     and stockholders'
     equity. . . .  $55,062                      $48,778                       $47,509
                    =======    -------           =======    -------            =======     -------
Net interest
 income. . . . . .             $ 1,740                      $ 1,608                        $ 1,714
                               =======                      =======                        =======
Interest rate
 spread. . . . . .                       2.22%                         2.75%                          3.20%
Net interest                             ====                          ====                           ====
 margin. . . . . .                       3.25%                         3.38%                          3.69%
Ratio of average                         ====                          ====                           ====
 interest-earning
 assets to average
 interest-bearing
 liabilities . . .      124%                         115%                          114%
                        ===                          ===                           ===
_______________
(1)  Average balances for a period are calculated using the average month-end balance during each period.
(2)  Interest-earning assets include non-accrual loans and loans 90 days or more past due.

                                                       -50-

          The following table sets forth (on a consolidated basis) the weighted average yields earned on Lexington's assets and the weighted average interest rates paid on Lexington's liabilities, together with the net yield on interest-earning assets.

                                             At September 30,
                                       -------------------------------
                                       1996          1995         1994
                                       ----          ----         ----

Weighted average yield on:
 Loan portfolio . . . . . . . .        8.06%         8.00%        7.28%
 Mortgage-backed securities . .        7.02          7.02         7.15
 Investment securities and
  interest-bearing deposits . .        5.85          6.38         6.18
 Certificates of deposit. . . .        5.67            --           --
 All interest-earning assets. .        7.56          7.80         7.18

Weighted average rate paid on:
 Deposits . . . . . . . . . . .        5.47          5.42         4.06
 All interest-bearing
  liabilities . . . . . . . . .        5.47          5.42         4.06

Interest rate spread (spread
 between weighted average
 yield on interest-earning
 assets and weighted average
 rate paid on all interest-
 bearing liabilities) . . . . .        2.09          2.38         3.12

           The following table sets forth the effects of changing rates and volumes on net interest income of Lexington. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) to the net change. The changes attributed to the combined impact of rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

                                       Years Ended September 30,
                      --------------------------------------------------------
                         1996 Compared to 1995         1995 Compared to 1994
                      Increase (Decrease) Due to    Increase (Decrease) Due to
                      --------------------------    --------------------------
                       Rate     Volume      Net     Rate      Volume      Net
                       ----     ------      ---     ----      ------      ---
                                      (Dollars in Thousands)

Interest-earning
 assets:
Loans receivable(1)  $ 163      $  75      $ 238    $  70     $ 166     $ 236
Mortgage-backed
 securities. . . .      (1)       (35)       (36)       1       (43)      (42)
Investment securities
 and other interest-
 bearing deposits.     (63)       286        223      104       (18)       86
Certificates of
 deposit . . . . .      19         18         37       --        --        --
   Total net change
    in income on
    interest-earning
    assets . . . .     118        344        462      175       105       280

Interest-bearing
 liabilities:
Passbook, NOW and
 money market
 accounts. . . . .     (13)        (6)       (19)      11       (48)      (37)
Certificates of
 deposit . . . . .     231        118        349      320       103       423
   Total interest-
    bearing
    liabilities. .     218        112        330      331        55       386
   Net change in
    net interest
    income . . . .  $ (100)     $ 232      $ 132   $ (156)    $  50    $ (106)

-----------------
(1) For purposes of calculating volume, rate and rate/volume variances, non-accrual loans are included in the weighted-average balance outstanding.

Liquidity and Capital Resources

           Lexington's principal sources of funds are cash receipts from deposits, loan repayments by borrowers, proceeds from maturing securities, and net earnings. B & L Bank has an agreement with the FHLB of Des Moines to provide cash advances should Lexington need additional funds. For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits. The minimum level of liquidity required by regulation is presently 5%. Lexington's liquidity ratio at September 30, 1996 was approximately 22.5%. Lexington maintains a higher level of liquidity than required by regulation in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

           Liquidity management is both an ongoing and long-term component of Lexington's asset/liability management strategy. Excess funds generally are invested in overnight deposits and short-term certificates of deposit at the FHLB of Des Moines. Should Lexington require funds beyond its ability to generate them internally, additional sources of funds are available through advances from the FHLB. Lexington would pledge its FHLB stock or certain other assets as collateral for such advances.

           The primary investing activity of Lexington is the origination of one- to four-family mortgage loans. During the year ended September 30, 1996, Lexington originated mortgage loans in the amount of $8.0 million. During the year ended September 30, 1996, Lexington also purchased $3.8 million of one- to four-family mortgage loans secured by properties located in Jefferson City, Missouri. Lexington purchased these loans with excess conversion funds to supplement local loan demand and, subject to market condition, intends to purchase additional such loans. Other investing activities include the purchase of certificates of deposit, investment grade federal agency and state and local obligations, and mortgage-backed securities.

           Lexington must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During fiscal years 1996, 1995 and 1994, Lexington (or B & L Bank) used its sources of funds primarily to fund loan commitments and to pay deposit withdrawals. At September 30, 1996, Lexington had loan commitments for ARM only, which amounted to $879,900.

           Like most thrift institutions, deposits, particularly certificates of deposit, have been the primary source of external funds for Lexington. By offering interest rates that are competitive with or at a slight premium to the average rate paid by local competitors, Lexington has had some success in lengthening the maturity of its certificate of deposit portfolio, a component of its asset/liability management strategy. At September 30, 1996, certificates of deposit amounted to $34.8 million, or 82.5% of total deposits, including $15.9 million which were scheduled to mature in more than one year at September 30, 1996. At September 30, 1996, $18.9 million of certificates of deposit were schedule to mature within one year. Historically, Lexington has been able to retain a significant amount of its deposits as they mature. Management of Lexington believes it has adequate resources to fund all loan commitments by deposits and, if necessary, FHLB-Des Moines advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

           Lexington is not subject to any regulatory capital requirements. B & L Bank is subject to certain capital requirements imposed by the OTS. B & L Bank satisfied each of these requirements at September 30, 1996. See Note I of the Consolidated Financial Statements.

Effect of Inflation and Changing Prices

           The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of Lexington is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

           See Note A of the Notes to the Consolidated Financial Statements of Lexington.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS OF LEXINGTON B & L FINANCIAL CORP. FOR THE SIX
                  AND THREE MONTHS ENDED MARCH 31, 1997 AND 1996

Comparison of Financial Condition at March 31, 1997 and September 30, 1996

           Assets of Lexington decreased from $61.7 million at September 30, 1996 to $59.8 million at March 31, 1997, primarily as a result of the purchase of treasury stock of Lexington. Cash and interest-bearing deposits decreased $0.8 million and certificates of deposit decreased $1.0 million. Investments securities and mortgage-backed securities increased $0.5 million and loans decreased $0.7 million. Total liabilities increased $0.3 million and stockholders' equity decreased $2.3 million.

           Nonperforming assets were $368,000 or 0.62% of total assets at March 31, 1997, compared to $778,000 or 1.3% of total assets at September 30, 1996.

Comparison of the Three Months Ended March 31, 1997 to the Three Months Ended March 31, 1996

           Net Income. Net income was $151,000 for the quarter ended March 31, 1997, compared to $107,000 for the quarter ended March 31, 1996. Net interest income after provision for loan losses increased $183,000, non-interest income increased $14,000 and non-interest expense increased $134,000. Income tax expense increased $19,000 due to the increase in income before income tax.

           Net Interest Income. Net interest income of $575,000 for the quarter ended March 31, 1997, increased by $193,000, or 51%, from $382,000 for the quarter ended March 31, 1996. Interest income increased $183,000 while interest expense decreased $10,000.

           Interest Income. Interest income increased by $183,000, or 19%, from $960,000 for the quarter ended March 31, 1996, to $1,143,000 for the quarter ended March 31, 1997. Interest income from mortgage loans increased $87,000 from $782,000 for the quarter ended March 31, 1996, to $869,000 for the quarter ended March 31, 1997. The increase was due to an increase in the average balance of loans outstanding and upward interest rate adjustments on adjustable rate mortgages. Interest income on other loans increased by $20,000 from $49,000 for the quarter ended March 31, 1996 to $69,000 for the quarter ended March 31, 1997. The increase was due to an increase in both the average balance of loans outstanding and rates earned on loans. Interest and dividend income on investment securities and interest bearing deposits increased $83,000 from $91,000 for the quarter ended March 31, 1996 to $174,000 for the quarter ended March 31, 1997. This increase was primarily due to proceeds from the stock conversion being invested in investment securities and interest-bearing deposits. Interest income from mortgage-backed securities decreased $7,000 from $38,000 for the quarter ended March 31, 1996 to $31,000 for the quarter ended March 31, 1997. The decrease resulted from the monthly proceeds from principal payments on mortgage-backed securities creating a decrease in the average balances in the investment.

           Interest Expense. Interest expense on deposits decreased $10,000 from $578,000 for the three months ended March 31, 1996 to $568,000 for the three months ended March 31, 1997. The decrease results from a change in mix of deposit accounts. The certificates amount decreased in total dollars while savings deposits increased. The certificate deposits result in higher interest expense for Lexington.

           Provision for Loan Losses. Provision for loan losses increased $10,000 from $10,000 for the three months ended March 31, 1996, to $20,000 for the three months ended March 31, 1997. Lexington recorded a $20,000 provision to increase its allowance for loan losses from $201,000 to $221,000 during the quarter. The increase resulted from management's continuing review of the loan portfolio.

           Non-interest Income. Non-interest income increased $14,000 for the quarter ended March 31, 1997, as compared to the quarter ended March 31, 1996. The increase was primarily the result of earnings on life insurance polices purchased to fund deferred compensation agreements with present employees.

           Non-interest expense. Non-interest expense increased $134,000, or 65%, from $207,000 for the quarter ended March 31, 1996, to $341,000 for the quarter ended March 31, 1997. This increase was primarily due to a $56,000 increase in employee salaries and benefits which was due to the hiring of additional employees, implementation of a salary continuation plan and implementation of the ESOP plan and a $104,000 increase in other non-interest expenses related to operating as a public company.

Comparison of the Six Months Ended March 31, 1997, to the Six Months Ended March 31, 1996

           Net Income. Net income for the six months ended March 31, 1997 increased $98,000 from $258,000 for the six months ended March 31, 1996 to $356,000 for the six months ended March 31, 1997. The increase was primarily the result of investing the proceeds from the public offering.

           Net Interest Income. Net interest income was $1,155,000 for the six months ended March 31, 1997, an increase of $378,000 from the net interest income of $777,000 for the six months ended March 31, 1996. Total interest income increased $373,000 and interest expense decreased $5,000 for the six months ended March 31, 1997.

           Interest Income. Total interest income increased $373,000 from $1,930,000 for the six months ended March 31, 1996, to $2,303,000 for the six months ended March 31, 1997. The increase was primarily due to increases in interest income on mortgage loans and other loans and investment of a portion of the conversion proceeds in interest-bering deposits and other investments. The interest income from mortgage loans increased by $182,000 from $1,572,000 for the six months ended March 31, 1996, to $1,754,000 for the six months ended March 31, 1997. This increase was primarily due to an increases in average loan balances, loan rates and adjustments on adjustable-rate mortgages. The interest income on other loans increased $37,000 from $97,000 for the six months ended March 31, 1996 to $134,000 for the six months ended March 31,1997. This increase was due to an increase in loans and rates on loans.

           Interest income on investment securities and interest-earning deposits increased $167,000 from $184,000 for the six months ended March 31, 1996, to $351,000 for the six months ended March 31, 1997, primarily due to the investment of proceeds from the public offering.

           Interest Expense. Interest expense on deposits decreased $5,000 from $1,153,000 for the six months ended March 31, 1996, to $1,148,000 for the six months ended March 31, 1997. The decrease was due primarily to lower average customer deposits for the six months ended March 31, 1997, as compared to the six months ended March 31, 1996, during which time the public interest in the conversion and stock offering resulted in higher deposits.

           Provision for Loan Losses. Provision for loan losses increased $11,000 from $10,000 for the six months ended March 31, 1996 to $21,000 for the six months ended March 31, 1997. Lexington recorded a $20,000 provision to increase its allowance for loan losses from $201,000 to $221,000 during the six months ended March 31, 1997. The increase resulted from management's continuing review of the loan portfolio.

           Non-interest Expense. Non-interest expense increased by $209,000 from $410,000 for the six months ended March 31, 1996, to $619,000 for the six months ended March 31, 1997. The increase was primarily due to a $101,000 increase in employee salaries and benefits, which was due to the hiring of additional employees, implementation of a salary continuation plan and implementation of the ESOP plan and a $121,000 increase in other non-interest expenses primarily related to operating as a public company.

Liquidity and Capital Resources

           B & L Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities, investment securities and net operating income. While maturities and scheduled amortization of loans and mortgage-backed securities are a somewhat predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

           B & L Bank must maintain an adequate level of liquidity to ensure availability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and to take advantage of investment opportunities. At March 31, 1997, B & L Bank had approved loan commitments totaling $1,011,000 and had undisbursed loans in process of $393,000.

           Liquid funds necessary for normal daily operations are maintained in a working checking account and a daily time account with the Federal Home Loan Bank of Des Moines. It is B & L Bank's current policy to maintain adequate collected balances in those deposit accounts to meet daily operating expenses, customer withdrawals and fund loan demand. Funds received from daily operating activities are deposited on a daily basis in the checking account and transferred, when appropriate, to the daily time account to enhance income.

           Normal daily operating expenses are not expected to change significantly in the foreseeable future. Non-interest expense is expected to remain basically constant. Interest expense is expected to increase gradually as the rates on existing interest bearing transaction accounts are increased and maturing certificates of deposit are reinvested at currently higher interest rates. The interest expense increase is expected to be offset partially as interest rates are increased on current adjustable-rate loans and securities and as maturing investments are reinvested at higher interest rates. Customer deposits are expected to remain stable.

           At March 31, 1997, certificates of deposit amounted to $35 million, or 82.6%, of B & L Bank's total deposits, including $19.0 million of fixed rate certificates scheduled to mature within twelve months. Historically, B & L Bank has been able to retain a significant amount of its deposits as they mature. Management believes it has adequate resources to fund all loan commitments from savings deposits, loan payments and maturities of investment securities.

           The OTS currently requires a thrift institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1% of the sum of net withdrawable deposit accounts plus short-term borrowings. B & L Bank's liquidity ratio was 21.00% at March 31, 1997, and its short-term liquidity ratio at March 31, 1997 was 15.91%. B & L Bank consistently maintains liquidity levels in excess of regulatory requirements, and believes this is an appropriate strategy for proper asset and liability management.

           During the quarter ended March 31, 1997, Lexington repurchased 177,100 of its common shares at an average price of $15.24 per share. Approximately 50,600 shares will be used to fund Lexington's 1997 Management Recognition and Development Plan. Lexington completed the repurchase program authorized by the Board of Directors in March 1997.

           The OTS requires institutions such as B & L Bank to meet certain tangible, core, and risk-based capital requirements. Tangible capital generally consists of stockholders' equity minus certain intangible assets. Core capital generally consists of stockholders' equity. The risk-based capital requirements presently address risk related to both recorded assets and off-balance sheet commitments and obligations. The following table summarizes B & L Bank's capital ratios and the ratios required by regulation at March 31, 1997.

                                             Percent of Adjusted
                                 Amount         Total Assets
                                 ------      --------------------
                                    (Dollars in thousands)

Tangible capital. . . .         $13,027             22.6%
Tangible capital
 requirement. . . . . .             864              1.5
                                -------             ----
      Excess. . . . . .         $12,163             21.1%


Core capital. . . . . .         $13,027             22.6%
Core capital
 requirement. . . . . .           1,729              3.0
                                -------             ----
      Excess. . . . . .         $11,298             19.6%

Risk-based capital. . .         $13,189             45.0%
Risk-based capital
 requirement. . . . . .           2,343              8.0
                                -------             ----
      Excess. . . . . .         $10,846             37.0%

               MANAGEMENT OF LEXINGTON B & L FINANCIAL CORP.

           The following table sets forth certain information with respect to the directors of Lexington.

                                                         Year First
                           Principal Occupations         Elected       Term to
    Name          Age(1)   During Last Five Years        Director(2)   Expire
    ----          ------   ----------------------        -----------   ------

Norman Vialle(3)    70     Retired owner and operator of    1964        2000
                           Maid-Rite Drive-In, Lexington,
                           Missouri.

Charles R.
 Wilcoxon           84     Retired businessman.             1962        2000

Erwin Oetting,
 Jr.                56     President and Chief Executive    1966        1999
                           Officer of Lexington and
                           President, Chairman of the Board
                           and Chief Executive Officer of
                           B&L Bank.

Steve Oliaro        51     Owner of Baker Memorials, Inc.   1989        1999
                           and sole proprietor of Custom
                           Grafix Design, both in Lexington,
                           Missouri.

                     (table continued on following page)

                                                         Year First
                           Principal Occupations         Elected       Term to
    Name          Age(1)   During Last Five Years        Director(2)   Expire
    ----          ------   ----------------------        -----------   ------

E. Steva Vialle(3)  45     Treasurer, Chief Financial       1992        1998
                           Officer and Secretary of B&L
                           and Executive Vice President,
                           Chief Operating Officer and
                           Secretary of the Bank.

Glenn H. Twente     69     Retired chiropractor.            1981        1998

-------------------
(1)  At September 30, 1996.
(2)  Includes prior service on the Board of Directors of B&L Bank.
(3)  Norman Vialle is the uncle of E. Steva Vialle.

           The following table sets forth certain information regarding the executive officers of Lexington and B&L Bank who are not also directors of Lexington.

Name                             Age              Position
----                             ---              --------

Kathryn M. Swafford              34               Vice President,
                                                  Treasurer of B & L Bank
Mark D. Summerlin                32               Vice President of B & L
                                                  Bank

           Kathryn M. Swafford joined B & L Bank as Controller in 1984 and has been employed as Treasurer since 1988.

           Mark D. Summerlin has been employed by B & L Bank since 1985.

          EXECUTIVE COMPENSATION OF LEXINGTON B & L FINANCIAL CORP.

           Summary Compensation Table. The following information is furnished for Lexington's chief executive officer.

                                           Annual Compensation(1)
                                      -------------------------------------
Name and                                                       Other Annual
Position                 Year         Salary($)      Bonus     Compensation
--------                 ----         ---------      -----     ------------

Erwin Oetting, Jr.       1996          $71,899      $7,055      $10,073(2)
President and Chief      1995          $70,849      $6,875       $7,565
Executive Officer

----------------
(1) Compensation information for prior fiscal years has been omitted because Lexington was neither a public company nor a subsidiary thereof at such times. Excludes certain additional benefits, the aggregate amounts of which do not exceed 10% of total salary and bonus.
(2) Consists of directors' fees of $6,600 and a $3,473 salary received from B & L Bank's service corporation.

           Employment Agreements. Lexington and B & L Bank (collectively, the "Employers") have entered into a three-year employment agreement with Mr. Oetting. Under the agreement, the salary level for Mr. Oetting is $71,899, which amount will be paid by B & L Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. In determining the salary level for Mr. Oetting, the Board will consider compensation levels for similarly situated executives at comparable institutions, the financial performance of B & L Bank, as well as his individual performance. On each anniversary of the commencement date of the agreement, the term of the agreement may be extended for an additional year. The agreement is terminable by the Employers at any time or upon the occurrence of certain events specified by federal regulations.

           The employment agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Oetting is assigned duties inconsistent with his positions, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than Lexington purchases shares of Lexington Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Lexington representing 25% or more of the combined voting power of Lexington's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of Lexington approve a merger, consolidation, sale or disposition of all or substantially all of Lexington's assets, or a plan of partial or complete liquidation.

           The severance payment from the Employers will equal 2.99 times the executive's average annual compensation during the five-year period preceding the change in control. Such amount will be paid in a lump sum within 10 business days following the termination of employment. Assuming that a change in control had occurred at September 30, 1996, Mr. Oetting would have been entitled to severance payments of approximately $215,000. Section 280G of the Internal Revenue Code of 1986, as amended ("Code") states that severance payments that equal or exceed three times the base compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

           The agreement restricts the executive's right to compete against the Employers for a period of one year from the date of termination of the agreement if Mr. Oetting voluntarily terminates employment, except in the event of a change in control.

           Salary Continuation Agreements. B & L Bank has entered into a salary continuation agreement with Mr. Oetting to ensure his continued service with B & L Bank through retirement and to provide him with additional financial security at retirement. The agreement provides that if Mr. Oetting remains employed by B & L Bank through the retirement age specified in the Agreement, B & L Bank will provide him with monthly benefits of $2,917 for a period of 180 months following retirement. The agreement provides for retirement at age 60 for Mr. Oetting. Under the agreement, Mr. Oetting will vest ratably in his salary continuation benefit over the number of years remaining to the specified retirement age. However, in the event of a change in control of Lexington or B & L Bank (as defined in the agreements), Mr. Oetting would be fully vested as of the effective date of the change in control. In the event that Mr. Oetting terminates his employment with Lexington or B & L Bank prior to the specified retirement age, the retirement benefit will be reduced to the amount of the vested benefit on the date of termination. In the event of the Mr. Oetting's death while employed by Lexington or B & L Bank, his designated beneficiary will receive the same benefit as Mr. Oetting had retired at the specified retirement age. B & L Bank accrued compensation expense of approximately $29,000 during fiscal 1996 with respect to its liability to Mr. Oetting under the terms of the salary continuation agreement.

           Defined Benefit Plan. B & L Bank is a participant in the Financial Institution Retirement Fund ("FIRF"), a multi-employer, non-contributory defined benefit retirement plan. The FIRF plan covers all employees who have completed one year of service and have attained the age of 21 years and provides for monthly retirement benefits determined based on the employee's base salary and years of service after June 1, 1988. The normal retirement age is 65 and the early retirement age is before age 65, but generally after age 55. Normal retirement benefits are equal to 2.0% multiplied by the years of service to B & L Bank and the employee's average salary for the five highest consecutive years preceding retirement. Benefits under the plan are not subject to offset for social security benefits. If an employee elects early retirement, but defers the receipt of benefits until age 65, the formula for computation of early retirement benefits is the same as if the employee had retired at the normal retirement age. However, if the employee elects early retirement and receives benefits prior to age 65, benefits are reduced by applying an early retirement factor based on the number of years the early retirement date precedes age 65. If a participant terminates employment prior to the normal retirement date or early retirement date as a result of disability, the participant would receive the vested percentage of benefits at the participant's normal retirement date. Separate actuarial valuations are not made for individual members of the plan. Pension costs and funding include normal costs. According to FIRF, plan assets exceeded vested benefits as of June 30, 1995, the date of the most current actuarial valuation.
Pension expense for the fiscal year ended September 30, 1996 was $27,224. As of September 30, 1996, Mr. Oetting had 8.5 years of credited service under the plan.

           The following table illustrates annual pension benefits payable at normal retirement age, based on various levels of compensation and years of service.

                                             Years of Service
Highest Five Year            ----------------------------------------------
Annual Compensation           5        10          15         25        35
-------------------          ----------------------------------------------

$ 10,000. . . . . . . .     1,000     2,000      3,000      5,000     7,000
  20,000. . . . . . . .     2,000     4,000      6,000     10,000    14,000
  30,000. . . . . . . .     3,000     6,000      9,000     15,000    21,000
  40,000. . . . . . . .     4,000     8,000     12,000     20,000    28,000
  60,000. . . . . . . .     6,000    12,000     18,000     30,000    42,000
  80,000. . . . . . . .     8,000    16,000     24,000     40,000    56,000
 100,000. . . . . . . .    10,000    20,000     30,000     50,000    70,000
 120,000. . . . . . . .    12,000    24,000     36,000     60,000    84,000

               VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
                     OF LEXINGTON B & L FINANCIAL CORP.

            Persons and groups who beneficially own in excess of 5% of Lexington Common Stock are required to file certain reports with the SEC regarding such ownership pursuant to the Exchange Act. Based upon such reports, the following table sets forth, as of March 31, 1997, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Lexington Common Stock. Management knows of no persons other than those set forth below who owned more than 5% of the outstanding shares of Lexington Common Stock at March 31, 1997. The table also sets forth, as of March 31, 1997, information as to the shares of Common Stock beneficially owned by each director, the chief executive officer of Lexington, and all executive officers and directors of Lexington as a group. The table also provides pro forma information concerning the beneficial ownership of Lexington Common Stock by such persons and greater than 5% shareholders after giving effect to the issuance of 110,352 shares of Lexington Common Stock in the Merger.

                               Amount and                        Percent of
                               Nature of         Percent of      Shares
                               of Beneficial     Shares          Outstanding
Beneficial Owner               Ownership(1)      Outstanding     Post-Merger
----------------               ------------      -----------     -----------

Beneficial Owners of
 More Than 5%

B & L Bank Employee Stock        101,200             8.9%           8.1%
 Ownership Plan Trust

Jerome H. Davis                   98,200(2)          8.6            7.9
Susan B. Davis
c/o David M. Perlmutter, Esq.
200 Park Ave., Suite 4515
New York, NY  10166

Directors and Chief
 Executive Officer

Erwin Oetting, Jr.(3)             15,946             1.4            1.3
Steve Oliaro                      10,700               *              *
Norman Vialle                      7,500               *              *
Charles R. Wilcoxon                7,000               *              *
E. Steva Vialle                   17,664             1.6            1.4
Glenn H. Twente                    5,000               *              *

All Executive Officers and
Directors as a
Group (8 persons)                 69,919             6.1            5.6
____________________
(*)  Less than 1%.
(1) Pursuant to Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Corporation's Common Stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from March 31, 1997. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and/or investment power.
(2) Information concerning the shares owned by Jerome H. and Susan B. Davis is as of May 20, 1997 and was obtained from Amendment No. 2 to a Schedule 13D dated May 20, 1997. According to this filing, Mr. and Mrs. Davis have shared voting and dispositive power with respect to 98,200 shares.
(3)  Mr. Oetting is the Chief Executive Officer and a director of Lexington.

                 BUSINESS OF LAFAYETTE BANCSHARES, INC.
General

           Lafayette operates as a one bank holding company headquartered in Lexington, Missouri. Lafayette, with $33.9 million in assets, offers banking
services to individuals, business and agricultural customers.   Lafayette's
subsidiary, Lafayette County Bank of Lexington/Wellington, was founded in 1888 in the town of Wellington, Missouri. In 1982 the Bank branched and moved its home office to Lexington, located approximately 10 miles from Wellington.

           Lafayette considers its market area for loans and deposits to include the Missouri communities of Lexington and Wellington in northern
Lafayette County and southern Ray County, and Callao in Macon County.   The
market area of Lafayette encompasses a basic agriculture and small business economy.

Lending Activities

           Generally Lafayette's lending activities are balanced between commercial, agriculture, consumer, and real estate loans. Lafayette's net loans receivable totalled $15.7 million at March 31, 1997, representing 46.5% of consolidated total assets.

           The following table sets forth the composition of Lafayette's loan portfolio as of the dates indicated.

                                    At December 31,
                        --------------------------------------
                              1996                 1995
                        -----------------    -----------------
                        Amount    Percent    Amount    Percent
                        ------    -------    ------    -------
                                (Dollars in Thousands)

Commercial. . . . .     $3,278     21.0%     $3,314     22.6%
Agricultural. . . .      1,342      8.6       1,692     11.5
Consumer. . . . . .      4,165     26.7       3,880     26.4
Real estate:
  Commercial. . . .      2,414     15.5       1,796     12.3
  Agricultural. . .      1,018      6.6         825      5.6
  Residential . . .      3,364     21.6       3,178     21.6
                        ------    -----      ------    -----
   Total. . . . . .     15,581    100.0%     14,685    100.0%
                                  =====                =====
Less:
 Allowance for loan
  losses. . . . . .        216                  208
                       -------              -------
   Total loans. . .    $15,365              $14,477
                       =======              =======

           The following table shows the maturity of loans outstanding as of December 31, 1996.

                                             Maturing
                            ----------------------------------------------
                                         After One
                            Within       and Within    After
                            One Year     Five Years    Five Years    Total
                            --------     ----------    ----------    -----

Commercial. . . . . . .      $2,564        $  714         $  --      $3,278
Agricultural. . . . . .       1,303            39            --       1,342
Consumer. . . . . . . .       1,148         3,017            --       4,165
Real estate:
 Commercial . . . . . .       1,674           704            36       2,414
 Agricultural . . . . .         653           291            74       1,018
 Residential. . . . . .       1,122         2,067           175       3,364
                             ------        ------          ----     -------
     Total. . . . . . .      $8,464        $6,832          $285     $15,581
                             ======        ======          ====     =======

           The following table shows the amounts of loans due after December 31, 1997 that have fixed interest rates and that have adjustable interest rates.

                                     Fixed-rate       Adjustable-rate
                                     ----------       ---------------

Total loans due after
 December 31, 1997. . . . . .          $6,932               $184

           Management has taken steps to ensure loan quality by maintaining a balance in the mix of its loans and by reducing its exposure to any one borrower. By keeping its loan portfolio balanced, Lafayette has attempted to avoid problems associated with undue concentration of loans of a particular type. In addition, Lafayette also has kept its loans to one borrower below its legal lending limit to reduce its maximum exposure on a single line or it has obtained government guarantees to minimize its credit risk on larger credits. Lafayette has no concentration of loans to any one borrower exceeding 3% of total gross loans.

           A loan is generally placed on nonaccrual status when payments are past due 90 days or more and when management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In certain instances, Lafayette continues to accrue interest on loans past due 90 days or more, when collection of interest and principal is expected to resume and sufficient collateral is believed to exist to protect Lafayette form significant loss.

           The following table sets forth information with respect to Lafayette's nonaccrual, past due and restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                               At December 31,
                                             ------------------
                                             1996          1995
                                             ----          ----
                                               (In Thousands)

Loans accounted for on a
 nonaccrual basis:
  Commercial. . . . . . . . . . . . . .    $ 14            $ 3
  Agricultural. . . . . . . . . . . . .    ----             --
  Consumer. . . . . . . . . . . . . . .      41              7
  Real Estate:
   Commercial . . . . . . . . . . . . .    ----              1
   Agricultural . . . . . . . . . . . .       8             --
   Residential. . . . . . . . . . . . .       5             21
                                           ----            ---
      Total . . . . . . . . . . . . . .    $ 68            $32
                                           ====            ===

Accruing loans which are contractually
 past due 90 days or more:
  Commercial. . . . . . . . . . . . . .    $ 51            $ 6
  Agricultural. . . . . . . . . . . . .      --             --
  Consumer. . . . . . . . . . . . . . .      56              9
  Real Estate:
   Commercial . . . . . . . . . . . . .      10             --
   Agricultural . . . . . . . . . . . .      --             --
   Residential. . . . . . . . . . . . .      15              5
                                           ----            ---
      Total . . . . . . . . . . . . . .    $132            $20
                                           ====            ===

Restructured loans. . . . . . . . . . .    $ 22            $23

           The gross interest income on nonaccrual and restructured loans that would have been recorded in 1996 if the loans had been current in accordance with their terms was $7,000.

           Certain loans are restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower. For the period ended March 31, 1997, restructured loans
increased to $236,000 from $22,000 at December 31, 1996.   This increase can
be attributed to one line of credit of approximately $208,000 which had been delinquent at year end 1996 and was subsequently rewritten extending the loan repayment terms without reducing the interest rate. Additional collateral was obtained to support the line. This transaction reduced delinquent loans at March 31, 1997 from the December 31, 1996 level and increased the "watch/special mention" loan classification amounts at March 31, 1997.

           At March 31, 1997, classified loans totalled $905,000 and included $13,000 classified as "doubtful", $229,000 classified as "substandard" and $663,000 classified as "watch/special mention."

           The aggregate amounts of Lafayette's classified assets at March 31, 1997 were as follows:

                 Doubtful     Substandard    Special Mention      Total
             --------------  --------------  ---------------   --------------
             Amount  Number  Amount  Number  Amount   Number   Amount  Number
             ------  ------  ------  ------  ------   ------   ------  ------
                                (Dollars in Thousands)

Commercial    $--      --     $ 64     2      $ 96       4      $160      6
Agricultural   --      --        7     1        --      --         7      1
Consumer       13       6       90    21       186      40       289     67
Real Estate:
 Commercial    --      --       24     1       129       3       153      4
 Agricultural  --      --       --    --        --      --        --     --

 Residential   --      --       44     7       252       9       296     16
              ---      --     ----    --      ----      --      ----     --
              $13       6     $229    32      $663      56      $905     94
              ===      ==     ====    ==      ====      ==      ====     ==

           At March 31, 1997, management of Lafayette was unaware of any material loans not reported as delinquent or classified, where known information about possible credit problems of the borrowers would cause management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms at that date and which may result in future inclusion in the non-performing asset category.

Allowance for Loan Losses

           The following table sets forth an analysis of Lafayette's allowance for loan losses for the periods indicated.

                                         Year Ended December 31,
                                         -----------------------
                                           1996         1995
                                           ----         ----
                                         (Dollars in Thousands)

Balance at beginning of period. . . .       $208        $166

Provision for loan losses . . . . . .         33          45

Recoveries. . . . . . . . . . . . . .         17           8

Charge-offs:
 Commercial and Agricultural. . . . .        (15)         --
 Consumer . . . . . . . . . . . . . .        (27)        (11)
 Real estate. . . . . . . . . . . . .         --          --
                                            ----        ----
   Total charge-offs. . . . . . . . .        (42)        (11)

   Net charge-offs. . . . . . . . . .        (25)         (3)
                                            ----        ----
Balance at end of period. . . . . . .       $216        $208
                                            ====        ====
Ratio of net charge-offs to
 average loans outstanding
 during the period. . . . . . . . . .        .16%        .02%
                                             ===         ===
           The allowance for loan losses is established by charges to operations based on management's evaluation of the assets, economic conditions, and other factors considered necessary to maintain the allowance at an adequate level. Uncollectible loans are charged to the allowance at an adequate level. Uncollectible loans are charged to the allowance account in the period such determination is made. For a discussion of the factors responsible for changes in Lafayette's provision for loan losses from 1995 to 1996, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAFAYETTE BANCSHARES, INC. -- RESULTS OF OPERATIONS -- Provisions for Loan Losses."

           The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                  At December 31,
                       -------------------------------------------
                              1996                    1995
                       -------------------       -----------------
                                  % of                    % of
                                  Loans in                Loans in
                                  Category                Category
                                  to Total                to Total
                       Amount     Loans          Amount   Loans
                       ------     -----          ------   -----
                               (Dollars in Thousands)

Commercial. . .        $ 50        21.0           $ 89     22.6
Agricultural. .          11         8.6             10     11.5
Consumer. . . .          77        26.7             30     26.4
Real estate:
 Commercial . .           4        15.5              6     12.3
  Agricultural.          --         6.6             --      5.6
  Residential .          38        21.6             28     21.6
Unallocated . .          36         N/A             45      N/A
   Total allowance     ----       -----           ----    -----
    for loan
    losses. . .        $216       100.0%          $208    100.0%
                       ====       =====           ====    =====
Securities

           Lafayette's investment strategy is to purchase U.S. Treasury and Federal agency securities with maturities up to two years and municipal securities with maturities up to five years. Most of the Federal Agency securities are callable by the issuing agency. Variation from these investment guidelines is dependent on management's estimate of the current position of interest rates on the interest curve.

           The following table sets forth the composition of Lafayette's investment securities portfolio at the dates indicated.

                                           At December 31,
                            -----------------------------------------------
                                    1996                      1995
                            ---------------------     ---------------------
                            Carrying   Percent of     Carrying   Percent of
                            Value      Portfolio      Value      Portfolio
                            -----      ---------      -----      ---------
                                        (Dollars in Thousands)
Available for sale:
 Mutual funds. . . . .     $   113       0.8%        $   113        1.0%

Held to maturity:
 U.S. Government
 obligations . . . . .       4,893      36.6           6,494       47.5
 Federal agency
  obligations. . . . .       7,634      57.0           6,229       45.6
 State and municipal
  obligations. . . . .         754       5.6             716        5.2
 Certificates of
  deposit. . . . . . .          --        --             105        0.7
    Total held to          -------     -----         -------      -----
     maturity. . . . .      13,281      99.2          13,544       99.0
                           -------     -----         -------      -----
     Total . . . . . .     $13,394     100.0%        $13,657      100.0%
                           =======     =====         =======      =====

          The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of Lafayette's investment securities at December 31, 1996. Yields on tax exempt obligations have not been computed on a tax equivalent basis.

                                            Over              Over
                         Less Than          One to            Five to
                         One Year           Five Years        Ten Years
                      --------------      --------------    -------------
                      Amount   Yield      Amount   Yield    Amount  Yield
                      ------   -----      ------   -----    ------  -----
                                  (Dollars in Thousands)

Available for sale:
  Mutual funds. .      $113    5.24%     $   --       --%    $--       --%

Held to maturity:
  U.S. Government
   obligations. .     2,600    6.08       2,293     5.75
  Federal agency
   obligations. .     1,100    5.94       6,534     6.67
  State and
   municipal
   obligations. .        146   6.43         515     9.12      93    10.32
                      ------   ----      ------     ----     ---    -----
     Total held to
      maturity. .      3,846   6.06       9,342     6.57      93    10.32
                      ------   ----      ------     ----     ---    -----
      Total . . .     $3,959   6.06%     $9,342     6.57%    $93    10.32%
                      ======   ====      ======     ====     ===    =====

Deposits and Other Sources of Funds

           Substantially all of Lafayette's depositors are residents of the State of Missouri. Deposits are attracted from within Lafayette's market area through the offering of a broad selection of deposit instruments, including non-interest bearing checking accounts, NOW accounts, money market deposit accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.

           The following table sets forth the balances in dollar amounts of deposits in the various types of accounts offered by Lafayette at the dates indicated.

                                         At December 31,
                                        -----------------
                                        1996         1995
                                        ----         ----
                                         (In Thousands)

Non-interest-bearing. . . . . . . .   $ 3,574      $ 4,210
NOW checking. . . . . . . . . . . .     3,630        3,827
Regular savings . . . . . . . . . .     2,419        2,523
Money market deposit. . . . . . . .     3,609        3,021
Certificates of deposit:
  Three months or less. . . . . . .     6,882        4,875
  Four to 12 months . . . . . . . .     6,416        4,845
  Over 12 months. . . . . . . . . .     2,981        5,133
                                      -------      -------
    Total deposits. . . . . . . . .   $29,511      $28,434
                                      =======      =======

           The following table sets forth the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996.

Maturity Period                                         Amount
---------------                                         ------
                                                    (In Thousands)

Three months or less. . . . . . . . . . . . . . .       $1,321
Over three through six months . . . . . . . . . .          100
Over six through 12 months. . . . . . . . . . . .          460
Over 12 months. . . . . . . . . . . . . . . . . .          800
                                                        ------
     Total. . . . . . . . . . . . . . . . . . . .       $2,681
                                                        ======

           Lafayette has the ability to use advances from the FHLB of Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. As a member of the FHLB of Des Moines, Lafayette is required to own capital stock in the bank to obtain advances, which must be collateralized by either mortgage loans or securities. Lafayette had the following advances outstanding with the FHLB as indicated in the following table at the dates indicated.

                                                  Outstanding
   Date of      Maturity     Interest            At December 31,
   Advance        Date         Rate        1996       1995       1994
   -------        ----         ----        ----       ----       ----
                                                  (In Thousands)

   3/15/94      3/15/99       6.30%        $ 35       $ 35       $ 35
   3/13/94      3/15/00       6.50           35         35         35
   3/15/04      3/15/01       6.70           35         35         35
   3/15/94      3/15/02       6.80           35         35         35
   6/08/95      6/08/98       5.86          100        100          0
   9/15/95      9/15/98       5.93          100        100          0
                                           ----       ----       ----
                                           $340       $340       $140
                                           ====       ====       ====

           At March 31, 1997, Federal Agency securities with a market value of $395,000 have been pledged as collateral to secure the above advances from the FHLB of Des Moines.

Properties

           In addition to Lafayette's home office located in Lexington, Missouri, the Bank has two other branch offices located in Wellington and Callao, Missouri. The Lexington office is a modern banking office constructed
in 1982 and contains approximately 8,000 square feet.   The branch office in
Wellington was constructed around 1920, has been remodeled several times and
contains approximately 5,000 square feet.   The Callao office was acquired in
1986 through the purchase of the Callao Community Bank from the FDIC.
Although the date of construction of the Callao office is not known, it is estimated to have been built around 1930 and has approximately 4,000 square
feet.   All three offices have vaults containing rental safe deposit boxes.
At March 31, 1997, the net book value of Lafayette's premises and equipment was $387,000.

Personnel

           At March 31, 1997, Lafayette had 13 full-time and two part-time employees at its Lexington office, two full-time and two part-time employees at its Wellington office, and three full-time and two part-time employees at it Callao office. Employee relations are considered good and none of the employees are represented by a collective bargaining unit.

Competition

           Lafayette's subsidiary operates in an extremely competitive market for loans and deposits because of its close proximity to the Kansas City metropolitan area. Two of the commercial banks in Lexington are operated as branches of larger banks in the Kansas City area with much larger asset bases and more resources then Lafayette. The result of this highly competitive market is a higher cost of funds and a lower net interest spread and interest margin than comparable banks in its peer group within the State of Missouri and nationally.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS OF LAFAYETTE BANCSHARES, INC.

General

           The following financial review presents management's discussion and analysis of Lafayette's consolidated financial condition and results of operations. This review highlights the major factors affecting results of operation and any significant changes in financial condition for the three-year period ending December 31, 1996 and for the three-month periods ending March 31, 1997 and 1996. This discussion should be read in conjunction with accompanying consolidated financial statements, and the notes to financial statements appearing elsewhere in this Proxy Statement.

Overview

           Lafayette recorded consolidated net income of $261,506 for the year ended December 31, 1996, compared to net income of $202,859 and $121,646 for 1995 and 1994, respectively. For the three months ended March 31, 1997, Lafayette reported consolidated net income of $49,325 compared to $66,642 for the same period in 1996. These operating results represent a 28.9% increase in net income for 1996 compared to 1995 and a 66.6% increase in net income for 1995 compared to 1994. For the three month period ended March 31, 1997, consolidated net income decreased 26.0% compared to the same period in 1996. Per share earnings for 1996 were $0.23, a 27.7% increase over 1995 per share earnings of $0.18. Per share results for 1995 represented a 63.6% increase over 1994 results of $0.11. Earnings per share of $0.04 for the three months ended March 31, 1997 declined 33.3% from the $0.06 reported for the three months ended March 31, 1996.

           Lafayette's improved earnings during 1996 over 1995 were primarily driven by an increase in net interest income, along with higher noninterest income and a lower provision for loan losses. These increases were partially offset by higher noninterest expenses. Consolidated earnings improvement for 1995 over 1994 was the result of an increase in net interest earnings, along with higher noninterest income and marginally lower noninterest expenses. These increases for 1995 over 1994 were partially offset by a higher provision for loan losses. The decline in net income for the first three months of 1997 compared to the same period in 1996 was the result of higher noninterest expenses and a larger provision for loan losses, offset somewhat by an increase in noninterest income. Net interest income for the three months ended March 31, 1997 only marginally increased over net interest income for the same period in 1996.

Results of Operations

           Net interest income, Lafayette's principal source of earnings, is the amount of interest income generated by interest-earning assets less interest expense paid on interest-bearing liabilities.

           The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                               Three Months Ended March 31,
                 -----------------------------------------------------------
                            1997                          1996
                 ----------------------------  -----------------------------
                            Interest  Average             Interest   Average
                 Average    and       Yield/   Average    and        Yield/
                 Balance    Dividends Cost     Balance    Dividends  Cost
                 -------    --------- ----     -------    ---------  ----
Interest-earning
 assets:
 Loans
  receivable.  $15,658,084  $371,218  9.61%  $14,697,783  $359,030  9.91%
 Investment
  securities.   13,741,902   202,629  5.98    13,443,109   200,800  6.06
 Interest-
  bearing
  due from
  banks . . .      184,338     1,548  3.41       309,848     4,027  5.27
 Federal
  funds
  sold. . . .    1,148,560    14,663  5.18       618,942     8,209  5.38
   Total       -----------   ------- -----   -----------  -------- -----
    interest-
    earning
    assets. .   30,732,884   590,058  7.79    29,069,682   572,066  7.98
               -----------   ------- -----   -----------  -------- -----
Non-interest-
 earning assets:
 Premises and
  equipment .      390,424                       388,757
 Other assets    1,783,777                     1,842,122
   Total       -----------                   -----------
    assets. .  $32,907,085                   $31,300,561
               ===========                   ===========
Interest-bearing
 liabilities:
 Deposits . .  $26,512,600   302,217  4.62   $24,911,873   281,848  4.59
 FHLB
  advances. .      340,000     5,181  6.18       340,000     5,307  6.33
 Notes payable     558,219    15,426 11.21       653,219    18,198 11.30
   Total       -----------   ------- -----   -----------  -------- -----
   interest-
   bearing
   liabilities  27,410,819   322,824  4.78    25,905,092   305,353  4.78
               -----------   ------- -----   -----------  -------- -----
Non-interest-
 bearing
 liabilities     3,240,475                     3,347,850

Other
 liabilities       281,076                       279,790
   Total       -----------                   -----------
    liabili-
    ties        30,932,370                   $29,532,732

                               Three Months Ended March 31,
                 -----------------------------------------------------------
                            1997                          1996
                 ----------------------------  -----------------------------
                            Interest  Average             Interest   Average
                 Average    and       Yield/   Average    and        Yield/
                 Balance    Dividends Cost     Balance    Dividends  Cost
                 -------    --------- ----     -------    ---------  ----
Stockholders'
 equity . . .    1,974,715                     1,767,829
   Total       -----------                   -----------
    liabilities
    and stock-
    holders'
    equity. .  $32,907,085                   $31,300,561
               ===========                   ===========
Net interest
 earnings . .               $267,234                      $266,713
                            ========                      ========
Interest rate
 spread . . .                         3.01                          3.20

Net interest
 margin . . .                         3.53                          3.72

Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities.          112%                          112%

                                                  Year Ended December 31,
               --------------------------------------------------------------------------------------------
                              1996                      1995                           1994
               ------------------------------- -----------------------------  -----------------------------
                           Interest    Average            Interest   Average  Interest    Average
              Average     and         Yield/  Average     and        Yield/   Average     and         Yield/
              Balance     Dividends   Cost    Balance     Dividends  Cost     Balance     Dividends   Cost
              -------     ---------   ----    -------     ---------  ----     -------     ---------   ----
Interest-
 earning
 assets:
 Loans
 receivable   $15,211,142 $1,481,550  9.47%   $13,815,703 $1,345,793  9.74%   $11,870,402 $1,071,669  9.03%
 Investment
  securities   13,489,733    812,226  6.02     13,241,269    747,514  5.65     14,340,700    676,169  4.72
 Interest-
  bearing
  due from
  banks           245,618     11,132  4.53        180,419      8,503  4.71         51,691      2,878  5.57
 Federal
  funds
  sold            832,307     42,285  5.08        635,862     36,436  5.73        822,772     32,921  4.00
   Total      -----------  --------- -----    -----------  --------- -----    -----------  --------- -----
    interest-
    earning
    assets     29,778,800  2,347,193  7.88     27,873,253  2,138,246  7.67     27,085,565  1,783,637  6.59
              ----------- ----------          ----------- ----------         ----------- ----------
Non-interest-
 earning assets:
 Premises and
  equipment       402,964                         401,948                         439,375
 Other assets   1,741,943                       1,879,160                       1,954,571
   Total      -----------                     -----------                     -----------
    assets    $31,923,707                     $30,154,361                     $29,479,511
              ===========                     ===========                     ===========
Interest-
 bearing
 liabilities:
 Deposits     $25,553,494  1,171,789  4.59    $24,019,434  1,054,829  4.39    $23,968,694    840,211  3.51
 FHLB
  advances        340,000     21,460  6.31        239,346     15,310  6.40        117,289      7,990  6.81
 Notes
  payable         605,719     69,763 11.52        700,719     80,542 11.49        795,719     91,469 11.50
   Total
    interest-
    bearing
    liabili-
    ties       26,499,213  1,263,012  4.77     24,959,499  1,150,681  4.61     24,881,702    939,670  3.78
              ----------- ----------          ----------- ----------          ----------- ----------
Non-interest-
 bearing
 liabilities    3,301,535                       3,289,738                       2,887,048

Other
 liabilities      258,168                         245,684                         187,882
   Total      -----------                     -----------                     -----------
    liabili-
    ties       30,058,916                      28,494,921                      27,956,632

Stockholders'
 equity         1,864,791                       1,659,440                       1,522,879
   Total      -----------                     -----------                     -----------
    liabilities
    and stock-
    holders'
    equity    $31,923,707                     $30,154,361                     $29,479,511
              ===========                     ===========                     ===========
Net interest
 earnings     $ 1,084,181                     $   987,565                     $   843,967
              ===========                     ===========                     ===========
Interest rate
 spread                               3.11                            3.06                            2.81

Net interest
 margin                               3.64                            3.54                            3.12

Ratio of
 average
 interest-
 earning
 assets to
 average
 interest-
 bearing
 liabilities          112%                            112%                           109%

                                                     -71-

           The following table sets forth the effects of changing rates and volumes on interest income and expense of Lafayette.  Information is provided with respect to (i) effects attributable to changes in volume
(changes in volume multiplied by prior rate); and (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume).  Changes attributable to the combined impact of changes in rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

               Three Months Ended            Three Months Ended            Three Months Ended
               March 31, 1997 Compared       March 31, 1996 Compared       March 31, 1995 Compared
               to Three Months Ended         to Three Months Ended         to Three Months Ended
               March 31, 1996 Increase       March 31, 1995 Increase       March 31, 1994 Increase
               (Decrease) Due to             (Decrease) Due to             (Decrease) Due to
               -----------------------       -----------------------       -------------------------
               Rate       Volume   Net       Rate      Volume    Net       Rate       Volume     Net
               ----       ------   ---       ----      ------    ---       ----       ------     ---
Interest-
 earning
 assets:
 Loans
 receivable    $(11,181)  $23,369  $12,188    $ 9,075  $126,682  $135,757  $ 133,987  $140,137   $274,124
 Investment
  securities     (2,929)    4,758    1,829     58,887     5,825    64,712    157,195   (85,850)    71,345
 Interest-
  bearing due
  from banks     (1,159)   (1,320)  (2,479)      (294)    2,923     2,629     (1,079)    6,704      5,625
 Federal funds
  sold             (341)    6,795    6,454     (4,902)   10,751     5,849     12,635    (9,120)     3,515
               --------   -------  -------    -------  --------  --------   --------  --------   --------
   Total net
    change in
    income on
    interest-
    bearing
    assets      (15,610)   33,602   17,992     62,766   146,181   208,947    302,738    51,871    354,609
               --------   -------  -------    -------  --------  --------   --------  --------   --------
Interest-
 bearing
 liabilities:
 Deposits         1,281    19,088   20,369     41,800    75,160   116,960    209,216     5,402    214,618
 FHLB advances     (126)       --     (126)      (366)    6,516     6,150     (1,031)    8,351      7,320
 Notes payable      (33)   (2,739)  (2,772)      (87)   (10,692)  (10,779)      (112)  (10,815)   (10,927)
               --------   -------  -------    -------  --------  --------   --------  --------   --------
   Total net
    change in
    expense on
    interest-
    bearing
    liabilities   1,122    16,349   17,471     41,347    70,984   112,331    208,073     2,938    211,011
               --------   -------  -------    -------  --------  --------   --------  --------   --------
Net change in
 net interest
 income        $(16,732)  $17,253  $   521    $21,419  $ 75,197  $ 96,616   $ 94,665  $ 48,933   $143,598
               ========   =======  =======    =======  ========  ========   ========  ========   ========
                                                    -72-

           Net Interest Earnings. For the year ended December 31, 1996, interest income increased $208,947 to $2,347,194, compared to $2,138,245 in 1995 and $1,783,638 in 1994. During the three-month period ended March 31, 1997, interest income increased $17,992 to $590,058 compared to $572,066 for the same period in 1996. For 1996, interest expense increased $112,331 to $1,263,013, compared to $1,150,681 in 1995 and $939,670 in 1994. During the
three-month period ended March 31, 1997, interest expense increased $17,471 to $322,824 compared to $305,353 for the same period in 1996. These changes resulted in an increase in Lafayette's net interest earnings of $96,617 to $1,084,181 in 1996 compared to $987,564 in 1995 and $843,968 in 1994. For the three-month period ended March 31, 1997, net interest earnings increased slightly to $267,234, compared to $266,713 for the same period in 1996.

           Net interest margin measures Lafayette's ability to generate net interest earnings. The behavior of the margin depends on the interaction of three factors: 1) net interest spread (defined as the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities); 2) yield earned on assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital); and 3) percentage of earning assets funded by interest-free funding sources and the mix of earning assets.

           Interest-earning assets averaged $29,778,800 during 1996 compared to $27,873,253 in 1995 and $27,085,565 in 1994. Interest-earning assets averaged $30,732,884 for the three-month period ended March 31, 1997 compared to $29,069,682 in 1996. Increases in average earning assets were the result of a corresponding increase in interest-bearing deposits.

           The net interest margin earned by Lafayette during 1996 was 3.64%, compared to 3.54% in 1995 and 3.12% in 1994. For the three months ended March 31, 1997 and 1996, the net interest margin was 3.53% and 3.72%, respectively. The primary factors contributing to the improvement in Lafayette's net interest margin in 1996 as compared to 1995 and 1994 was an overall increase in the net interest spread and to the change in the balance sheet mix of interest-earning assets from investment securities to loans. Average loans increased $1,395,439 to $15,211,142 in 1996 compared to $13,815,703 in 1995 and $11,870,402 in 1994.  At March 31, 1997, loans averaged $15,658,084, an increase of $960,301 over March 31, 1996. Average investment securities declined from $14,340,700 for 1994 to $13,489,733 for 1996. Although, average investment securities during the first three months of 1997 increased $298,793 over the same period of 1996, securities represented a lesser portion of total average earning assets in 1997.

           Lafayette's cost of funds for 1996 increased 16 basis points to 4.77%, compared to 4.61% for 1995 and 3.78% for 1994. During the first three months of 1997, cost of funds was 4.78%, representing no change from the same period of 1996. The general increase in interest rates in 1995 compared to 1994 contributed to an 83 basis point increase in the cost of funds for 1995 and was a contributing factor for the increase in 1996 resulting from the renewal of certificates of deposits in a higher interest rate environment. The 16 basis point increase in the 1996 cost of funds compares to a 21 basis point increase in the yield on earning assets, which widened the net interest spread to 3.11% from 3.06% in 1995. For the three months ended March 31, 1997, the net interest spread narrowed 19 basis points despite an unchanged average cost of funds rate from 1996. The yield on earnings asset declined from 7.98% in 1996 to 7.79% in 1997 and contributed to the narrower interest spread.

           Provision for Loan Losses. The allowance for loan losses represents management's judgement of the losses inherent in Lafayette's loan portfolio. The provision for loan losses is the amount necessary to adjust the allowance to the level considered appropriate by management after considering such items as historical loss trends, a review of individual loans, current and projected economic conditions, loan growth and characteristics and other factors. The provision for loan losses declined $12,000 to $33,000 for 1996, compared to $45,000 for 1995 and $11,000 for
1994. For the first three months of 1997 the provision for loan losses increased $9,000 to $12,000, compared to $3,000 for the same period in 1996. The increase in 1997 was the result of higher loan losses and an increase in outstanding loans. The allowance for loan losses as a percentage of outstanding loans at December 31, 1996 was

1.38%, compared to 1.41% at year end 1995 and 1.28% at year end 1994. At March 31, 1997, the allowance for loan losses as a percentage of outstanding loans was 1.35%, compared to 1.40% at March 31, 1996.

           Noninterest Income. Noninterest income for 1996 increased $8,415 to $244,690, compared to $236,275 for 1995 and $205,298 for 1994. For the three months ended March 31, 1997, noninterest income increased $5,277 to $72,181 compared to $66,904 for the same period a year ago. Increased service charges on deposit accounts accounted for a majority of the increase.
Included in noninterest income were gains on the sale of investment securities classified as held-to-maturity amounting to $8,577 in 1996, compared to $6,849 in 1995 and $5,171 in 1994, resulting primarily from call options exercised by Federal agencies. There were no gains or losses on securities during the first three months of 1997, compared to $8,273 of gains recorded in the same period last year.

           Noninterest Expense. Noninterest expenses for 1996 increased $27,385 to $884,365, compared to $856,980 in 1995 and $859,620 in 1994. For the three months ended March 31, 1997 and 1996, noninterest expenses amounted to $247,090 and $220,975, respectively. The level of other expenses for 1996 and 1995 was effected by the decrease in premiums paid for deposit insurance from levels paid in 1994 as a result of reduction in the assessment rate by the FDIC. Deposit insurance for 1996 totalled $25,202, compared to $40,763 for 1995 and $67,396 for 1994. The increase in noninterest expenses during the first three months of 1997 of $26,115 over the same period a year ago is the result of an increase in personnel expense of $21,077 and a special charge to expense of $14,748 for the surrender charge on life insurance purchased to fund salary continuation agreements Lafayette entered into with two of its principal officers. Lafayette had 17 full time and seven part-time employees at March 31, 1997 and at December 31, 1996.

           Income Taxes. Income tax expense totaled $150,000 in 1996, compared to $119,000 in 1995 and $57,000 in 1994. For the three months ended March 31, 1997, income tax expense totaled $31,000 compared to $43,000 for the same period a year ago. The effective tax rates were 36.5% for 1996, compared to 36.9% in 1995 and 31.9% in 1994. For the first three months of 1997, the effective tax rate was 38.6% compared to 39.2% for the same period last year. Non taxable interest income and Bank taxes paid to the State of Missouri at the rate of 7% are the primary reasons for the difference between the Federal statutory rate of 34% and the effective tax rates.

              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
                     OF LAFAYETTE BANCSHARES, INC.

           The following table sets forth, as of the Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Lafayette Common Stock. The following table also sets forth, as of the Record Date, information as to the shares of Lafayette Common Stock beneficially owned by each director, by the Chief Executive Officer of Lafayette, and by all executive officers and directors of Lafayette as a group.

                             Number of Shares             Percent of Shares
Name                        Beneficially Owned              Outstanding
----                        ------------------              -----------
Beneficial Owners of
 More Than 5%

Richard E. Jones and             70,000                         6.2%
Velma M. Jones

Steven Haller and                75,000                         6.6
Laura Haller

Robert F. Jackson                95,000                         8.4

                             Number of Shares             Percent of Shares
Name                        Beneficially Owned              Outstanding
----                        ------------------              -----------
Directors

Donald L. Coen                   21,000                         1.9
William J. Huhmann(1)           305,000                        27.0
Terry L. Thompson                65,000                         5.8
Ranie Thompson                   29,800                         2.6

All Executive Officers and      420,800                        37.3
 Directors as a Group
 (four persons)

-----------------
(1)  Mr. Huhmann is also the Chief Executive Officer.

                  DESCRIPTION OF LEXINGTON CAPITAL STOCK

           Lexington is authorized to issue 8,000,000 shares of Common Stock, $0.01 par value per share and 500,000 shares of preferred stock, par value $0.01 per share. Lexington Common Stock is listed for trading on the Nasdaq SmallCap Market under the symbol "LXMO." Each share of Lexington Common Stock has the same relative rights and is identical in all respects with every other share of Lexington Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the Lexington Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

Common Stock

           Voting Rights. The holders of Lexington Common Stock possess exclusive voting rights in Lexington. Each holder of Lexington Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Lexington Common Stock. Holders of shares of Lexington Common Stock are not entitled to cumulate votes for the election of directors.

           Dividends. The holders of Lexington Common Stock are entitled to such dividends as the Lexington Board may declare from time to time out of funds legally available therefor. Dividends from Lexington depend upon the receipt by Lexington of dividends from B & L Bank because Lexington has no material source of income other than dividends from B & L Bank.

           Liquidation. In the event of liquidation, dissolution or winding up of Lexington, the holders of shares of Lexington Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Lexington.

           Other Characteristics. Holders of Lexington Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of Lexington Common Stock which may be issued. Therefore, the Lexington Board may authorize the issuance and sale of shares of capital stock of Lexington without first offering them to existing shareholders of Lexington. Lexington Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Lexington Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

Preferred Stock

           Lexington's Articles of Incorporation authorize the Lexington Board to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Lexington Board. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, the Lexington Board could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Lexington in any transaction not approved by the Lexington Board.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

           Lexington is incorporated under the laws of the State of Missouri and, accordingly, the rights of Lexington's shareholders are governed by Lexington's Articles of Incorporation, Bylaws and the Missouri GBCL. Lafayette is also incorporated under the laws of the State of Missouri and, accordingly, the rights of Lafayette's shareholders are governed by Lafayette's Articles of Incorporation, Bylaws and the Missouri GBCL.

           Upon consummation of the Merger, those shareholders of Lafayette who receive shares of Lexington Common Stock in exchange for their shares of Lafayette Common Stock will be governed, with respect to their rights as Lexington shareholders, by Lexington's Articles of Incorporation, Bylaws and the Missouri GBCL. The following is a summary of material differences between the Articles of Incorporation and Bylaws of Lexington and the Articles of Incorporation and Bylaws of Lafayette. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the articles of incorporation and bylaws of each corporation.

Payment of Dividends

           Lexington. Under Missouri law, Lexington may pay cash dividends in an amount equal to its paid-in surplus and retained earnings (less unallocated stock held by its ESOP and its stock benefit plans), so long as no dividend is declared or paid at a time when the net assets of Lexington are less than its stated capital or when the payment thereof would reduce the net assets of Lexington below its stated capital.

           Lafayette. Under Missouri law, Lafayette may pay cash dividends in an amount equal to its paid-in surplus and retained earnings, so long as no dividend is declared or paid at a time when the net assets of Lafayette are less than its stated capital or when the payment thereof would reduce the net assets of Lafayette below its stated capital.

Size of Board of Directors

           Lexington. Lexington's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 15 members, with the current number set at six by the Bylaws of Lexington. The Bylaws of Lexington provide that the Board of Directors may change the authorized number of directors within the stated range by resolution adopted by at least two-thirds of the Board. Changes in the size of the range may be made by an amendment to Lexington's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of Lexington through an increase in the number of Lexington's directors and election of such person's or entity's nominees to fill the newly created vacancies.

           Lafayette. Lafayette's Articles of Incorporation provide that its Board of Directors shall consist of no more than five members. The current number of directors is four. Increases in the number of directors beyond five may be made by an amendment to Lafayette's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote.

Classified Board of Directors

           Lexington. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. Lexington's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

           Lafayette. Lafayette's Bylaws permit a classified Board of Directors. However, because Lafayette has not implemented a classified board, all of the directors are elected each year.

Cumulative Voting

           Lexington. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. Lexington's Articles of Incorporation eliminate cumulative voting. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on Lexington's Board of Directors.

           Lafayette. Lafayette shareholders are entitled to cumulative voting in the election of directors.

Removal of Directors

           Lexington. Lexington's Articles of Incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed for cause by a vote of the holders of at least 80% of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon a super-majority vote and only for cause makes it difficult for a person or entity immediately to acquire control of Lexington's Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

           Lafayette. Pursuant to the Missouri GBCL, at a meeting called expressly for that purpose, one or more directors or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Vacancies on the Board of Directors

            Lexington. Lexington's Articles of Incorporation provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve until the next election of directors.

            Lafayette. Lafayette's Articles of Incorporation provide that the Board of Directors may appoint persons to fill vacancies created by the death or resignation or disqualification of one or more of the directors. Pursuant to the Missouri GBCL, newly created directorships resulting from an increase in the number of directors may be filled by the directors then in office.

Special Meetings of Shareholders and Action Without a Meeting

           Lexington. The Bylaws of Lexington provide that special meetings of shareholders may be called by the president or the Board of Directors.
This restriction on the calling of special shareholders' meetings may deter hostile takeovers of Lexington by making it more difficult for a person or entity to obtain immediate control of Lexington between one annual meeting and the next. Pursuant to Lexington's Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote on the matter.

           Lafayette. The Bylaws of Lafayette provide that special meetings of shareholders may be called by the president, by the Board of Directors, or by the holders of not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Pursuant to Lafayette's Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote on the matter.

Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Meetings of Shareholders

           Lexington. The Bylaws of Lexington generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to Lexington at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of Lexington and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

           Lafayette. Lafayette's Articles of Incorporation and Bylaws do not impose any requirements for nominations of directors and presentation of new business at meetings of shareholders.

Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution

           Lexington. Article X of Lexington's Articles of Incorporation requires the approval of the holders of (i) at least 80% of Lexington's outstanding shares of voting stock, and (ii) at least a majority of Lexington's outstanding shares of voting stock, not including shares held by an "Interested Shareholder," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of Lexington's Board of Directors who were directors prior to the time when the Interested Shareholder became an Interested Shareholder. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Missouri law would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 5% or more of the outstanding shares of voting stock of Lexington. The provisions of Article X apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of Lexington or any of its affiliates with or into any Interested

Shareholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Lexington or any of its affiliates to any Interested Shareholder; (iii) the issuance or transfer by Lexington or any of its subsidiaries of any securities of Lexington or any of its subsidiaries to any Interested Shareholder in exchange for consideration which equals or exceeds 25% of the fair market value of Lexington Common Stock;
(iv) the adoption of any plan for the liquidation or dissolution of Lexington proposed by or on behalf of any Interested Shareholder; and (v) any reclassification of Lexington Common Stock or recapitalization of Lexington which increases the proportionate share of Lexington Common Stock owned by any Interested Shareholder. The increased shareholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

           Lafayette. Lafayette's Articles of Incorporation do not contain a similar provision. Pursuant to the Missouri GBCL, a plan of merger or plan of consolidation must be submitted to a vote at a meeting of shareholders. The plan of merger or plan of consolidation will be approved upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote.

Limitation on Voting Rights

           Lexington. Lexington's Articles of Incorporation provide that in no event shall any record owner of any outstanding Lexington Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Lexington Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless permitted by a resolution adopted by a majority of the Board of Directors. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act and includes shares beneficially owned by such person or any of such person's affiliates (as defined in the Articles of Incorporation), shares which such person or such person's affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and such person's affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Lexington or B & L Bank or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Lexington to be beneficially, owned by such person and his or her affiliates.

           Lafayette. Lafayette's Articles of Incorporation do not contain a similar provision.

Rights of Shareholders to Dissent

           Lexington. Under the Missouri GBCL shareholders of Lexington will generally have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Lexington is a party. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required by the Missouri GBCL for the corporate action. Shareholders of Lexington do not have dissenters' rights in connection with the Merger.

           Lafayette. Under the Missouri GBCL, shareholders of Lafayette generally have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Lafayette is a party. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required for the corporate action. Shareholders of Lafayette have dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

Indemnification of Officers and Directors and Limitation of Liability

           Lexington. Pursuant to Lexington's Articles of Incorporation, Lexington will indemnify the directors and executive officers of Lexington with respect to expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was serving as a director or executive officer of Lexington. No such indemnification may be given if the acts or omissions of the person are finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct.

           Lafayette. Pursuant to the Missouri GBCL, Lafayette may indemnify the directors and executive officers of Lafayette with respect to expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was serving as a director or executive officer of Lafayette if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Lafayette, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Amendment of Articles of Incorporation and Bylaws.

           Lexington. Lexington's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Lexington Common Stock, except that the provisions of the Articles of Incorporation governing approval of business combinations with "Interested Shareholders" may not be altered, amended or repealed except by the vote of the holders of at least 80% of the outstanding shares of Lexington, and the provisions of the Articles of Incorporation regarding directors may not be amended except by the vote of the holders of at least 80% of the outstanding shares of Lexington unless any such amendment has been approved by two-thirds of the members of the Board of Directors. The Bylaws of Lexington may be amended by a majority vote of the Board of Directors, except that the provision regarding the number, term and qualification of directors may be amended only upon the vote of two-thirds of the directors.

           Lafayette. Lafayette's Articles of Incorporation and Bylaws may be amended by the vote of the holders of a majority of the outstanding shares of Lafayette Common Stock.

                           LEGAL OPINIONS

           The validity of the Lexington Common Stock to be issued in the Merger is being passed upon for Lexington by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia will deliver an opinion concerning certain federal income tax consequences of the Merger.

                               EXPERTS

           The consolidated statements of financial condition of Lexington as of September 30, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended September 30, 1996, have been audited by Moore, Horton & Carlson, P.C., independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            OTHER MATTERS

           The Lafayette Board is not aware of any business to come before the Lafayette Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                  INDEX TO FINANCIAL STATEMENTS

Lexington B & L Financial Corporation

Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . .     F-1

Consolidated Statements of Financial Condition at
  September 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . .     F-2

Consolidated Statements of Stockholders' Equity
  for the Years Ended September 30, 1996, 1995 and 1994 . . . . . . .     F-3

Consolidated Statements of Income for the Years Ended
  September 30, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . .     F-4

Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . .     F-5

Notes to Consolidated Financial Statements. . . . . . . . . . . . . .     F-7

Consolidated Statements of Financial Condition at March 31,
  1997 (unaudited) and September 30, 1996 . . . . . . . . . . . . . .     F-24

Consolidated Statements of Income for the Three and Six
  Months Ended March 31, 1997 and 1996 (unaudited). . . . . . . . . .     F-25

Consolidated Statements of Cash Flows for the Six Months
  Ended March 31, 1997 and 1996 (unaudited) . . . . . . . . . . . . .     F-26

Notes to Consolidated Financial Statements. . . . . . . . . . . . . .     F-27

Lafayette Bancshares, Inc. (unaudited)

Report of Management. . . . . . . . . . . . . . . . . . . . . . . . .     F-30

Consolidated Statements of Income for the Three Months
  Ended March 31, 1997 and 1996 and the Years Ended
  December 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . . . .     F-31

Consolidated Statements of Financial Condition at
  March 31, 1997 and December 31, 1996 and 1995 . . . . . . . . . . .     F-33

Consolidated Statements of Changes in Stockholders'
  Equity for the Three Months Ended March 31, 1997 and
  the Years Ended December 31, 1996 and 1995. . . . . . . . . . . . .     F-34

Consolidated Statements of Cash Flows for the Three
  Months Ended March 31, 1997 and 1996 and the Years
  Ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . . . .     F-35

Notes to Consolidated Financial Statements. . . . . . . . . . . . . .     F-36

                       INDEPENDENT AUDITORS' REPORT
                       ----------------------------

Board of Directors
Lexington B & L Financial Corp. and Subsidiary
Lexington, Missouri

We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") and Subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington B & L Financial Corp. and Subsidiary at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

As described in note A to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", effective October 1, 1993.

                                          /s/ Moore, Horton & Carlson, P.C.

Mexico, Missouri
November 19, 1996

Lexington B & L Financial Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                           September 30
                                                        1996           1995
                                                   --------------------------
ASSETS
Cash (includes interest-bearing deposits of
 $5,619,441 and $2,907,589, respectively)          $ 6,268,048    $ 3,582,607
Certificates of deposit                              2,524,854         24,854
Investment securities--Note B
 Available-for-sale, at fair value                   2,906,125        893,062
 Held-to-maturity (fair value of $1,004,791
  and $841,375, respectively)                          847,702        717,778
Mortgage-backed securities available-for-sale,
  at fair value--Note C                              2,063,402      2,535,419
Stock in Federal Home Loan Bank of Des Moines          464,300        455,200
Loans receivable--Note D                            45,347,771     41,110,703
Accrued interest receivable--Note E                    301,697        152,530
Premises and equipment--Note F                         381,186        408,219
Foreclosed real estate                                     ---         27,882
Other assets                                           564,938         73,129
                                                   -----------    -----------
                                    TOTAL ASSETS   $61,670,023    $49,981,383
                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
 Deposits--Note G                                  $42,236,793    $42,401,283
 Advances from borrowers for property taxes
  and insurance                                        162,659        174,193
 Other liabilities                                     508,602        211,264
                                                    ----------     ----------
                               TOTAL LIABILITIES    42,908,054     42,786,740

Commitments and contingencies--Note L

Stockholders' Equity--Notes I, J and M
 Preferred stock, $.01 par value; 500,000 shares
  authorized, none issued                                  ---            ---
 Common stock, $.01 par value; 8,000,000 shares
  authorized, 1,265,000 shares issued & outstanding     12,650            ---
 Additional paid-in capital                         12,071,392            ---
 Retained earnings-substantially restricted-
  -Notes I and M                                     7,649,330      7,188,457
 Unearned ESOP shares--Note J                         (971,240)           ---
 Unrealized gain (loss) on securities available-
  for-sale, net of tax                                    (163)         6,186
                                                   -----------    -----------
                     TOTAL STOCKHOLDERS' EQUITY     18,761,969      7,194,643
                                                   -----------    -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $61,670,023    $49,981,383
                                                   ===========    ===========


See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended September 30, 1996, 1995 and 1994

                                                                              Unrealized
                                                                              Gain (Loss)
                                                                                  on
                                                                              Securities
                                                                              Available-           Total
                                        Common Stock    Additional            Unearned  For-Sale,  Stock-
                                      ----------------  Paid-In    Retained   ESOP      Net of     holders'
                                      Shares    Amount  Capital    Earnings   Shares     Tax       Equity
                                      ---------------------------------------------------------------------
Balance at  September 30, 1993           ---  $  ---  $     ---  $6,030,389   $    ---   $   --- $6,030,389
Adoption of accounting change
 to record net unrealized gain
 on securities available-for-sale
 at October 1, 1993                      ---     ---        ---         ---        ---    51,758     51,758
Net income                               ---     ---        ---     587,376        ---       ---    587,376
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of tax                              ---     ---        ---         ---        ---   (71,183)   (71,183)
                                   ---------  ------  ---------   ---------  ---------   -------  ---------
BALANCE AT SEPTEMBER 30, 1994            ---     ---        ---   6,617,765        ---   (19,475) 6,598,340

Net income                               ---     ---        ---     570,692        ---       ---    570,692
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of tax                              ---     ---         ---        ---        ---    25,611     25,611
                                   ---------  ------  ----------  ---------- ---------   ------- ----------
BALANCE AT SEPTEMBER 30, 1995            ---     ---         ---  7,188,457        ---     6,186  7,194,643

Net income                               ---     ---         ---    460,873        ---      ---    460,873
Net proceeds from  issuance of
 common stock--Note M              1,265,000  12,650  12,071,304        ---        ---      --- 12,083,954
Common stock issued to
 Employee Stock Ownership
 Plan (ESOP)--Note J                     ---     ---         ---        --- (1,012,000)     ---  (1,012,000)
Release of ESOP shares                   ---     ---          88        ---     40,760      ---      40,848
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of tax                              ---     ---         ---        ---        ---   (6,349)     (6,349)
                                   --------- ------- ----------- ---------- ----------  ------- ------------
BALANCE AT SEPTEMBER 30, 1996      1,265,000 $12,650 $12,071,392 $7,649,330 $(971,240)  $  (163) $18,761,969
                                   ========= ======= =========== ========== ==========  ======== ===========

See accompanying notes to consolidated financial statements.

                                                           F-3

Lexington B & L Financial Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME

                                                  Year Ended September 30
                                                  1996       1995       1994
                                              --------------------------------
Interest Income
 Mortgage loans                               $3,140,193 $2,962,378 $2,760,348
 Other loans                                     210,256    149,183    115,195
 Investment securities and interest-
  bearing deposits                               575,708    316,121    230,376
 Mortgage-backed securities                      147,119    183,102    224,606
                                               ---------  ---------  ---------
    Total Interest Income                      4,073,276  3,610,784  3,330,525

Interest Expense on Deposits--Note G           2,332,708  2,002,990  1,616,909
                                               ---------  ---------  ---------
    Net Interest Income                        1,740,568  1,607,794  1,713,616

Provision for Loan Losses--Note D                 10,013     32,460      5,000
    Net Interest Income After Provision        ---------  ---------  ---------
     for Loan Losses                           1,730,555  1,575,334  1,708,616

Non-interest Income (Loss)
 Service charges and other fees                   24,342     26,320     30,812
 Commissions, net                                 25,960     20,856     12,929
 Income (loss) from foreclosed real estate         8,490     (5,600)     5,545
 Loss on sale of investments--Note B                (175)   (46,606)   (3,866)
 Loss on equipment disposals                         ---        ---    (2,111)
 Other                                            40,203      4,864      3,569
                                               ---------  ---------  ---------
    Total Non-Interest Income (Loss)              98,820       (166)    46,878

Non-interest Expense
 Employee salaries and benefits                  470,209    327,870    490,221
 Occupancy costs                                  58,453     58,868     52,437
 Advertising                                      10,545      7,665     11,103
 Data processing                                  58,142     49,298     49,991
 Federal insurance premium                       378,003     94,006     93,508
 Other                                           169,150    166,769    179,558
                                               ---------  ---------  ---------
    Total Non-interest Expense                 1,144,502    704,476    876,818
                                               ---------  ---------  ---------
              INCOME BEFORE INCOME TAXES         684,873    870,692    878,676

Income Taxes--Note H                             224,000    300,000    291,300
                                               ---------  ---------  ---------
                              NET INCOME       $ 460,873  $ 570,692  $ 587,376
                                               =========  =========  =========
Net income per share                           $     .40        N/A        N/A
                                               =========  =========  =========

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year ended September 30
                                              1996       1995       1994
                                           ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                $460,873   $  570,692   $  587,376
 Adjustments to reconcile net income to
  net cash provided by operating
  activities
   Depreciation and amortization             27,589       28,135       25,202
   Amortization of premiums and discounts   (57,278)     (53,092)     (53,694)
   Gain on sales of foreclosed real estate   (8,490)        (811)         ---
   Loss on sales of securities available-
    for-sale                                    ---       46,606          ---
   Loss on securities held-to-maturity
    called                                      175          ---        3,866
   Carrying value of equipment disposal         ---          ---        2,111
   Provisions for loan losses                10,013       32,460        5,000
   Stock and patronage dividends             (9,100)     (18,636)         ---
   Proceeds for past patronage dividends     25,368          ---          ---
  ESOP shares released                       40,848          ---          ---
   Changes to assets and liabilities
    increasing (decreasing) cash flows
     Accrued interest receivable           (149,167)     (30,063)       1,788
     Other assets                           (57,177)         537         (755)
     Other liabilities                      300,511      (42,506)     (35,867)
                                           --------   ----------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES   584,165      533,322      535,027

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from principal payments of
  mortgage-backed securities available-
  for-sale                                  438,777      629,255    1,039,659
 Proceeds from sales of securities
  available-for-sale                            ---      429,375          ---
 Proceeds from maturity of securities
  held-to-maturity                           43,459          ---      107,165
 Proceeds from maturity of certificates
  of deposit                                    ---      769,000      600,000
 Loans originated, net of repayments       (436,345)  (1,806,852)  (1,833,221)
 Proceeds from sales of foreclosed real
  estate                                     40,570       69,600       47,222
 Purchase of certificates of deposits    (2,500,000)         ---   (1,170,000)
 Purchase of mortgage-backed securities
  available-for-sale                            ---          ---     (501,484)
 Purchase of securities available-for-
  sale                                   (2,000,625)         ---     (870,500)
 Purchase of securities held-to-maturity   (105,000)         ---          ---
 Purchase of loans                       (3,814,934)         ---          ---
 Purchase of life insurance policies to
  fund salary continuation plan            (460,000)         ---          ---
 Purchase of premises and equipment            (556)     (24,333)     (29,433)
NET CASH PROVIDED BY (USED IN)           ----------   ----------   ----------
  INVESTING ACTIVITIES                   (8,794,654)      66,045   (2,610,592)

Lexington B & L Financial Corp. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS - Cont'd

                                                 Year ended September 30
                                                 1996        1995       1994
                                            ----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits        $ (164,490) $1,689,796  $(292,945)
 Net increase (decrease) in advances
  from borrowers for property taxes
  and insurance                                (11,534)     (1,911)    18,415
 Proceeds from sale of common stock         12,083,954         ---        ---
 Loan to ESOP                               (1,012,000)        ---        ---
                                           -----------  ---------- ----------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                       10,895,930   1,687,885   (274,530)
                                           -----------  ---------- ----------
NET INCREASE (DECREASE) IN CASH              2,685,441   2,287,252 (2,350,095)
Cash, beginning of year                      3,582,607   1,295,355  3,645,450
                                           -----------  ---------- ----------
                       CASH, END OF YEAR   $ 6,268,048  $3,582,607 $1,295,355
                                           ===========  ========== ==========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid for:
  Interest on deposits                     $ 2,368,816  $1,993,279 $1,619,498
                                           ===========  ========== ==========
  Income tax                               $   275,302  $  307,393 $  341,682
                                           ===========  ========== ==========


 Noncash investing and financing
  activities are as follows:
  Loans to facilitate sales of real
   estate                                 $    26,587  $   14,900 $      ---
                                          ===========  ========== ==========
  Foreclosed real estate acquired by
   foreclosure or deed in lieu of
   foreclosure                            $    30,785  $   42,803 $   53,868
                                          ===========  ========== ==========
  Stock and patronage dividends           $     9,100  $   18,636 $      ---
                                          ===========  ========== ==========

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 1996, 1995 and 1994



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On June 5, 1996, B & L Bank (formerly known as The Lexington Building and Loan Association, F.A.) (the "Bank") converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank and became a wholly-owned subsidiary of a newly formed Missouri holding company, Lexington B & L Financial Corp. (the "Company"). See Note M for additional information.

The following summarizes the significant accounting policies of the Company and the Bank.

Principles of Consolidation: The consolidated financial statements include the accounts of the Lexington B & L Financial Corp. and its wholly-owned subsidiary, the Bank, and B & L Financial Services, Inc., a wholly-owned subsidiary of the Bank. B & L Financial Services, Inc., principally provides insurance products for the Bank's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

Investment Securities: Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities", which established three classifications of investment securities: trading, held-to-maturity and available-for-sale. Trading securities are acquired principally for the purpose of near term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. Securities which are designated as held-to-maturity are designated as such because the investor has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost.

All other securities are designated as available-for-sale, a designation which provides the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income tax as a separate component of equity.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

In adopting SFAS No. 115, the Company modified its accounting policies and designated its securities in accordance with the three classifications. The Company's adoption of SFAS No. 115 resulted in the classification of all securities as either held-to-maturity or available-for-sale. At September 30, 1996 and 1995, the Company had no securities designated as trading.

Mortgage-backed Securities: Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of equity. Gains or losses on sales of mortgage-backed securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont'd

Stock in Federal Home Loan Bank of Des Moines: Stock in the Federal Home Loan Bank of Des Moines is stated at cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

Loans Receivable: Loans receivable are carried at unpaid principal balances, less allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

The company's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment.

Loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued and interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual status.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Impaired Loans: The Association adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, an amendment of SFAS No. 114", effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities. The Company considers all one- to four-family residential mortgage loans, construction loans, and all consumer and other loans to be smaller homogeneous loans.

The Company assesses loans individually and identifies impairment when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to, expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont'd

Premises and Equipment: Premises and equipment have been stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, which range from five to forty years.

Foreclosed Real Estate: Real estate acquired in settlement of loans is carried at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

Income Taxes: The Company files a consolidated federal income tax return with its wholly-owned subsidiary. The income tax effect of timing differences in reporting transactions for financial reporting and income tax purposes is reflected in the financial statements as deferred income taxes.

The Company adopted SFAS No. 109, "Accounting for Income Taxes", effective October 1, 1993. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The effect of this accounting change at the date of adoption was not material.

Statements of Cash Flows: For purposes of the cash flows, cash and amounts due from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

Risks and Uncertainties: The Company is a community-oriented financial institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage loans located primarily in Lafayette County, Missouri. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Company.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont'd

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

Net Income Per Share: Net income per share of common stock has been computed on the basis of the weighted-average number of shares of common stock and common stock equivalents assumed to be outstanding. The calculation assumes the common stock issued in 1996 has been outstanding for all periods and considers ESOP shares which have been committed to be released as outstanding.

New Accounting Standards:
------------------------

Accounting for Impairment of Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and is effective for years beginning after December 15, 1995. The statement generally addresses required disclosures for long-lived impaired assets and long-lived impaired asset to be disposed of. The impact of the adoption of the new accounting standard on the consolidated financial statements is not expected to be material.

Accounting for Loan Servicing Rights

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" and is effective for years beginning after December 15, 1995. The statement generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The impact of the adoption of the new accounting standard on the consolidated financial statements is not expected to be material.

Accounting for Stock-Based Compensation

In October, 1995, the FASB issued SFAS No. 123," Accounting for Stock-Based Compensation". SFAS No. 123 requires that compensation cost for stock-based employee compensation plans be measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. Stock-based employee compensation plans include stock purchase plans, stock options, restricted stock and stock appreciation rights. Employee stock ownership plans are not covered by this Statement. SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995, with earlier application permitted. The Company is awaiting stockholder approval of its management recognition plan and stock option plan. Management of the Company cannot determine the effect of the compensation plans on the financial position or results of operations.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Cont'd

Reclassification: Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

NOTE B--INVESTMENT SECURITIES
                                                  Gross Unrealized
                                     Amortized   ------------------   Fair
                                       Cost       Gains    Losses     Value
                                    ------------------------------------------
U.S. government and Federal agency
 obligations available-for-sale:
 September 30, 1996                 $2,900,600   $ 5,997   $  (472) $2,906,125
                                    ==========   =======   =======  ==========
 September 30, 1995                 $  899,575   $   300   $(6,813) $  893,062
                                    ==========   =======   =======  ==========
State and local obligations held-
 to-maturity:
 September 30, 1996                 $  847,702  $157,548   $  (459) $1,004,791
                                    ==========  ========   =======  ==========
 September 30, 1995                 $  717,778  $127,314   $(3,717) $  841,375
                                    ==========  ========   =======  ==========

The scheduled contractual maturities of debt securities at September 30, 1996, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                  Held-to-Maturity      Available-for-Sale
                                 --------------------   ----------------------
                                  Amortized   Fair      Amortized   Fair
                                    Cost      Value       Cost      Value
                                 --------------------   ----------------------
Amounts maturing:
 One year or less                $     ---  $      ---  $  399,722  $  399,250
 After one year through
  five years                           ---         ---   2,500,878   2,506,875
 After five years through
  ten years                        347,473     405,791         ---         ---
 After ten years                   500,229     599,000         ---         ---
                                ----------  ----------  ----------  ----------
                                $  847,702  $1,004,791  $2,900,600  $2,906,125
                                ==========  ==========  ==========  ==========

During 1996 and 1994, state and local obligations held-to-maturity with an amortized cost of $43,634 and $118,067 were called for redemption resulting in gross realized losses of $175 and $3,866, respectively.

During 1995, securities available-for-sale sold for total proceeds of $429,375 resulting in a gross realized loss of $46,606.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE C--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available-for-sale consist of the following:

                                                 Gross Unrealized
                                   Amortized     ----------------      Fair
                                      Cost       Gains     Losses      Value
                                  --------------------------------------------
September 30, 1996
  GNMA                            $  295,666   $ 23,019  $    ---   $  318,685
  FNMA                               528,822        578    (5,061)     524,339
  FHLMC                            1,244,683      1,740   (26,045)   1,220,378
                                  ----------   --------  --------   ----------
                                  $2,069,171   $ 25,337  $(31,106)  $2,063,402
                                  ==========   ========  ========   ==========
September 30, 1995
  GNMA                            $  386,405   $ 28,422  $    ---   $  414,827
  FNMA                               657,259      1,307       ---      658,566
  FHLMC                            1,475,963      2,822   (16,759)   1,462,026
                                  ----------   --------  --------   ----------
                                  $2,519,627   $ 32,551  $(16,759)  $2,535,419
                                  ==========   ========  ========   ==========

The amortized cost and fair value of mortgage-backed securities at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                  Amortized         Fair
                                                    Cost            Value
                                                 -------------------------
 Amounts maturing:
   After one year through five years             $  863,661     $  840,169
   After ten years                                1,205,510      1,223,233
                                                  ---------        -------
                                                 $2,069,171     $2,063,402
                                                 ==========     ==========

Mortgage-backed securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $836,894 and fair value of $820,995 at September 30, 1996.

NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                                     1996           1995
                                                 --------------------------
Mortgage loans
  One- to four-family residences                 $40,537,065    $37,485,866
  Multi-family residential                           103,352        132,668
  Commercial                                       1,016,901        845,540
  Construction                                       613,000        426,819
  Land                                               488,610        483,041
                                                  ----------     ----------
                                                  42,758,928     39,373,934
 Less undisbursed portion of mortgage loans          249,502        307,768
                                                  ----------     ----------
                                                  42,509,426     39,066,166

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE D--LOANS RECEIVABLE - Cont'd

                                                      1996           1995
 Consumer and other loans                        --------------------------

  Home equity                                    $   486,389    $   300,601
  Loans on savings                                 1,210,549        844,212
  Automobile loans                                 1,089,563        838,554
  Other                                              252,844        262,170
                                                   3,039,345      2,245,537
                                                 -----------    -----------
                                                  45,548,771     41,311,703
 Less allowance for loan losses                      201,000        201,000
                                                 -----------    -----------
                                                 $45,347,771    $41,110,703
                                                 ===========    ===========

At September 30, 1996 and 1995, the Company serviced loans amounting to $21,106 and $40,462, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $4,670,821 and $1,211,799 at September 30, 1996 and 1995, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                   Year end September 30
                                                      1996      1995
                                                   ----------------------

Balance, beginning of period                       $198,292  $240,705
Originations                                         19,658       ---
Payments                                             (9,775)  (42,413)
                                                   --------  --------
                          BALANCE, END OF PERIOD   $208,175  $198,292
                                                   ========  ========

Allowance for loan losses is as follows:

                                           Year Ended September 30
                                           1996      1995      1994
                                         ----------------------------

 Balance, beginning of period            $201,000  $178,000  $173,000
 Provision for loan losses                 10,013    32,460     5,000
 Charge-offs, net of recoveries           (10,013)   (9,460)      ---
                                         --------  --------  --------
                BALANCE, END OF PERIOD   $201,000  $201,000  $178,000
                                         ========  ========  ========

At September 30, 1996 the recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral, was $105,781. The average recorded investment in impaired loans during the year ended September 30, 1996, was $38,798 and the related

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE D--LOANS RECEIVABLE - Cont'd

interest income that would have been recorded had the loans been current in accordance with their original terms amounted to approximately $5,600. The amount of interest included in interest income on such loans for the year ended September 30, 1996, amounts to approximately $2,300.

The allowance for losses on foreclosed real estate is $-0- at September 30, 1996 and 1995, and October 1, 1994.

NOTE E--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at September 30:

                                                     1996      1995
                                                   ------------------

 Loans receivable                                  $208,028  $128,583
 Mortgage-backed securities                          12,074    14,597
 Investments and other                               81,595     9,350
                                                   --------  --------
                                                   $301,697  $152,530
                                                   ========  ========

NOTE F--PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:

                                                      1996      1995
                                                   ------------------

 Land                                              $ 48,676  $ 48,676
 Building and improvements                          515,595   515,595
 Furniture and equipment                            155,722   155,166
                                                   --------  --------
                                                    719,993   719,437
 Less accumulated depreciation and amortization     338,807   311,218
                                                   --------  --------
                                                   $381,186  $408,219
                                                   ========  ========

NOTE G--DEPOSITS

Deposit account balances are summarized as follow at September 30:

                       Weighted
                       Average
                       Rate at         1996              1995
                       September ----------------   ----------------
                          30,
                         1996      Amount      %      Amount      %
                       --------  -----------------------------------

Non-interest-bearing     ---%    $  505,264   1.2%  $ 305,152    .7%
NOW                     2.52        971,504   2.3    1,152,353   2.7
Money Market            3.28      2,082,300   4.9    1,969,883   4.7
Passbook savings        3.05      3,851,499   9.1    3,589,906   8.5
                                 ----------  ----   ----------  ----
                                  7,410,567  17.5    7,017,294  16.6

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE G--DEPOSITS - Cont'd

                         Weighted
                         Average
                         Rate at
                         September      1996               1995
                            30,   ---------------    -----------------
                           1996    Amount      %       Amount      %
                         -------- ------------------------------------
Certificates of deposit:
  3.00 to 3.99%          3.75% $     8,107    ---%  $   998,231    2.4%
  4.00 to 4.99%          4.54      912,701    2.2     2,708,827    6.4
  5.00 to 5.99%          5.52   20,862,976   49.4    18,119,665   42.7
  6.00 to 6.99%          6.34    7,222,095   17.1     7,383,464   17.4
  7.00 to 7.99%          7.32    2,230,029    5.3     2,218,704    5.2
  8.00 to 8.99%          8.00    3,590,318    8.5     3,955,098    9.3
                               -----------  -----   -----------  -----
                                34,826,226   82.5    35,383,989   83.4
                               -----------  -----   -----------  -----
                               $42,236,793  100.0%  $42,401,283  100.0%
                               ===========  =====   ===========  =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $3,241,000 and $2,885,000 at September 30, 1996 and
1995, respectively.  Deposits over $100,000 are not federally insured.

The Company had deposits of approximately $871,096 and $1,022,882 for its directors and officers at September 30, 1996 and 1995, respectively.

At September 30, 1996, contractual maturities of certificate accounts are as follows:

   Stated                       Year Ended September 30
Interest Rate       1997       1998       1999      2000      2001     After
------------- ----------------------------------------------------------------

3.00 to 3.99% $     8,107 $      --- $      --- $      --- $      ---  $   ---
4.00 to 4.99%     688,667    224,034        ---        ---        ---      ---
5.00 to 5.99%  15,018,395  4,113,755  1,581,015    149,811        ---      ---
6.00 to 6.99%   3,133,694  1,217,731    666,632    838,211    820,227  545,600
7.00 to 7.99%      17,076    760,594    230,442    169,890  1,052,027      ---
8.00 to 8.99%         ---        ---        ---        ---  3,590,318      ---
              ----------- ---------- ---------- ----------  --------- --------
              $18,865,939 $6,316,114 $2,478,089 $1,157,912 $5,462,572 $545,600
              =========== ========== ========== ========== ========== ========

Interest expense on deposits are as follows:
                                                   Year Ended September 30
                                                  1996       1995       1994
                                              --------------------------------
Passbook, Now and Money Market savings
 accounts                                     $  223,471 $  242,172 $  278,938
 Certificate accounts                          2,109,237  1,760,818  1,337,971
                                              ---------- ---------- ----------
                                              $2,332,708 $2,002,990 $1,616,909
                                              ========== ========== ==========

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE H--INCOME TAXES

Components of income tax expense (benefit) are as follows:

                                            Year Ended September 30
                                            1996      1995      1994
                                          ----------------------------

Current                                   $319,900  $317,200  $304,000
Deferred                                   (95,900)  (17,200)  (12,700)
                                          --------  --------  --------
                                          $224,000  $300,000  $291,300
                                          ========  ========  ========

In addition, the Company recorded deferred income tax (benefit) to equity relating to unrealized gains and losses on investment securities available-for-sale of ($3,175), $12,809 and ($9,715) for the years ended September 30, 1996, 1995 and 1994, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                              Year Ended September 30
                                        1996           1995           1994
                                 -------------------------------------------
                                   Amount   %     Amount   %     Amount   %
                                 -------------------------------------------
Income tax expense at statutory
 rates                           $232,857 34.0% $296,035 34.0% $298,750 34.0%
Increase (decrease) in taxes
 resulting from:
  Tax bad debt deduction              ---  ---       ---  ---   (22,072)(2.5)
  Tax exempt income, net of
   related expenses               (21,573)(3.2)  (19,508)(2.2)  (19,813)(2.2)
  State income tax, net of
   federal benefit                 14,208  2.1    23,232  2.7    29,700  3.4
  Other, net                       (1,492) (.2)      241  ---     4,735   .5
                                 -------- ----  -------- ----  -------- ----
                                 $224,000 32.7% $300,000 34.5% $291,300 33.2%
                                 ======== ====  ======== ====  ======== ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                       September 30
                                                      1996      1995
                                                    ------------------
Deferred tax assets
 Allowance for loan losses                          $ 29,200  $ 29,213
 Excess pension contribution                             ---     7,374
 Unrealized loss on available-for-sale
  securities                                              81       ---
 Savings Association Insurance Fund assessment       103,800       ---
Deferred compensation                                 11,200       ---
Deferred tax liabilities
 Depreciation                                        (33,800)  (36,637)
 Federal Home Loan Bank of Des Moines stock
  dividend                                            (57,000)  (53,650)
 Unrealized gain on available-for-sale
  securities                                             ---    (3,094)
                                                    --------  --------
                NET DEFERRED TAX ASSET (LIABILITY)  $ 53,481  $(56,794)
                                                    ========  ========
                                     F-16

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE I--REGULATORY CAPITAL REQUIREMENTS

Pursuant to the Financial Institutions Reform Recovery and Enforcement Act ("FIRREA") of 1989, as implemented by a rule promulgated by OTS, saving institutions are required to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum of 3.0% core/leverage capital ratio, and a minimum 8% total risk-based capital. FIRREA also restricts investment activities with respect to noninvestment grade corporate debt and certain other investments and increases the required ratio of housing-related assets in order to qualify as a savings institution.

The following table presents the Bank's capital position relative to its regulatory capital requirements under FIRREA at September 30, 1996:

                                          Regulatory Capital
                                          Tangible   Core   Risk-based
                                          ----------------------------
                                             (Dollars in Thousands)

 GAAP capital                              $12,644  $12,644   $12,644
 Adjustments to capital:
   Unrealized losses                             4        4         4
   General valuation allowances as
    defined                                    ---      ---       142
                                          --------  -------   -------
                      REGULATORY CAPITAL    12,648   12,648    12,790
 Regulatory capital requirement                894    1,788     2,376
                                          --------  -------   -------
               EXCESS REGULATORY CAPITAL   $11,754  $10,860   $10,414
                                           =======  =======   =======

 Regulatory capital ratio                     19.7%    18.2%     35.1%
 Regulatory capital requirement                1.5      3.0       8.0
                                          --------  -------   -------
         EXCESS REGULATORY CAPITAL RATIO      18.2%    15.2%     27.1%
                                              ====     ====      ====

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as "well capitalized", must generally have a leverage capital (core) ratio of at least 5%, a tier risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. In November 1994, the OTS revised its regulations whereby unrealized gains or losses on available-for-sale securities accounted for under SFAS No. 115 are not considered in the determination of regulatory capital. FDICIA also provided for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions and other changes in the legal and regulatory environment for institutions.

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts, which differs from the provisions for such losses charged to income. Accordingly, retained earnings at September 30, 1996, includes income of approximately $2,000,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb loan losses, federal income taxes may be imposed at the then applicable rates. The Bank's retained earnings at September 30, 1996, were substantially restricted because of the effect of these bad debt reserves.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE J--BENEFIT PLANS

The Company is a participating employer in a multi-employer plan trusteed pension plan that covers and provides defined benefits to substantially all full-time employees of the Company after one year of service. The plan assets exceeded vested benefits as of June 30, 1995, the date of the most current actuarial valuation. The Company portion of the plan assets and accumulated plan benefits has not been determined. Pension expense of $27,224, $9,250 and $93,166 was recognized for the years ended September 30, 1996, 1995 and 1994, respectively.

The Company also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation.

The Company has also entered into a salary continuation agreement with two of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1996, 1995 and 1994 was $30,289, $-0- and $-0-, respectively.

In connection with the conversion from mutual to stock form, the Company established an employee stock ownership plan ("ESOP") for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

The ESOP borrowed $1,012,000 from the Company to fund the purchase of 101,200 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through March, 2006 at the prime rate published in the Wall Street Journal (8.25% at September 30, 1996). The intercompany ESOP note and related interest were eliminated in consolidation.

The Company makes quarterly contributions to the ESOP which are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the date of the stock conversion the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 1996 was $40,848. The fair value of unreleased shares based on market price of the Company's stock was $1,056,224 at September 30, 1996.

The number of ESOP shares at September 30, 1996 are summarized as follows:

 Shares released for allocation                                 4,076
 Unreleased shares                                             97,124
                                                              -------
                                                              101,200
                                                              =======

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE K--INCENTIVE PLANS

Management Recognition Plan and Trust ("MRP"): The Company intends to seek approval of the MRP at a meeting of stockholders as a method of providing officers, employees and nonemployee directors of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. The Company plans to contribute funds to the MRP to enable the trust to acquire, in the aggregate, 4% of the shares of common stock in the conversion. Such shares would be acquired either through open market purchases or from authorized but unissued shares of common stock. Under the MRP, awards would be granted in the form of shares of common stock held by the MRP. These shares represent deferred compensation and would be accounted for as a reduction of stockholders' equity.

Stock Option Plan: The Company also intends to seek stockholder approval of the 1996 Stock Option Plan ("Stock Option Plan") which will reserve a number of shares equal to 10% of the number of shares issued in the conversion. The Stock Option Plan provides for the grant of options at an exercise price equal to the fair market value on the date of grant. The Stock Option Plan is intended to promote stock ownership by directors and selected officers and employees of the Company to increase their proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward officers and key employees for outstanding performance.

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit.
The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

At September 30, 1996 and 1995, the Bank was committed to originate loans aggregating approximately $879,900 and $784,900, respectively. Fixed loan commitments approximated $18,000 and $15,000 at September 30, 1996 and 1995, respectively, with interest rates ranging from 8.50% to 10.00%.

At September 30, 1996, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $8,458,000.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE M--PLAN OF CONVERSION

On November 15, 1995, the Lexington Building and Loan Association, F.A. (currently B & L Bank) Board of Directors adopted, and on February 14, 1996, subsequently amended, a plan ("Plan") to convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank. The Plan included the formation of a holding company which acquired all of the capital stock of the Bank issued upon its conversion from a mutual to stock form of ownership. In connection with the conversion, which was consummated on June 5, 1996, the Company issued and sold to the public 1,265,000 shares of its common stock (par value $.01 per share) at a price of $10.00 per share. The proceeds, net of $566,046 in conversion costs, received by the Company for the issuance amounted to $12,083,954. Prior to the completion of the conversion, the Company had no assets or liabilities and did not conduct any business other than of an organizational nature.

At the time of conversion, the Bank established a liquidation account in the amount equal to the equity of the Bank as of the date of the latest balance sheet contained in the final prospectus. The liquidation account is maintained for the benefit of certain eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account proportionate to the current adjusted qualifying balances for accounts then held.

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS

On October 1, 1995, the Company adopted SFAS No. 107, Disclosures about Fair Values of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein.

  Cash and due from banks: The carrying amounts of cash and due from depository institutions approximate their fair value.

  Certificates of deposit: The carrying amount of certificates of deposit approximate their fair value.

  Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS - Cont'd

  Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

  Loans receivable: The fair value of first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality. The majority of real estate loans are residential. First mortgage loans are segregated by fixed and adjustable interest terms. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

  Accrued interest receivable:  The carrying value approximates fair value.

  Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

  Certificates of deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

  Advances from borrowers for taxes and insurance: The book value approximates fair value.

  All other liabilities:  The book value approximates fair value.

  Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Bank's consolidated financial position.

  Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 1996 (dollars in thousands) are as follows:

                                                     Carrying    Fair
                                                     Amount      Value
                                                     -----------------
ASSETS
 Cash                                                $ 6,268   $ 6,268
 Certificates of deposit                               2,525     2,525
 Investment securities available-for-sale              2,906     2,906
 Investment securities held-to-maturity                  848     1,005

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS - Cont'd

                                                     Carrying   Fair
                                                     Amount     Value
                                                     -----------------
ASSETS - Cont'd
 Mortgage-backed securities                          $ 2,063   $ 2,063
 Stock in FHLB                                           464       464
 Loans receivable                                     45,348    44,613
  Accrued interest receivable                            302       302
LIABILITIES
 Transaction accounts                                  7,411     7,411
 Certificates of deposit                              34,826    35,185
 Advances from borrowers for taxes and insurance         163       163

NOTE O--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheet and condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                            September 30
                                                                1996
                                                            ------------

CONDENSED BALANCE SHEET

ASSETS
 Cash and cash equivalents                                 $   108,198
 Certificates of deposit                                     3,022,615
 Securities available-for-sale                               2,005,937
 ESOP note receivable                                          978,602
 Accrued interest receivable                                    45,177
 Investment in subsidiary                                   12,644,333
                                                           -----------
                                            TOTAL ASSETS   $18,804,862
                                                           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accrued income taxes                                      $    42,893
 Stockholders' equity                                       18,761,969
                                                           -----------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $18,804,862
                                                           ===========
                                    F-22

Lexington B & L Financial Corp. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Cont'd

NOTE O--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS - Cont'd

                                                      Period From
                                                      June 5, 1996
                                                           to
                                                      September 30,
                                                          1996
                                                      ------------
CONDENSED STATEMENT OF INCOME
 Equity in income of the subsidiary                   $   103,543
 Interest income                                          113,174
 Income taxes                                             (41,100)
                                                      -----------
                                         NET INCOME   $   175,617
                                                      ===========

                                                      Period From
                                                      June 5, 1996
                                                           to
                                                      September 30,
                                                          1996
                                                      ------------
CONDENSED STATEMENT OF CASH FLOWS
 Cash flows from operating activities
   Net income                                         $   175,617
   Adjustments to reconcile net income to net cash
    provided by operating activities
     Equity in income of the subsidiary                  (103,543)
     Amortization of premiums and discounts on
      securities                                               65
     Interest credited to certificates of deposit         (22,615)
     Increase in accrued interest receivable              (45,177)
     Increase in accrued income taxes                      41,100
                                                      -----------

        NET CASH PROVIDED BY OPERATING ACTIVITIES          45,447
 Cash flows from investing activities
   Purchase of common stock of the subsidiary          (6,041,977)
   Purchase of certificates of deposit                 (3,000,000)
   Purchase of securities available-for-sale           (2,000,624)
                                                      -----------

              NET CASH USED IN INVESTING ACTIVITIES   (11,042,601)

 Cash flows from financing activities
   Proceeds from sale of common stock                  12,083,954
   Loan to ESOP                                        (1,012,000)
   Principal collected from ESOP                           33,398
                                                      -----------

          NET CASH PROVIDED BY FINANCING ACTIVITIES    11,105,352
                                                      -----------

         NET INCREASE IN CASH AND CASH EQUIVALENTS        108,198

 Cash and cash equivalents at beginning of period             ---
                                                      -----------

         CASH AND CASH EQUIVALENTS AT END OF PERIOD   $   108,198
                                                      ===========
                                    F-23

                 LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          (Dollars in thousands)

                                              March 31,      September 30,
                                                1997               1996
                                             ------------------------------
                                                       (Unaudited)
ASSETS

  Cash                                        $   680         $    649
  Interest-bearing deposits                     4,800            5,619
  Certificates of deposit                       1,525            2,525
  Investment securities available-for-sale,
    at fair value                               3,495            2,906
  Investment securities held-to-maturity
    (estimated market value of $1,036 at
    March 31, 1997 and $1,005 at September
    30, 1996)                                     871              848
  Mortgage-backed securities
    available-for-sale, at fair value           1,959            2,063
  Stock in Federal Home Loan Bank
    of Des Moines                                 464              464
  Loans receivable (allowance for loan
    losses of $221 at March 31, 1997
    and $201 at September 30, 1996)            44,628           45,348
  Accrued interest receivable                     369              302
  Premises and equipment                          368              381
  Foreclosed real estate                           11              ---
  Other assets                                    578              565
                                             --------       ----------

                               TOTAL ASSETS   $59,748          $61,670
                                              =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities
   Deposits                                   $42,359          $42,237
   Advances from borrowers for taxes
    and insurance                                  88              163
   Other liabilities                              796              508
                                             --------         --------
                          TOTAL LIABILITIES    43,243           42,908

 Commitments and contingencies

 Stockholders' Equity
  Preferred stock, $.01 par value per
    share; 500,000 shares authorized,
    none outstanding                               ---              ---
  Common stock, $.01 par value per share;
    8,000,000 shares authorized, 1,265,000
    issued and outstanding at March 31, 1997
    and September 30, 1996                          13               13
  Paid-in capital                               12,088           12,071
  Retained earnings-substantially restricted     8,005            7,649
  Unrealized gain on securities
    available-for-sale, net of taxes                18              ---
  Treasury stock, 177,100 shares at cost        (2,699)             ---
  Unearned ESOP shares                            (920)            (971)
                                               -------           -------
                  TOTAL STOCKHOLDERS' EQUITY    16,505            18,762
                                               -------           -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $59,748           $61,670
                                               =======           =======


See accompanying notes to Consolidated Financial Statements

                 LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share amounts)

                                 Three Months Ended          Six Months Ended
                                      March  31,                 March 31,
                                 1997         1996          1997          1996
                               -----------------------------------------------
                                                  (Unaudited)

INTEREST INCOME
  Mortgage loans              $  869     $  782         $1,754          $1,572
  Other loans                     69         49            134              97
  Investment securities and
   interest-bearing deposits     174         91            351             184
  Mortgage-backed securities      31         38             64              77
                              ------     ------         ------          ------
      TOTAL INTEREST INCOME    1,143        960          2,303           1,930

Interest Expense on Deposits     568        578          1,148           1,153
                              ------     ------         ------          ------
        NET INTEREST INCOME      575        382          1,155             777

Provision for Loan Losses         20         10             21              10
                              ------     ------         ------          ------
 NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES      555        372          1,134             767


NON-INTEREST INCOME
  Service charges and other fees   6          2             13              11
   Commissions, net                5          1             10              12
   Income from foreclosed assets ---        ---            ---               8
   Other                          11          5             19               5
                              ------     ------         ------          ------
  TOTAL NON-INTEREST INCOME       22          8             42              36

NON-INTEREST EXPENSE
   Employee salaries and
    benefits                     164        108            313             212
   Occupancy costs                18         15             33              29
   Advertising                     1          1              7               7
   Data processing                20         18             34              31
   Federal insurance premiums      2         33             28              48
   Other                         136         32            204              83
                              ------     ------         ------          ------
 TOTAL NON-INTEREST EXPENSE      341        207            619             410
                              ------     ------         ------          ------
 INCOME BEFORE INCOME TAXES      236        173            557             393

Income Taxes                      85         66            201             135
                              ------     ------         ------          ------

                 NET INCOME   $  151     $  107         $  356          $  258
                              ======     ======         ======          ======

Net Income Per Share          $ 0.13        *           $ 0.31               *
                              ======     ======         ======          ======

* Operating as The Lexington Building & Loan Association, F.A., a mutual institution.

See accompanying notes to Consolidated Financial Statements

                              LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (Dollars in thousands)

                                                             Six Months Ended
                                                                 March 31,
                                                             1997         1996
                                                             -----------------
                                                                 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                              $   356      $  258
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Depreciation and amortization                              13          14
    Amortization of premiums and discounts                    (17)        (29)
    Gain on sales of foreclosed real estate                   ---          (8)
    Provisions for loan losses                                 21         ---
    Stock and patronage dividends                             ---          (9)
    ESOP shares released                                       68         ---
  Changes to assets and liabilities increasing
    (decreasing) cash flows
    Accrued interest receivable                               (68)        (12)
    Other assets                                              (66)       (225)
    Other liabilities                                        (191)         20
                                                         --------     -------
                                 NET CASH PROVIDED BY
                                 OPERATING ACTIVITIES         116           9

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from principal payments of
    mortgage-backed securities available-for-sale             136         238
  Proceeds from maturities of certificates of deposit       1,000         ---
  Proceeds from maturities of investment
    securities available-for-sale                             400         ---
  Purchase of investment securities available-for-sale       (999)        ---
  Loans originated, net of repayments                         688         363
  Purchase of life insurance policies to fund
    salary continuation plan                                  ---        (453)
  Proceeds from sales of foreclosed real estate               ---          40
                                                         --------      ------
                                  NET CASH PROVIDED BY
                                  INVESTING ACTIVITIES      1,225         188

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                    122         965
  Net decrease in advances from borrowers for
   property taxes and insurance                               (74)       (103)
  Purchase of treasury stock                               (2,177)        ---
                                                          -------     -------
                              NET CASH PROVIDED BY (USED
                                IN) FINANCING ACTIVITIES  (2,129)        862
                         NET INCREASE (DECREASE) IN CASH     (788)      1,059

Cash and cash equivalents, beginning of period              6,268       3,582
                                                          -------     -------
                CASH AND CASH EQUIVALENTS, END OF PERIOD  $ 5,480      $4,641
                                                          =======      ======

See accompanying notes to Consolidated Financial Statements

                LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A--Basis of Presentation

The consolidated interim financial statements as of March 31, 1997 and for the period then ended included in this report have been prepared by the Lexington B & L Financial Corp. ("Registrant" or "Company") without audit. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation are reflected in the March 31, 1997, interim financial statements. The results of operations for the period ended March 31, 1997, are not necessarily indicative of the operating results for the full year. The consolidated interim financial statements as of March 31, 1997, should be read in conjunction with the Registrant's audited consolidated financial statements as of September 30, 1996 and for the year then ended included in the Registrant's 1996 Annual Report to Shareholders.


NOTE B--Formation of Holding Company and Conversion to Stock Form

On June 5, 1996, the Company became the holding company for The Lexington Building & Loan Association, F.A. & Subsidiary upon the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered capital stock savings bank. In connection with the conversion, The Lexington Building & Loan Association, F.A. changed its name to B & L Bank. The conversion was accomplished through the sale and issuance by the Registrant of 1,265,000 shares of common stock at $10 per share. Proceeds from the sale of common stock, net of expenses incurred of $566,046 were $12,083,954, inclusive of $1,012,000 related to shares held by B & L Bank's Employee Stock Ownership Plan ("ESOP"). The financial statements included herein have not been restated as a result of the consummation of the conversion.


NOTE C--Earnings Per Share

Earnings per share data is not relevant for any period prior to June 30, 1996 since the Registrant had no stockholders prior to the initial stock offering completed June 5, 1996. Earnings per share is presented for March 31, 1997 based on the average shares issued and outstanding during the period. During March, 1997 the Company repurchased 177,100 shares of stock (14% of outstanding shares). The total number of shares outstanding after the buy back is 1,087,900.


NOTE D--Employee Stock Ownership Plan

In connection with the conversion to stock form as described in Note B, B & L Bank established an ESOP for the exclusive benefit of participating employees (all salaried employees who have completed at least 1000 hours of service in a twelve-month period and have attained the age of 21). The ESOP borrowed funds from the Company in an amount sufficient to purchase 101,200 shares (8% of the Common Stock issued in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by B & L Bank, dividends received by the ESOP and any other earnings on ESOP assets. B & L Bank presently expects to contribute approximately $149,600, including interest, annually to the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid in approximately 10 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Benefits generally become 25% vested after each year of credited service beyond one year. Vesting is accelerated upon retirement, death or disability of the participant. Forfeitures are returned to B & L Bank or reallocated to other participants to reduce future funding costs. Benefits may be payable upon retirement, death, disability or separation from service. Since B & L Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

               LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Continued)

NOTE D--Employee Stock Ownership Plan (Continued)

The Company accounts for its ESOP in accordance with Statement of Position ("SOP") 93-6, Employers Accounting for Employee Stock Ownership Plans. Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $36,270 and $67,687 for the three and six months ended March 31, 1997, respectively.

A summary of ESOP shares at March 31, 1997 is as follows:

  Shares Allocated                           4,076

  Shares released for allocation             5,112

  Unreleased shares                         92,012
                                            ------

                                  TOTAL    101,200
                                           =======

Fair value of unreleased shares         $1,403,183
                                        ==========


NOTE E--Accounting Changes

Effective June 5, 1996, the Company adopted SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SOP 93-6 applies to shares acquired by employee stock ownership plans after December 31, 1992, but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. SOP 93-6 changes the measure of compensation expenses recorded by employers for leveraged employee stock ownership plans from the cost of the ESOP shares to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that fair value of the Company's shares held by the ESOP differ from the cost of such shares, the differential will be charged or credited to equity. Employers with internally leveraged employee stock ownership plans such as the Company will not report the loans receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. In June, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". SFAS No. 125, as amended, provides accounting and reporting standards for transfers and servicing of financial assets and the extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral.

               LEXINGTON B & L FINANCIAL CORP. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Continued)


NOTE E--Accounting Changes (Continued)

SFAS No. 125 extends the "available for sale" or "trading" approach in SFAS No. 115 to nonsecurity financial assets that can contractually be repaid or otherwise settled in such a way that the holder of the assets would not recover substantially all of its recorded investment. SFAS No. 125 also amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment.

SFAS No. 125 provides implementation guidance for accounting for (i) securitizations, (ii) transfers of partial interests, (iii) servicing of financial assets, (iv) securities lending transactions, (v) repurchase agreements including "dollar rolls", (vi) loan syndications and participations, (vii) risk participations in banker's acceptances, (viii) factoring arrangements, (ix) transfers of receivables with recourse, (x) transfers of sales type and direct financing lease receivables, and (xi) extinguishment of liabilities.

SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and its to be applied prospectively. Earlier or retroactive application is not permitted. In addition, the extension of the SFAS No. 125 approach to certain nonsecurity financial assets and the amendment of SFAS No. 115 is effective for financial assets held on or acquired after January 1, 1997. Reclassifications that are necessary because of the amendment do not call into question an entity's ability to hold other debt securities to maturity in the future. Management of the Association does not expect the adoption of SFAS No. 125 will have a material effect on B & L Bank's financial position or results of operations.


NOTE F--Merger Agreement

The Company on March 12, 1997, announced the execution of a definitive agreement between Lafayette Bancshares, Inc., the holding company for Lafayette County Bank that will result in Lafayette County Bank becoming a subsidiary of Lexington B & L Financial Corp. Lafayette County Bank, headquartered in Lexington, Missouri, had total assets of $32.5 million at December 31, 1996. It has three full service offices, one in Lexington, one in Wellington and one in Callao, Missouri.

In the transaction, Lafayette shareholders will receive a combination of cash plus shares of Lexington common stock for each share of Lafayette common stock. Under the terms of the agreement, Lafayette's shareholders would receive $0.92 in cash plus 0.0977 shares of Lexington common stock for each share of Lafayette common stock if Lexington's common stock price is between $12.00 and $14.00 per share. If Lexington's common stock price is $12.00 or less, Lafayette shareholders would receive $0.92 in cash plus $1.17 in value of Lexington common stock for each share of Lafayette common stock. If Lexington's common stock price is $14.00 or more, Lafayette shareholders would receive $0.92 in cash plus $1.37 in value of Lexington common stock for each share of Lafayette common stock. The calculation of Lexington's common stock price will be based upon the average closing price of Lexington common stock for the 20 trading days prior to the effective date of the acquisition.

Based on Lexington's stock price of $14.75 on March 11, 1997, the transaction would be valued at approximately $2,587,000, representing an exchange value of $2.29 for each Lafayette share. In connection with the acquisition, Lexington expects to use approximately 105,000 of its treasury stock purchased in March, 1997 at an average price of $15.24.

The Merger, which is expected to be completed in late third or early fourth calendar quarter of 1997, is subject to the approval of federal banking regulators and the shareholders of Lafayette, among other conditions.

                   REPORT OF MANAGEMENT

The management of Lafayette Bancshares, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with generally acceptable accounting principles and in the judgement of management, present fairly the Corporation's financial position and results of operation. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgements and give due consideration too materially.

The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed according to management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error, and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of March 31, 1997, management believes that the internal controls are in place and operating effectively.

The Board of Directors discharges its responsibility for the Corporation's financial statements through the employment of independent accountants to perform selected audit procedures on certain categories off the Corporation's assets and liabilities, including evaluation of accounting policies and procedures and the effectiveness of the internal controls related thereto. The independent accountants have met with the Board to discuss the scope and results of their work and the adequacy of internal accounting controls.


William J. Huhmann                           Terry L. Thompson
Chairman of the Board                        President
Chief Executive Officer

Lafayette Bancshares, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                           Three Months Ended
                               March 31,          Year Ended December 31,
                           ------------------     ------------------------
                           1997         1996      1996      1995     1994
                           ----         ----      ----      ----     ----
Interest income:
 Interest on
  Commercial loans . .   $75,245      $72,419  $300,841  $280,479  $225,164
  Agricultural loans .    36,267       43,287   171,409   172,936   141,881
  Consumer loans . . .    98,367       97,134   393,605   348,518   265,559
  Real estate loans. .   157,366      143,420   602,237   528,762   436,634
 Loan fees collected .     3,973        2,770    13,459    15,098     2,432
                        --------      ------- --------- --------- ---------
    Total loans. . . .   371,218      359,030 1,481,551 1,345,793 1,071,670
 Investment securities
  US treasury. . . . . .  77,958       91,119   360,430   367,721   273,033
  Federal agencies . . . 113,913       96,647   404,744   300,705   254,154
  State and municipal. .   8,989       10,257    39,221    42,431    48,021
  Certificates of
   deposit . . . . . . .                                   28,820    83,253
  Other securities . . .   1,768        2,777     7,831     7,837    17,707
    Total investment    --------      ------- --------- --------- ---------
     securities. . . . . 202,629      200,800   812,226   747,514   676,168
 Federal funds sold. . .  14,663        8,209    42,285    36,436    32,921
 Interest bearing due
  from banks . . . . . .   1,548        4,027    11,132     8,502     2,879
    Total interest      --------      ------- --------- --------- ---------
      income . . . . . . 590,058      572,066 2,347,194 2,138,245 1,783,638

Interest expense:
  Deposits-Note H. . . . 302,217      281,848 1,171,789 1,054,829   840,211
  Advances from FHLB . .   5,181        5,307    21,460    15,310     7,990
  Notes payable. . . . .  15,426       18,198    69,764    80,542    91,469
     Total Interest     --------      ------- --------- --------- ---------
      Expense. . . . . . 322,824      305,353 1,263,013 1,150,681   939,670
                        --------      ------- --------- --------- ---------
                         267,234      266,713 1,084,181   987,564   843,968
Provision for loan
 losses. . . . . . . . .  12,000        3,000    33,000    45,000    11,000
                        --------      ------- --------- --------- ---------
     Net interest income
      after provision
      for loan losses. . 255,234      263,713 1,051,181   942,564   832,968

Other income
  Service charges. . . .  52,641       46,885   184,044   169,541   148,308
  Insurance commissions.   6,959        4,809    23,476    27,865    25,214
  Gain on sale of
   investments - Note B.                8,273     8,577     6,849     5,171
  Other income . . . . .  12,581        6,937    28,593    32,020    26,605
      Total other       --------      ------- --------- --------- ---------
       income. . . . .  . 72,181       66,904   244,690   236,275   205,298

                           Three Months Ended
                               March 31,          Year Ended December 31,
                           ------------------     ------------------------
                           1997         1996      1996      1995     1994
                           ----         ----      ----      ----     ----

Other Expense
  Salary and benefits.   145,504      124,427   502,650   477,216   471,906
  Occupancy cost . . .    29,073       29,131   106,961   101,521   108,737
  FDIC and State deposit
   assessment. . . . .     2,836        1,611    25,202    40,763    67,396
  Other expenses . . .    65,494       60,248   227,779   219,478   198,023
  Minority interest. .     4,183        5,558    21,773   18,002     13,558
      Total Other       --------      ------- --------- --------- ---------
        Expense. . . .   247,090      220,975   884,365  856,980    859,620

      Income Before
       Income Taxes. .    80,325      109,642   411,506   321,859   178,646

Income taxes - Note K.    31,000       43,000   150,000   119,000    57,000
                        --------      ------- --------- --------- ---------
Net income . . . . . .   $49,325      $66,642  $261,506  $202,859  $121,646
                         =======      =======  ========  ========  ========

Earnings per share . .     $0.04        $0.06     $0.23     $0.18     $0.11
                           =====        =====     =====     =====     =====

Weighted average
 shares. . . . . . . . 1,129,500    1,129,500 1,129,500 1,129,500 1,129,500
                       =========    ========= ========= ========= =========

See accompanying notes to financial statements.

Lafayette Bancshares, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
                                                       December 31,
                                        March 31,   -----------------
                                          1997      1996         1995
                                          ----      ----         ----
ASSETS

Cash and  due from banks
 (includes interest bearing deposits
 of $483,193, $181,876 , $202,075
 and $255,408, respectively) . . . . $ 1,868,546 $ 1,890,360  $ 1,443,908
Investment securities -- Note B
 Held-to-maturity. . . . . . . . . .  13,992,870  13,280,776   13,543,758
 Available-for-sale. . . . . . . . .     112,545     113,422      113,205
Federal funds sold . . . . . . . . .     850,000     925,000      700,000
Stock in Federal Home Loan Bank
 of Des Moines . . . . . . . . . . .     113,700     113,700      113,700
Loans receivable, net -- Note C & D.  15,734,692  15,365,571   14,477,006
Accrued interest receivable -- Note E    375,648     377,392      419,460
Premises and equipment -- Note F . .     387,926     397,930      381,171
Goodwill -- Note G . . . . . . . . .     277,203     283,867      310,517
Other assets . . . . . . . . . . . .     157,851      52,753       71,109
                                     ----------- -----------  -----------
    Total assets . . . . . . . . . . $33,870,981 $32,800,771  $31,573,834
                                     =========== ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits -- Note H . . . . . . . . . $30,553,465 $29,510,841  $28,434,379
Advances from Federal Home Loan
 Bank of Des Moines -- Note I. . . .     340,000     340,000      340,000
Notes payable -- Note J. . . . . . .     558,219     558,219      653,219
Accrued interest payable . . . . . .     184,043     186,969      164,053
Accrued income tax liability -- Note K    45,138      46,996       78,834
Other liabilities. . . . . . . . . .      54,001      35,268       18,049
Minority interest. . . . . . . . . .     145,651     143,867      134,330
                                     ----------- -----------  -----------

     Total liabilities . . . . . . .  31,880,517  30,822,160   29,822,864

Stockholders' Equity - Note J & L
Common stock, $1.00 par value
 1,250,000 shares authorized,
  1,129,500 shares issued. . . . . .   1,129,500   1,129,500    1,129,500
Surplus. . . . . . . . . . . . . . .      35,302      35,302       35,302
Retained earnings. . . . . . . . . .     830,174     826,029      598,408
Net unrealized gain (loss) on securities
 available for sale -- Note K. . . .      (4,512)    (12,220)     (12,240)
                                     ----------- -----------  -----------
      Total stockholders' equity. .    1,990,464   1,978,611    1,750,970
                                     ----------- -----------  -----------
       Total liabilities and
        stockholders' equity . . . . $33,870,981 $32,800,771  $31,573,834
                                     =========== ===========  ===========

See accompanying notes to consolidated financial statement.

Lafayette Bancshares, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
                                                       Unrealized
                                                       Gain (Loss)
                                                          on
                                                       Securities
                                                       Available
                                                       For-Sale,    Total
                      Common               Retained    Net of    Stockholders
                      Stock      Surplus   Earnings    Taxes        Equity

Balance at December
 31, 1994          $1,129,500  $35,302     $423,787   ($20,680)   $1,567,909

Net income for
 1995. . . . . . .                          202,859                  202,859
Cash dividend
 declared $.025
 cents per
 share . . . . . .                          (28,238)                 (28,238)
Change in
 unrealized gain
 (loss) on
 securities
 available for
 sale. . . . . . .                                       8,440         8,440
                   ----------  -------     --------    -------    ----------
Balance at December
 31, 1995           1,129,500   35,302      598,408    (12,240)    1,750,970

Net income for
 1996. . . . . . .                          261,506                  261,506
Cash dividend
 declared $.03
 cents per
 share . . . . . .                          (33,885)                 (33,885)
Change in
 unrealized
 gain (loss) on
 securities
 available for
 sale. . . . . . .                                          20            20
                   ----------  -------     --------   --------    ----------
Balance at December
 31, 1996           1,129,500   35,302      826,029    (12,220)    1,978,611

Net income for the
 three months ended
 March 31, 1997. .                           49,325                   49,325
Cash dividend
 declared $.04
 cents per
 share . . . . . .                          (45,180)                 (45,180)
Change in
 unrealized
 gain (loss) on
 securities
 available for
 sale. . . . . . .                                       7,708         7,708
                   ----------  -------     --------    -------    ----------
Balance at March
 31, 1997          $1,129,500  $35,302     $830,174    ($4,512)   $1,990,464
                   ==========  =======     ========    =======    ==========

See accompanying notes to consolidated financial statements.

Lafayette Bancshares, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
                        Three Months Ended
                             March 31,           Year Ended December 31,
                        ------------------     ---------------------------
                         1997       1996       1996        1995       1994
                         ----       ----       ----        ----       ----

Cash Flows from
 Operating Activities
Net Income . . . . .   $49,325     $66,642    $261,506    $202,859    $121,646
Adjustments to
 reconcile net
 income to net
 cash. . . . . . . .
  Depreciation and
   amortization. . .   23,643      22,353      87,121      83,744      87,021
   Amortization of
    premiums and
    discounts. . . .   (1,341)        739      (4,845)      9,567      67,411
   Amortization of
    letter of
    credit fee . . .    2,120       2,806       9,140      10,511      11,936
   Provisions for
    losses on loan
    receivable . . .   12,000       3,000      33,000      45,000      11,000
    Adjustment for
     permanent decline
     in market value
     of securities
     held available
     for sale -- Note
     B . . . . . . .   11,219
   Cash surrender
    charge on life
    insurance -- Note
    M. . . . . . . .   13,048
   Changes in:
     Accrued interest
      receivable . .    1,744      37,448      42,068     (63,483)    (18,493)
     Accrued interest
      payable. . . .   (2,926)     14,414      22,916      39,189      22,201
     Other assets. .   (4,738)      4,268      17,696     (31,721)     10,244
     Other
      liabilities. .   15,146      13,190      (5,082)     46,112      (6,914)
                   ----------  ----------  ----------  ----------  ----------
Net cash provided by
 operating
 activities. . . .    128,716     164,860     463,520     341,778     306,052

Investing Activities
 Proceeds from
  maturities,
  sales/calls on
  investment
  securities . . .    785,000   3,860,000   7,425,000   7,886,000   5,861,000
 Purchases of
  investment
  securities . . . (1,494,876) (3,763,351) (7,157,370) (8,182,147) (5,805,775)
 Payment of
  letter of
  credit fees. . .                             (8,481)     (9,798)    (11,223)
 Net (increase)
  decrease in
  loans
  receivable . . .   (381,121)    (74,702)   (921,565) (1,731,211) (1,915,100)
 Net (increase)
  decrease in
  Federal
  funds sold . . .     75,000     275,000    (225,000)     75,000     625,000
 Purchases of
  premises and
  equipment. . . .     (6,976)    (39,237)    (77,230)     (9,281)    (45,097)
 Purchase of life
 insurance -- Note
 M . . . . . . . .   (125,000)
 Cash paid on
  acquisition of
  bank stock . . .                                                    (24,000)
Net cash provided  ----------  ----------  ----------  ----------  ----------
 by (used in)
 investing
 activities. . . . (1,147,973)    257,710    (964,646) (1,971,437) (1,315,195)

Cash Flows
 Financing
 Activities
 Net increase
  (decrease) in
  deposits . . . .  1,042,623      96,787   1,076,463   1,371,316   1,293,556
 Net increase in
  advances from
  FHLB . . . . . .                                        200,000     140,000
 Repayment of
  notes payable. .                            (95,000)    (95,000)    (95,000)
 Cash dividends. .    (45,180)    (33,885)    (33,885)    (28,238)    (28,238)
Net cash provided  ----------  ----------  ----------  ----------  ----------
 by (used in)
 financing
 activities. . . .    997,443      62,902     947,578   1,448,078   1,310,318
Increase           ----------  ----------  ----------  ----------  ----------
 (decrease) in
 cash and
 due from banks. .    (21,814)    485,472     446,452    (181,581)    301,175
Cash beginning of  ----------  ----------  ----------  ----------  ----------
 year. . . . . . .  1,890,360   1,443,908   1,443,908   1,625,489   1,324,314
                   ----------  ----------  ----------  ----------  ----------
Cash end of year . $1,868,546  $1,929,380  $1,890,360  $1,443,908  $1,625,489
                   ==========  ==========  ==========  ==========  ==========

See accompanying notes to financial statements.

Lafayette Bancshares, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1996, 1995, and 1994 and March 31, 1997 and 1996
(UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting and reporting policies of Lafayette Bancshares, Inc. and its subsidiary conform with generally accepted accounting principles. The Corporation's significant accounting and reporting policies are:

Principles of Consolidation

       The consolidated financial statements include the accounts of Lafayette Bancshares, Inc. and its 94% owned subsidiary Lafayette County Bank of Lexington/Wellington. All significant intercompany accounts and transactions have been eliminated in consolidation.

Investment Securities

       Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities", which established three classifications of investment securities: trading, held-to-maturity, and available-for-sale. Trading securities are required principally for the purpose of near term sales. Such securities are reported at fair value and unrealized gains and losses are included in income. Securities which are designated as held-to-maturity are designated as such because the Corporation has the ability and the intent to hold these securities to maturity. Such securities are reported at amortized cost. Securities designated as available-for-sale, a designation which provides the Corporation with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separated component of equity.

       Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accredited to income using the interest method over the period to maturity, except that premiums on callable securities are amortized to date of first call.

       In adopting SFAS No. 115, the Corporation modified its accounting policies and designated its securities in accordance with the three classifications. The Corporation's adoption of SFAS No. 115 resulted in the classification of all securities as either held-to-maturity or available-for-sale. At December 31, 1996 and 1995 and March 31, 1997, the Corporation had no securities designated as trading.

Stock in Federal Home Loan Bank of Des Moines

       Stock in the Federal Home Loan Bank of Des Moines is stated at cost and the amount of stock held is determined by the regulation and the amount of advances from the bank.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont'd

Loans Receivable

       Loans are stated at unpaid principal balances, less the allowance for loan losses.

       Loan origination and commitment fees in amounts that exceed $2,000, are deferred and amortized as a yield adjustment over the contractual maturity of the related loan using the interest method. Such fees of lesser amounts are taken directly into income since the amount of such fees are deemed not significant and immaterial for deferral.

       Loan are placed on nonaccrual status when management deems a loan is specifically impaired as to principal or interest. Any unpaid interest previously accrued on those loans is reversed from current income. Once a loan is on a nonaccrual status, interest is included only to the extent received in cash until such time as the loan is brought current and the borrower demonstrates an ability to make future payments of principal and interest.

Allowance for Loan Losses

       The allowance for loan losses is maintained at a level adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on a review of the quality of the loan portfolio, past loan loss experience, examinations and appraisals by regulatory authorities, and current economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. For income tax purposes, depreciation is computed using both the straight-line and accelerated methods.

Income Taxes

       The Corporation and its subsidiary file a consolidated federal income tax return. The income tax effect of timing differences in reporting transactions for financial reporting and income tax purposes is reflected in the financial statements as deferred income taxes.

       The Corporation adopted SFAS No. 109, "Accounting for Income Taxes", effective January 1, 1993. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Under SFAS No. 109, the effect deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The effect of this accounting change at the date of adoption was not material.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont'd

Net Income Per Share

       Earnings per share are computed by dividing net income by the weighted average number of shares outstanding each year.

Statements of Cash Flow

       For purposes of the cash flows, cash and amounts due from depository institutions and interest-bearing deposits in other banks are considered cash equivalents.

Unaudited Financial Statements

       In the opinion of management, the unaudited consolidated financial statements contain all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results of operations for the years and interim periods presented.

New Accounting Standards

Accounting for Impairment of Long-Lived Assets

       On January 1, 1997, the Corporation implemented The Financial Accounting Standards Board ("FASB") issued SFAS No 121, "Accounting for the Impairment of Long-Lived Assets". The effect of the adoption of this Statement resulted in an adjustment to certain mutual fund holdings in the amount of $11,219.

Accounting by Creditors for Impairment of a Loan

       SFAS No 114, "Accounting by Creditors for Impairment of a Loan" was issued by FASB in May 1993. This Statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. SFAS No. 118 was issued as an amendment to SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The implementation of these Statements did not have a significant effect on the Corporation's financial position or results of operation, since in management's judgement there were no material loans effected by this statement.

Accounting for Derivative Financial Instruments

       In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement generally addresses required disclosures for derivative instruments held or issued for trading purposes and for purposes other than trading. The Corporation currently has no derivative financial instruments.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE B -- INVESTMENT SECURITIES

     Investment securities are as follows:

                        Amortized        Gross       Unrealized      Fair
                           Cost          Gains         Losses        Value

March 31, 1997
Held-to-maturity
 US Treasury           $ 5,590,511      $            $ 7,575     $ 5,582,936
 Federal Agencies        7,733,950                    65,655       7,668,295
 State and Municipal       668,409        9,978                      675,387
                       -----------      -------      -------    ------------
Held-to-Maturity       $13,992,870      $ 9,978      $73,230     $13,926,618
Available-for-sale     ===========      =======      =======     ===========
Mutual funds           $   131,141                   $18,596     $   112,545
                       ===========                   =======     ===========

                        Amortized        Gross       Unrealized      Fair
                           Cost          Gains         Losses        Value
December 31, 1996
Held-to-maturity
 US Treasury           $ 4,892,802      $ 1,978                  $ 4,894,780
 Federal Agencies        7,633,617                    17,059       7,616,558
 State and Municipal       754,357        9,202                      763,559
                       -----------      -------      -------    ------------
Held-to-Maturity       $13,280,776      $11,180      $17,059     $13,274,897
Available-for-sale     ===========      =======      =======     ===========
 Mutual funds          $   131,141                   $17,719     $   113,422
                       ===========                   =======     ===========

                        Amortized        Gross       Unrealized      Fair
                           Cost          Gains         Losses        Value
December 31, 1995
Held-to-maturity
 US Treasury           $ 6,494,003      $ 47,245     $           $ 6,541,248
 Federal Agencies        6,228,873                     31,842      6,260,715
 State and Municipal       715,912        12,016                     727,928
                       -----------      -------      -------    ------------
 Certificates of
  deposit                  104,970            30                     105,000
Held-to-Maturity       $13,543,758      $ 59,291       $31,842   $13,634,891
Available-for-sale     ===========      =======      =======     ===========
 Mutual funds          $   131,141                   $ 17,936    $   113,205
                       ===========                   =======     ===========

       On March 31, 1997, the Corporation implemented SFAS 121 which resulted in the recognization of $11,219 loss on the permanent decline in the value of one the two mutual funds held.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE B -- INVESTMENT SECURITIES - Cont'd

       During the years ended December 31, 1996, 1995 and 1994, and the three month period ended March 31, 1996, securities in the classification held-to-maturity were sold or called for net realized gains before income taxes of $8,577, $6,849, $5,171 and $8,273, respectively. There were no securities sold or called during the three month period ending March 31, 1997. Sales of securities in the held-to-maturity classification were made within three months of maturity.

       At March 31, 1997 and at December 31, 1996 and 1995 securities in the amount of $4,519,350, $5,107,374, and $4,712,592, respectively, were pledged to secure public deposits.

NOTE C -- LOANS RECEIVABLE

     Loans receivable consist of the following:

                            March 31,              December 31,
                              1997              1996            1995
                              ----              ----            ----

Commercial                $ 3,267,408      $ 3,277,382     $ 3,312,714
Agriculture                 1,498,368        1,342,125       1,692,315
Consumer                    4,256,455        4,164,928       3,879,589
Real estate
 Commercial                 2,533,737        2,414,197       1,796,197
 Agriculture                1,043,997        1,018,176         825,399
 Residential                3,350,683        3,364,405       3,178,408
                          -----------      -----------     -----------
Total loans receivable     15,950,648       15,581,213      14,684,622
Allowance for loan
 losses                      (215,956)        (215,642)       (207,616)
                          -----------      -----------     -----------
Net loans receivable      $15,734,692      $15,365,571     $14,477,006
                          ===========      ===========     ===========

       The Corporation's subsidiary had non-contractual lines of credit at March 31, 1997 and at December 31, 1996 and 1995 aggregating approximately $776,000, $654,000, and $836,000, respectively.

       At March 31, 1997 and at December 31, 1996 and 1995 the Corporation's subsidiary had loans receivable aggregating $71,962, $108,426, and $110,593, respectively, from its directors and officers. These loans are made subject to the same interest rates and underwriting standards used in originating loans to other borrowers.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE D -- ALLOWANCE FOR LOAN LOSSES

       Changes in the allowance for loan losses for the three month periods ended March 31, 1997 and 1996 and the three years ended December 31, 1996 were as follows:

                              March 31,                December 31,
                          1997        1996       1996      1995       1994
                          ----        ----       ----      ----       ----
Balance beginning
 of year               $215,642    $207,616   $207,616   $165,484   $152,606
Loss provision           12,000       3,000     33,000     45,000     11,000
Charge offs             (17,625)     (3,950)   (42,277)   (10,953)    (4,772)
Recoveries                5,942         171     17,303      8,085      6,650
Balance at end         --------    --------   --------   --------   --------
 of period             $215,956    $206,837   $215,642   $207,616   $165,484
                       ========    ========   ========   ========   ========

NOTE E -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consist of the following:

                             March 31,         December 31,
                               1997         1996       1995
                               ----         ----       ----

Loans receivable             $184,569     $191,500    $195,917
Investment
  securities                  191,079      185,892     223,543
                             --------     --------    --------
                             $375,648     $377,392    $419,460
                             ========     ========    ========

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE F -- PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                            March 31,            December 31,
                              1997           1996            1995
                              ----           ----            ----

Land                      $   94,700      $  94,700        $  94,700
Building and
 improvements                350,597        350,597          350,285
Furniture and
 equipment                   570,325        545,829          468,911
                          ----------      ---------        ---------
                           1,015,622        991,126          913,896
Less accumulated
 depreciation                627,696        593,196          532,725
                          ----------      ---------        ---------
                          $  387,926      $ 397,930        $ 381,171
                          ==========      =========        =========

NOTE G -- GOODWILL

       On July 3, 1990, the Corporation acquired control of the Lafayette County Bank. The cost in excess of the book value of the bank is being amortized on a straight-line basis over a twenty year period. Amortization for the year ended December 31, 1996, 1995 and 1994 amounted to $23,277 annually and $5,819 in each of the three month period ended March 31, 1997 and 1996. The unamortized balance of goodwill at March 31, 1997 amounted to $262,569.

       During July 1986, the Corporation's subsidiary acquired from the Federal Deposit Insurance Corporation, the Callao Community Bank, Callao, Missouri, for cash resulting in $50,610 of excess cost over book value acquired. This goodwill is being amortized over a 15 year period with an annual amortization of $3,394. At March 31, 1997 the unamortized balance of the goodwill on the Callao purchase was $14,634.

NOTE H-- DEPOSITS

     Deposit account balances are summarized as follows:

                            March 31,             December 31,
                              1997            1996            1995
                              ----            ----            ----
Non interest
 bearing checking         $ 3,540,801     $ 3,574,157     $ 4,209,895
Interest bearing
 checking (NOW)             3,449,914       3,630,141       3,826,824
Money Market                4,357,371       3,608,318       3,021,522
Savings                     2,599,489       2,419,278       2,523,393
Certificates of deposit    16,605,890      16,278,947      14,852,745
                          -----------     -----------     -----------
                          $30,553,465     $29,510,841     $28,434,379
                          ===========     ===========     ===========

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE H -- DEPOSITS Cont'd

       The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,690,883, $2,681,174, and $2,507,871, at March 31, 1997 and at December 31, 1996 and 1995, respectively.

       The components of interest expense are as follows:

                          Three Months Ended           Year Ended
                              March 31,                December 31,
                          1997        1996       1996      1995       1994
                          ----        ----       ----      ----       ----

NOW accounts           $ 17,326   $ 19,914   $  74,926 $   87,046  $ 131,319
Money market             41,273     32,559     139,432    147,768    126,021
Savings                  18,216     19,326      76,937     76,000     71,526
Certificates of
 deposits               225,402    210,049     880,495    744,013    511,345
                       --------   --------  ---------- ----------  ---------
Deposits                302,217    281,848   1,171,790  1,054,827    840,211
FHLB advances             5,181      5,307      21,460     15,310      7,990
Notes payable            15,426     18,198      69,763     80,544     91,469
                       --------   --------  ---------- ----------  ---------
Total interest         $322,824   $305,353  $1,263,013 $1,150,681  $ 939,670
                       ========   ========  ========== ==========  =========

NOTE I -- ADVANCES FROM FEDERAL HOME LOAN BANK

       The Corporation's subsidiary had the following advances from the Federal Home Loan Bank of Des Moines outstanding at March 31, 1997 and at December 31, 1996 and 1995:

           Date of   Maturity    Interest
           Advance     Date        Rate     Amount
           3-15-94    3-15-99     6.30%   $ 35,000
           3-15-94    3-15-00     6.50%     35,000
           3-15-94    3-15-01     6.70%     35,000
           3-15-94    3-15-02     6.80%     35,000
           6-8-95     6-08-98     5.86%    100,000
           9-15-95    9-25-98     5.93%    100,000
                                          --------
                                          $340,000
                                          ========

       Federal agency securities with a market value of $395,691 have been pledged to secure these advances. Interest rates are fixed to maturity and may be prepaid with a penalty based on existing interest rates at time prepayment.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE J -- NOTES PAYABLE

       Notes payable outstanding at March 31, 1997 and at December 31, 1996 and 1995 are payable to the former stockholders of the subsidiary bank acquired on July 3, 1990. Principal payments are due annually over a twelve year period with $50,000 due on July 3, 1991 and $95,000 annually thereafter on July 3rd until 2001 with the final payment in the amount of $83,218 due on July 3, 2002. The notes accrue interest at the rate of 10% per annum. The note indenture requires the Corporation to secure the notes with a letter of credit. The Corporation has obtained a letter of credit from the Mercantile Bank of Kansas City to secure the notes at an annual fee equal to 1 1/2% on the balance due on the notes.

       On July 31, 1992, the Corporation entered into a credit facility with the Mercantile Bank of Kansas City ("Mercantile") whereby Mercantile has granted a line of credit to the Corporation in the amount of $988,218 for a five year period ending July 31, 1997. Borrowings under the credit facility were fixed at a rate of the 8% per annum during the first three years and then negotiated for borrowings during the remaining two years of the credit facility. Under terms of the credit facility, the Corporation has pledged all stock it owns of its subsidiary bank and has agreed to the following covenants:

       1. Payment of dividends to stockholders of the Corporation with approval of the Federal Reserve Bank of Kansas City.
       2. Maintain subsidiary bank's equity capital of at least $1,900,000 and an equity to asset ratio of at least 6.75%.
       3. Maintain subsidiary bank's allowance for loan losses to outstanding loans of at least 1.20%.
       4. Not to allow nonperforming assets to, at any time, exceed 20% of the subsidiary bank's capital.

NOTE K -- INCOME TAXES

                              March 31,                December 31,
                          1997        1996       1996      1995       1994
                          ----        ----       ----      ----       ----
Federal
 Current               $(20,000)    $55,000   $165,000   $121,000   $ 34,000
 Deferred                47,000     (15,000)   (36,000)   (25,000)    13,000
State                     4,000       3,000     21,000     23,000     10,000
                       --------     -------   --------   --------   --------
                       $ 31,000     $43,000   $150,000   $119,000   $ 57,000
                       ========     =======   ========   ========   ========

       In addition, the Corporation recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $2,576, $5,909, $4,719, $4,936, and $10,202, and for the three month periods ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, respectively.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE K -- INCOME TAXES Cont'd

       The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                              March 31,                December 31,
                          1997        1996       1996      1995       1994
                          ----        ----       ----      ----       ----
Income tax expense
 at statutory rates     $27,310     $37,278   $139,912   $109,432    $60,740
Increase (decrease)
in taxes resulting
from:
 Tax exempt int          (4,357)     (4,369)   (13,708)   (18,583)   (17,638)
 Amortization of
   goodwill               2,265       2,265      9,061      9,061      9,061
 Disallowed int             626         523      2,503      2,223      2,360
 Dividend exclusion      (1,657)       (428)    (1,894)    (2,432)    (1,700)
 State bank tax           1,280         960      6,762      7,376      3,163
 Other                    5,533       6,771     (7,364)    11,923      1,014
                        -------     -------   --------   --------    -------
Provision for taxes     $31,000     $43,000   $150,000   $119,000    $57,000
                        =======     =======   ========   ========    =======

Effective tax rate         38.6%       39.2%      36.5%      36.9%      31.9%
                           ====        ====       ====       ====       ====

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE K -- INCOME TAXES - Cont'd

       Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities are as follows:

                              March 31,                December 31,
                          1997        1996       1996      1995       1994
                          ----        ----       ----      ----       ----
Deferred tax assets
 Allowance for
  loan losses           $49,530     $46,962    $49,530    $46,962    $33,479
 Unrealized loss
  available for
  sale securities         2,576       5,909      4,719      4,936     10,202

Deferred start up cost                  865
Deferred tax liabilities
 Depreciation            (8,124)     (9,968)    (9,614)   (11,810)   (14,025)
 Allowance for
  loan losses
 Mark to market          (5,446)     (5,053)    (5,446)    (5,053)   (11,125)
 Accrual to
  cash basis            (77,475)    (79,590)   (38,866)   (65,688)   (60,990)
 FHLB stock
  dividend               (1,152)     (1,152)    (1,152)    (1,152)      (448)
Net deferred           --------    --------    -------   --------   --------
 tax liability         ($40,091)   ($42,027)   ($  829)  ($31,805)  ($42,907)
                       ========    ========    =======   ========   ========

NOTE L -- RETAINED EARNINGS

       The Corporation is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Corporation is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Corporation's actual ratios at March 31, 1997 and December 31, 1996 were as follows:

                                              March 31,       December 31,
                                                1997              1996
                                                ----              ----

Tier 1 capital ratio                           14.1%              14.4%
Total capital ratio                            15.5%              15.5%
Leverage capital ratio                          7.4%               7.4%

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE M -- EMPLOYEE BENEFITS

       On March 1, 1997, the Corporation has entered into a salary continuation agreement with two of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Corporation has purchased life insurance policies to fund these agreements. Deferred compensation will be charged to operations over
the period to normal retirement age of 65.   For the three months ended March
31, 1997, salary continuation expense was $14,748 which included a one-time surrender charge on purchased life insurance of $13,048.

NOTE N -- FAIR VALUE OF FINANCIAL INSTRUMENTS

       On January 1, 1996, the Corporation adopted SFAS No. 107 "Disclosures about Fair Values of Financial Instruments", which requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do no represent the underlying value of the Corporation.

       The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein.

       Assets
Cash and due from banks                          Carrying value
Investment securities                            Quoted market value
Federal funds sold                               Carrying value
Stock in FHLB                                    Carrying value
Loans receivable                                 Estimated using discounted
                                                  cash flows
      Liabilities
Transaction deposit accounts                     Carrying value
Certificates of deposit                          Estimated using discounted
                                                  cash flows
FHLB advances                                    Estimated using current
                                                  rates available to Corp.
Notes payable                                    Estimated using current
                                                  rates available to Corp.

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE N -- FAIR VALUE OF FINANCIAL INSTRUMENTS - cont'd

     The estimated fair values of the Corporation's financial instruments at December 31, 1996 and March 31, 1997 are as follows (in thousands):

                                        1997                    1996
                                Carrying     Fair       Carrying     Fair
       Assets                   Value        Value      Value        Value
Cash and due from banks         $ 1,868      $ 1,868   $ 1,890      $ 1,890
Investment securities            14,105       14,038    13,394       13,549
Federal funds sold                  850          850       925          925
Loans receivable                 15,735       16,083    15,366       15,749
FHLB stock                          114          114       114          114
     Liabilities
Transaction deposits             13,948       13,948    13,232       13,232
Certificates of deposit          16,606       16,732    16,279       16,451
FHLB advances                       340          340       340          340
Notes payable                       558          684       558          684

NOTE O -- CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following condensed balance sheet and condensed statements of income and cash flows for Lafayette Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto, (in thousands).

                                     March 31,              December 31,
                                       1997             1996            1995
                                       ----             ----            ----
BALANCE SHEET
Assets
Cash due from subsidiary bank         $    9         $     8          $    8
Investment in subsidiary               2,282           2,254           2,105
Cost in excess of net book value
 of subsidiary bank acquired             263             268             291
Other assets                               4              12               8
                                      ------          ------          ------
    Total assets                      $2,558          $2,542          $2,412
                                      ======          ======          ======
Liabilities
Notes payable                         $  558          $  558          $  653
Other liabilities                         10               5               8
                                      ------          ------          ------
    Total liabilities                    568             563             661
Stockholders' equity                   1,990           1,979           1,751
                                      ------          ------          ------
    Total liabilities and
    stockholders' equity              $2,558          $2,542          $2,412
                                      ======          ======          ======

Lafayette Bancshares, Inc.

(UNAUDITED)

NOTE O -- CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS cont'd

                                 March 31,               December 31,
                             1997       1996       1996      1995      1994
                             ----       ----       ----      ----      ----
STATEMENT OF INCOME
Income from subsidiary:
 Dividends                 $   45      $  32     $  191      $ 179    $  152
 Equity in earnings            20         55        150        103        60
Other income                    5          0          0          5         0
                           ------      -----     ------      -----    ------
    Total income               70         87        341        287       212
Operating expenses             25         25        103        109       122
Income tax (benefit)           (4)        (5)       (23)       (25)      (31)
                           ------      -----     ------      -----    ------
    Net income              $  49       $  67     $  261      $ 203     $ 121

                                   March 31,             December 31,
                                1997     1996       1996      1995     1994
                                ----     ----       ----      ----     ----
STATEMENT OF CASH FLOWS
Cash flows from operating
 activities
Net income                      $ 49      $ 67      $ 261     $  203    $ 121
Items not providing or using
 Cash:
 Amortization of goodwill          6         6         23         23       23
 Amortization of letter of
  credit fees                      2         2          9         11       12
 Amortization of deferred
  acquisition cost                 0         0          0          2        4
 Equity in earning of
  subsidiary                     (20)      (55)      (150)      (103)     (60)
 Other, net                        9         7         (6)         3       10
                                 ---       ---       ----       ----     ----
Net Cash Provided                 46        27        137        139      110
Cash flows from investing
 activities
Purchase of bank stock             0         0          0          0      (24)
Letter of credit fees              0         0         (8)       (10)     (11)
                                 ---       ---       ----       ----     ----
Cash Used                          0         0         (8)       (10)     (35)
Cash flows from financing
 activities
Repayment of notes payable         0         0        (95)       (95)     (95)
Cash dividends paid              (45)      (34)       (34)       (28)     (28)
                                 ---       ---       ----       ----     ----
Cash Used                        (45)      (34)      (129)      (123)    (123)
Increase (decrease) in cash        1        (7)         0          6      (48)
Beginning cash balance             8         8          8          2       50
                                 ---       ---       ----       ----     ----
Ending cash balance              $ 9       $ 1       $  8       $  8     $  2
                                 ===       ===       ====       ====     ====

                                                                APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of the 12th day of March 1997 (this "Agreement"), by and among LEXINGTON B & L FINANCIAL CORP. (the "Company"), LAFAYETTE BANCSHARES, INC. ("Lafayette") and LAFAYETTE COUNTY BANK OF LEXINGTON/WELLINGTON (the "Bank").

                                  RECITALS:

       (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Missouri, with its principal executive offices located in Lexington, Missouri. As of the date hereof, the Company has 8,000,000 authorized shares of common stock of $.01 par value per share ("Company Common Stock") and 500,000 shares of preferred stock of $.01 par value per share ("Company Preferred Stock") (no other class of capital stock being authorized), of which 1,265,000 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding.

       (B) LAFAYETTE. Lafayette is a corporation duly organized and existing in good standing under the laws of the State of Missouri, with its principal executive offices located in Lexington, Missouri. Lafayette is a registered bank holding company with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Bank Holding Company Act, as amended. As of the date hereof, Lafayette has 1,250,000 authorized shares of common stock of $1.00 par value per share ("Lafayette Common Stock") (no other class of capital stock being authorized), of which 1,129,500 shares of Lafayette Common Stock are issued and outstanding.

       (C) THE BANK. The Bank is a commercial bank duly organized and existing in good standing under the laws of the State of Missouri, with its principal executive offices located in Lexington, Missouri. As of the date hereof, the Bank has 720 authorized shares of common stock of $100.00 par value per share ("the Bank Common Stock") (no other class of capital stock being authorized), of which 720 shares of the Bank Common Stock are issued and outstanding. As of the date hereof, 676.834 shares of Bank Common Stock are owned by Lafayette.

       (D) VOTING AGREEMENT. As a condition and an inducement to the Company's willingness to enter into this Agreement, Donald L. Coen, Terry L. Thompson, Ranie Thompson, William J. Huhmann and Robert F. Jackson have entered into agreements with the Company pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Agreement at the Meeting (as hereinafter defined).

       (E) RIGHTS, ETC. Except as Previously Disclosed in Schedule 4.01(C), there are no shares of capital stock of Lafayette or the Bank authorized and reserved for issuance, neither Lafayette nor the Bank has any Rights (as defined below) issued or outstanding and neither Lafayette nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Agreement. The terms "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of Lafayette Common Stock or Bank Common Stock.

       (F) APPROVALS. The Board of Directors of each of Lafayette, the Bank, and the Company has approved, at meetings of each of such Boards of Directors, this Agreement and has authorized the execution hereof in counterparts.

       In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                              I.  THE MERGER

       1.01. THE MERGER. Subject to the provisions of this Agreement, at the Effective Time (as hereinafter defined):

       (A) THE CONTINUING CORPORATION. Lafayette shall be merged into a wholly-owned subsidiary of the Company (the "Merger Co.") pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A (the "Merger"). Upon consummation of the Merger, the separate existence of Lafayette shall cease and Merger Co. (the "Continuing Corporation") shall survive.

       (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other chooses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

       (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.

       (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Merger Co., as in effect immediately prior to the Merger becoming effective. The directors and officers of Merger Co. in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

        1.02. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the effective date (the "Effective Date") of the Merger shall be such date as the Company shall notify Lafayette in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, the Company and Lafayette shall execute and deliver to the Secretary of State of the State of Missouri, Articles of Merger in accordance with applicable law. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time."

                        II.  CONSIDERATION

       2.01. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time:

       (A) OUTSTANDING MERGER CO. COMMON STOCK. The shares of common stock of Merger Co. issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain as issued and outstanding shares of common stock of Merger Co.

       (B) OUTSTANDING LAFAYETTE COMMON STOCK. Each share (excluding (i) shares ("Dissenters' Shares") that have not been voted in favor of approval of this Agreement and with respect to which dissenters' rights have been perfected in accordance with Section 351.455 of the Missouri General and Business Corporation Law (the "MGBCL") or (ii) shares held by Lafayette or any of its subsidiaries or by the Company or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Lafayette Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive $0.92 in cash plus a number of shares of Company Common Stock equal to the Exchange Ratio.

       The "Exchange Ratio" shall be equal (rounded to the nearest ten-thousandth) to: (i) .0977 if the Company Price (as defined below) is greater than $12.00 and less than $14.00, (ii) the result obtained by dividing $1.17 by the Company Price if the Company Price is $12.00 or less; or (iii) the result obtained by dividing $1.37 by the Company Price if the Company Price is $14.00 or greater. The "Company Price" shall be the average last price per share of Company Common Stock as reported in The Wall Street Journal for each of the twenty trading days immediately preceding the Effective Date. In the event the Company Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average last price per share and the average shall be based upon the last price per share and number of days on which Company Common Stock actually traded during such period.

       2.02. SHAREHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Lafayette Common Stock shall cease to be, and shall have no rights as, stockholders of Lafayette, other than to receive the Merger Consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Lafayette or the Continuing Corporation of the shares of Lafayette Common Stock which were issued and outstanding immediately prior to the Effective Date.

       2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Company Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Company shall pay to each holder of Lafayette Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by a number equal to (i) $0.92 plus
(ii) the Company Price multiplied by the Exchange Ratio.

       2.04 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, the Company shall send or cause to be sent to each former shareholder of Lafayette of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Lafayette Common Stock for the consideration set forth in this Article II. The certificates representing the shares of Company Common Stock into which shares of such shareholder's Lafayette Common Stock are converted on the Effective Date, a check in the amount equal to the cash which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of fractional shares of the Company pursuant to Section 2.03), and any dividends paid on such shares of Company Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to an independent exchange agent selected by the Company (the "Exchange Agent") of the certificates representing all of such shares of Lafayette Common Stock (or indemnity satisfactory to the Company and the Exchange Agent, in their judgement, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any cash or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Lafayette for purposes of Rule 145 of the Securities Act of 1933, as amended ("Securities Act"), shall not be exchanged for certificates representing Company Common Stock until the Company has received a written agreement from such person as specified in Section 5.17.

       2.05. ANTI-DILUTION PROVISIONS. In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be proportionately adjusted.

       2.06. EXCLUDED SHARES; DISSENTERS' SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. Dissenters' Shares shall be purchased and paid for in accordance with Section 351.455 of the MGBCL.

       2.07. RESERVATION OF RIGHT TO REVISE TRANSACTION. The Company may at any time change the method of effecting the acquisition of Lafayette and the Bank by the Company (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable; PROVIDED,

HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Lafayette Common Stock as provided for in this Agreement or (ii) adversely affect the tax treatment to Lafayette shareholders as a result of receiving such consideration.

                    III.  ACTIONS PENDING CONSUMMATION

       Without the prior written consent of the Company, each of Lafayette and the Bank shall conduct its and each of the Lafayette Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Lafayette Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees, and each of Lafayette and the Bank will not, and will cause each of the Lafayette Subsidiaries not to, agree to:

       3.01. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Agreement or as Previously Disclosed in
Schedule 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Lafayette, the Bank or any Lafayette Subsidiary, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Lafayette Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

       3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

       3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

       3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.10, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.04 other than in the ordinary course of business and not exceeding $10,000 individually or $15,000 in the aggregate.

       3.05. LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of capital stock of any of the Lafayette Subsidiaries, or on any of its or the Lafayette Subsidiaries' other assets, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

       3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any stock option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

       3.07. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

       3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Lafayette and the Lafayette Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Lafayette and the Lafayette Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

       3.09. AMENDMENTS.  Amend its Articles of Incorporation, Charter or
Bylaws.

       3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $25,000 or restrictions upon the operations of Lafayette or any Lafayette Subsidiary.

       3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on more than 60 days prior written notice.

       3.12. LOANS. Extend credit other than in accordance with existing lending policies, except that the Bank shall not, without the prior written consent of the Company, make any new loan or modify, restructure or renew any existing loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (or which would be required to be aggregated for loans to one borrower limitations) would be in excess of $150,000.

                  IV.  REPRESENTATIONS AND WARRANTIES

       4.01. REPRESENTATIONS AND WARRANTIES OF LAFAYETTE AND THE BANK. Each of Lafayette and the Bank hereby represents and warrants to the Company as follows:

       (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

       (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. Each of Lafayette and the Lafayette Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

       (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.01(C), there are no shares of capital stock or other equity securities of Lafayette or the Bank outstanding and no outstanding Rights with respect thereto.

       (D)   LAFAYETTE SUBSIDIARIES.  Lafayette has Previously Disclosed in
Schedule 4.01(D) a list of all the subsidiaries of Lafayette (each a "Lafayette Subsidiary" and, collectively, the "Lafayette Subsidiaries"). Each of the Lafayette Subsidiaries that is a commercial bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Lafayette Subsidiaries are or may become required to be issued (other than to Lafayette or a wholly-owned Lafayette Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Lafayette Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Lafayette or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Lafayette Subsidiary held by Lafayette or a Lafayette Subsidiary are fully paid and nonassessable and are owned by Lafayette or a Lafayette Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each Lafayette Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.01(D), Lafayette does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. The deposits of the Bank are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing with the FHLB of Des Moines and the Federal Reserve Bank of Kansas City.

       (E) CORPORATE POWER. It and each of the Lafayette Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

       (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.01, the required regulatory approvals referred to in
Section 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.01(G), the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the Lafayette Subsidiaries or to which it or any of the Lafayette Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it,
(ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Lafayette.

       (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H), (i) as to Lafayette, its consolidated balance sheet as of December 31, 1996 and 1995 and related consolidated statements of income and changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, and (ii) as to the Bank, its call report for the fiscal year ended December 31, 1996, and all other financial reports filed or to be filed subsequent to December 31, 1996, in the form filed with the FDIC and the Missouri State Division of Finance ("Division") (together, the "Lafayette Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Lafayette Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Lafayette Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein.

       (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of Lafayette or the Lafayette Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in Lafayette Financial Reports prior to the date of this Agreement, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1996. Since December 31, 1996, none of Lafayette or the Lafayette Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Lafayette Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

       (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.01(J), since December 31, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

       (K) PROPERTIES. Except as reserved against in the Lafayette Financial Reports, Lafayette and the Lafayette Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Lafayette Financial Reports as being owned by Lafayette or the Lafayette Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those properties or assets sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by any of Lafayette or Lafayette Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Lafayette.

       (L)   LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Lafayette or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L), neither it nor any of the Lafayette Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the Division, the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, or other financial institution, insurance and securities regulatory authorities, the "Regulatory Authorities")) and neither it nor any of the Lafayette Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

       (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of Lafayette and the Lafayette Subsidiaries:

             (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of Lafayette and the Lafayette Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

             (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of Lafayette or the Lafayette Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Lafayette, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Lafayette, or (iii) requiring any of Lafayette or the Lafayette Subsidiaries (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

             (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

             (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

       (N)   MATERIAL CONTRACTS.

             (1) Except as Previously Disclosed in Schedule 4.01(N), (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Lafayette nor any Lafayette Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                    (i) any agreement, arrangement or commitment (a) not made in the ordinary course of business or (b) pursuant to which Lafayette or any Lafayette Subsidiary is or may become obligated to invest in or contribute capital to any Lafayette Subsidiary or any other entity;

                    (ii) any agreement, indenture or other instrument not disclosed in the Lafayette Financial Reports relating to the borrowing of money by Lafayette or any Lafayette Subsidiary or the guarantee by Lafayette or any Lafayette Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Lafayette Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                    (iii) any contract containing covenants that limit the
             ability of Lafayette or any Lafayette Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Lafayette or any Lafayette Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                    (iv) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC");

                    (v) any lease with annual rental payments aggregating $10,000 or more;

                    (vi) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $10,000 per annum;

                    (vii) any agreement with any executive officer or other
             key employee of Lafayette or any Lafayette Subsidiary the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Lafayette or any of Lafayette Subsidiaries of the nature contemplated by this Agreement;

                    (viii) any agreement with respect any executive officer of
             Lafayette or any Lafayette Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum; or

                    (ix) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

             (2) Except as Previously Disclosed on Schedule 4.01(N), no officer or director of Lafayette or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Lafayette or any Lafayette Subsidiary.

             (3) None of Lafayette or the Lafayette Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Lafayette, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.01(N), neither Lafayette nor any Lafayette Subsidiary is subject to or bound by any contract containing covenants which limit the ability of Lafayette or any Lafayette Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Lafayette or any Lafayette Subsidiary may carry on its business (other than as may be required by law or any applicable Authority).

       (O) REPORTS. Since January 1, 1992, each of Lafayette and the Lafayette Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Division, (iii) the FHL Bank and the FHL Bank System, (iv) the Federal Reserve Board and (v) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

       (P) NO BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

       (Q)   EMPLOYEE BENEFIT PLANS.

             (1) Schedule 4.01(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Lafayette Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the Company.

             (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Lafayette Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.01(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Lafayette Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the Lafayette Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Lafayette Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Lafayette Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

             (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Lafayette Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

             (6) Neither it nor any of the Lafayette Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.01(Q)(6). There are no restrictions on the rights of it or any of the Lafayette Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

             (7) Except as Previously Disclosed in Schedule 4.01(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Lafayette Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Lafayette Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

       (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained.

       (S) LABOR AGREEMENTS. Neither it nor any Lafayette Subsidiary is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any Lafayette Subsidiary the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Lafayette Subsidiary, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any Lafayette Subsidiary's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

       (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Lafayette and the Lafayette Subsidiaries that have been classified by it as of December 31, 1996 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1996 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Lafayette or any Lafayette Subsidiary prior to December 31, 1996.

       (U) ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan and lease losses shown on the consolidated balance sheets of Lafayette included in the December 31, 1996 Lafayette Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Lafayette Financial Reports, will be, adequate in the opinion of the Board of Directors, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

       (V) INSURANCE. Each of Lafayette and the Lafayette Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Lafayette, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Previously Disclosed in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of Lafayette or the Lafayette Subsidiaries or their directors, officers, employees or agents.

       (W) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, including
Section 351.459 of the MGBCL, and (ii) any supermajority provisions or other provisions imposing special conditions on business combinations contained in Lafayette's Articles of Incorporation.

       (X) NO FURTHER ACTION. It has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the Merger), or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of shareholders (other than as set forth in Section 6.01), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Lafayette or any Lafayette Subsidiary or under any agreement to which Lafayette or any Lafayette Subsidiary is a party, or (iii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.

       (Y)   ENVIRONMENTAL MATTERS.

             (1) To its knowledge, it and each of the Lafayette Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Lafayette.

             (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Lafayette Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Lafayette Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(2).

             (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Lafayette Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
             (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(3).

             (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Y)(4).

             (5) To its knowledge, during the period of (i) its or any of the Lafayette Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Lafayette Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of Lafayette Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably

                                     A-12
PAGE
             likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in
             Schedule 4.01(Y)(5).

             (6) To its knowledge, prior to the period of (i) its or any of the Lafayette Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Lafayette Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Lafayette Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(6).

             (7)    The following definitions apply for purposes of this
             Section 4.01(Y): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Lafayette Subsidiaries or in which it or any of the Lafayette Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Lafayette or any of the Lafayette Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Lafayette Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means
             (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

       (Z)   TAX REPORTS.  Except as Previously Disclosed in Schedule 4.01(Z),
(i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or the Lafayette Subsidiaries, including without limitation consolidated federal income tax returns of it and the Lafayette Subsidiaries (collectively, the "Lafayette Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Lafayette Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the Lafayette Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on Lafayette Tax Returns have been paid in full, (iii) the Lafayette Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Lafayette Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Lafayette Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Lafayette Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Lafayette Subsidiaries.

       (AA) ACCURACY OF INFORMATION. The statements with respect to Lafayette and the Lafayette Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Company or the Bank pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

       (BB) DERIVATIVES CONTRACTS. None of Lafayette or the Lafayette Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.01(BB), including a list, as applicable, of any Lafayette or Lafayette Subsidiary assets pledged as security for each such Derivatives Contract.

       (CC) ACCOUNTING CONTROLS. Each of Lafayette and the Lafayette Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to banks or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material property and assets of Lafayette and the Lafayette Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

       4.02. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

       The Company hereby represents and warrants to Lafayette and the Bank, as follows:

       (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

       (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02 herein and the required filings under federal and state securities' laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i)
                                     A-14
PAGE
constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.

       (D) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.02(D), its Registration Statement on Form S-1, and all documents filed or to be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "the Company Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to savings associations and savings and loan holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

       (E) NO EVENTS. Except as Previously Disclosed in Schedule 4.02(E),since September 30, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

       (F) SHARES AUTHORIZED. The shares of Company Common Stock to be issued in exchange for shares of Lafayette Common Stock upon consummation of the Merger in accordance with Article II of this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

       (G) CORPORATE POWER. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

       (H) ACCURACY OF INFORMATION. The statements with respect to the Company and its subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                          V.  COVENANTS

       Each of Lafayette and the Bank hereby covenants to the Company and the Company hereby covenants to Lafayette and the Bank, that:

       5.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

       5.02. REGISTRATION STATEMENT. The Company, in cooperation with Lafayette, shall prepare and file with the SEC a Registration Statement with respect to the shares of Company Common Stock to be issued in the Merger. Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Lafayette for the Meeting (as defined below) and as the prospectus of the Company for the shares of Company Common
Stock to be issued in the Merger.   The Company shall use its best efforts to
cause the Registration Statement to become effective.

       5.03 LAFAYETTE MEETING. With respect to Lafayette, it shall call a special meeting (the "Meeting") of the holders of Lafayette Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Lafayette shall use its best efforts to solicit and obtain votes of the holders of Lafayette Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Lafayette shall recommend approval of such transactions by such holders. In connection with the Meeting, the Company and Lafayette shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of the Company and Lafayette, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the shareholders of Lafayette.

       5.04. REGISTRATION STATEMENT EFFECTIVENESS. The Company will advise Lafayette, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

       5.05. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Lafayette relating to Lafayette or the Lafayette Subsidiaries and by or on behalf of the Company relating to the Company or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

       5.06. PRESS RELEASES. Lafayette and the Bank will not, without the prior approval of the Company, and the Company will not, without the prior approval of Lafayette, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

       5.07. ACCESS; INFORMATION.

             (1) Upon reasonable notice, Lafayette and the Bank shall afford the Company and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of its and the Lafayette Subsidiaries' properties, books, contracts, commitments and records and, during such period, Lafayette and the Bank shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by Lafayette and the Lafayette Subsidiaries with any Regulatory Authority, and
(ii) all other information concerning the business, properties and personnel of Lafayette and the Lafayette Subsidiaries as the Company may reasonably request, provided that no investigation pursuant to this Section 5.07 shall affect or be deemed to modify or waive any representation or warranty made by Lafayette or the Bank or the conditions to the obligations of Lafayette and the Bank to consummate the transactions contemplated by this Agreement; and

             (2) The Company will not use any information obtained pursuant to this Section 5.07 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the Company or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, the Company will, upon request by Lafayette, deliver to Lafayette all documents so obtained by the Company or destroy such documents and, in the case of destruction, will certify such fact to Lafayette.

       5.08. ACQUISITION PROPOSALS. In the case of Lafayette, without the prior written consent of the Company, it shall not, and it shall cause the Lafayette Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Lafayette or any of the Lafayette Subsidiaries or any merger or other business combination with Lafayette or any of the Lafayette Subsidiaries other than as contemplated by this Agreement; it shall instruct its and the Lafayette Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify the Company immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Company or any of the Lafayette Subsidiaries.

       5.09. BLUE-SKY FILINGS. In the case of the Company, it shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, provided that the Company shall not be required by virtue thereof to submit to general jurisdiction in any state.

       5.10. CERTAIN POLICIES OF LAFAYETTE AND THE BANK. In the case of each of Lafayette and the Bank, it shall, at the Company's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of the Company and generally accepted accounting principles; PROVIDED, HOWEVER, Lafayette and the Bank shall not be required to take any such action set forth in (i) above until all regulatory approvals set forth in Section 6.02 shall have been obtained. Lafayette's and the Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.10.

       5.11. STATE TAKEOVER LAW. In the case of Lafayette, Lafayette shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute and Lafayette shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Section 351.459 of the MGBCL.

       5.12. NO RIGHTS TRIGGERED. In the case of Lafayette, Lafayette shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Lafayette or under any agreement to which Lafayette or any Lafayette Subsidiary is a party, or (ii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.

       5.13. SHARES LISTED. In the case of the Company, it shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares.

     5.14. REGULATORY APPLICATIONS. In the case of the Company, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by the Company.

       5.15 REGULATORY DIVESTITURES. In the case of Lafayette, effective on or before the Effective Date, Lafayette shall cease engaging in such activities as the Company shall advise Lafayette in writing are not permitted to be engaged in by the Company under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Agreement, Lafayette shall divest any subsidiary engaged in activities or holding assets that are impermissible for the Company on terms and conditions agreed to by the Company.

       5.16  CURRENT INFORMATION.

       (a) During the period from the date of this Agreement to the Effective Date, each of Lafayette, the Bank and the Company shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

       (b) Lafayette and the Bank shall promptly notify the Company of (i) any material change in the business or operations of Lafayette, the Bank or any Lafayette Subsidiary, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to Lafayette, the Bank, or any Lafayette Subsidiary, (iii) the initiation or threat of material litigation involving or relating to Lafayette, the Bank or any Lafayette Subsidiary, or (iv) any event or condition that might reasonably be expected to cause any of Lafayette's or the Bank' representation or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent Lafayette or the Bank from fulfilling its or their obligations hereunder; and in each case shall keep the Company informed with respect thereto.

       (c) The Company shall (i) promptly notify Lafayette of any event or condition that might reasonably be expected to cause any of the Company's representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date, and (ii) notify Lafayette immediately of any denial of any application filed by the Company with any Regulatory Authority with respect to this Agreement, and in each case shall keep Lafayette and the Bank informed with respect thereto.

       5.17 AFFILIATE AGREEMENTS. In the case of Lafayette, it will cause each person who is an "affiliate" of Lafayette for purposes of Rule 145 under the Securities Act (each an "Affiliate") to execute and deliver to the Company on or before the mailing of the Proxy Statement/Prospectus for the Meeting an agreement in the form attached hereto as Exhibit B restricting the disposition of the shares of Company Common Stock to be received by such person in exchange for such person's shares of Lafayette Common Stock. Previously Disclosed on Schedule 5.17 is a list of Affiliates as of the date hereof.

       5.18 BANK COMMON STOCK. In the case of Lafayette, it will use its best efforts to acquire all of the outstanding shares of Bank Common Stock that it does not own, provided that the price to be paid to acquire such shares shall not exceed one and one-half times the book value per share of the Bank on September 30, 1996.

            VI.  CONDITIONS TO CONSUMMATION OF THE MERGER

       Consummation of the Merger is conditioned upon:

       6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the shareholders of Lafayette.

       6.02. REGULATORY APPROVALS. Procurement by the Company of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the opinion of the Company, would so materially adversely impact the economic or business benefits to the Company of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

       6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.

       6.04. LEGAL OPINION. Lafayette and the Bank shall have received an opinion, dated the Effective Date, of Breyer & Aguggia, special counsel for the Company, in form reasonably satisfactory to Lafayette, which shall cover the matters contained in Exhibit C hereto.

       6.05. LEGAL OPINION. The Company shall have received an opinion, dated the Effective Date, of Humphrey, Farrington & McClain, P.C., counsel for Lafayette and the Bank, in form reasonably satisfactory to the Company, which shall cover the matters contained in Exhibit D hereto.

       6.06. OFFICER'S CERTIFICATE.   (i) Each of the representations and
warranties contained herein of the Company shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Lafayette and the Bank shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company dated the Effective Date, to such effect.

       6.07. OFFICERS' CERTIFICATE.   (i) Each of the representations and
warranties contained herein of Lafayette and the Bank shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in Section 5.10, and (ii) each and all of the agreements and covenants of Lafayette and the Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of Lafayette and the Bank dated the Effective Date, to such effect.

       6.08. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

       6.09. BLUE-SKY PERMITS. The Company shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

       6.10. TAX OPINION. The Company and Lafayette shall have received an opinion from Breyer & Aguggia to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by shareholders of Lafayette who receive shares of the Company Common Stock in exchange for their shares of Lafayette Common Stock, and, in rendering their opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of the Company, Lafayette and others.

       6.11. EMPLOYMENT AGREEMENTS. The Employment Agreements attached as Exhibits E-1 through E-3 shall have been duly executed and delivered by all parties to such agreements.

       6.12. ADVERSE CHANGE. During the period from December 31, 1996 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Lafayette or the Bank, nor shall Lafayette or the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Lafayette and the Bank to such effect.

       6.13. DISSENTERS' RIGHTS. The number of Dissenters' Shares shall not exceed in the aggregate five percent of the outstanding shares of Lafayette Common Stock.

       6.14. BANK COMMON STOCK. There shall be no more than 11.666 shares of Bank Common Stock outstanding that are not owned by Lafayette.

       6.15. RECEIPT OF AFFILIATE AGREEMENTS. The Company shall have received from each Affiliate of Lafayette the agreements referred to in Section 5.17.

       PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Sections 6.05, 6.07, 6.11, 6.12, 6.13, 6.14 or, 6.15 shall only constitute conditions if asserted by the Company, and a failure to satisfy any of the conditions set forth in Section
6.04 or 6.07 shall only constitute conditions if asserted by Lafayette.

                         VII. TERMINATION

       This Agreement may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

       7.01. MUTUAL CONSENT. By the mutual consent of the Company and Lafayette, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

       7.02. BREACH. By the Company or Lafayette, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

       7.03. DELAY. By the Company or Lafayette, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1997.

       7.04. NO SHAREHOLDER OR REGULATORY APPROVAL. By the Company or Lafayette, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, (i) in the event that any shareholder approval contemplated by Section 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or (ii) in the event that written notice is received which states that any required regulatory approval contemplated by Section
6.02 has not been approved or has been denied.

       7.05. DUE DILIGENCE REVIEW. By the Company in the event that (i) any situation, event, circumstance or other matter shall come to the attention of the Company during the course of the Company Due Diligence Review which the Company shall, in a good faith exercise of its reasonable discretion, believe
(a) to be inconsistent in any material respect with any of the representations and warranties of Lafayette or the Bank, (b) to be of such significance as to have a Material Adverse Effect on the financial condition, prospects, results of operations or business of Lafayette and the Bank, taken as a whole, or (c) is a material deviation from the Lafayette Financial Reports, and (ii) the Company notifies Lafayette of such matters within five (5) business days after the end of the Company Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Lafayette. For purposes of this Section 7.05, (i) the "Company Due Diligence Review" shall mean a review by the Company of Lafayette's and the Bank's operations, business affairs, prospects and financial condition, including without limitation, those matters which are the subject of Lafayette's and the Bank's representations and warranties and (ii) the "Company Due Diligence Review Period" shall mean a thirty (30) day period beginning on the date of this Agreement. Notwithstanding anything in this
Section 7.05 contained or implied to the contrary, the Company Due Diligence Review shall not limit, restrict or preclude the Company, at any time or from time to time, from conducting such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Company Due Diligence Review Period of any event or condition which was not detected in the Company Due Diligence Review by the Company and which constitutes a breach of any representation or warranty of Lafayette or the Bank under this Agreement.

                      VIII.  OTHER MATTERS

       8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Date. If this Agreement is terminated prior to the Effective Date, the agreements and representations of the parties in Section 4.01(P), Sections 5.05, 5.07(2), 5.11 and 5.12, and Sections 8.01, 8.03, 8.04,
8.05, 8.06, 8.07, 8.09 and 8.11 shall survive such termination.

       8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the vote by the shareholders of Lafayette, the consideration to be received by the shareholders of Lafayette for each share of Lafayette Common Stock shall not thereby be decreased.

       8.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

       8.04. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri, except as federal law may be applicable.

       8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

       8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.07(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

       8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:                  Lexington B&L Financial Corp.
                                       919 Franklin Avenue
                                       Lexington, Missouri 64067
                                       Attn:  Erwin Oetting, Jr.

                          Copies to:   Paul M. Aguggia, Esq.
                                       Breyer & Aguggia
                                       1300 I Street, N.W.
                                       Suite 470 East
                                       Washington, D.C.  20005

If to Lafayette or the Bank to:        Lafayette Bancshares, Inc.
                                       20th and 13 Highway
                                       Lexington, Missouri 64067
                                       Attn:  William J. Huhmann

                          Copies to:   Buford L. Farrington, Esq.
                                       Humphrey, Farrington & McClain, P.C.
                                       221 West Lexington
                                       Suite 400
                                       Independence, Missouri 64051

       8.08. DEFINITIONS. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

             (A) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty contained herein by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of any of the transaction contemplated hereby; and

             (B) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

       8.09. BREAK-UP FEE. The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Company has incurred and will incur direct and indirect monetary and other costs (including, without limitation, attorney's fees and costs and costs of the Company employee and management time) and will forego discussion with respect to other potential acquisitions. To compensate the Company for such cost and to induce it to forego initiating discussions regarding other acquisitions, Lafayette and the Bank shall be obligated to pay the Company on demand

(and in no event more than three days after such demand) in immediately available funds $100,000 ("Break-up Fee") if:

       (A) (i) this Agreement terminates because Lafayette and the Bank and their respective directors do not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, (ii) Lafayette terminates this Agreement for any reason other than the grounds for termination set out in Sections 7.01, 7.02 (but only in the event that the Company willfully breaches a representation, warranty or covenant contained herein and, as a result thereof, Lafayette exercises its right to terminate this Agreement under Section 7.02 at a time when the Company was not entitled to terminate this Agreement under Section 7.02, 7.03 or 7.04) or 7.03, or (iii) the Company terminates this Agreement pursuant to
Section 7.02 as a result of Lafayette's breach of a representation, warranty or covenant, including, but not limited to its covenants contained in Section 5.08; or

        (B) within 12 months after the date hereof, the Merger has not been completed and there occurs any of the events set forth in subparagraphs (i),
(ii) or (iii) below.

             (i) Any person other than the Company or an affiliate of the Company acquires beneficial ownership of 25% or more of the then-outstanding Lafayette Common Stock;

             (ii) Lafayette or any of its affiliates, without having received the Company's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than the Company or any of its subsidiaries, or Lafayette's Board of Directors recommends that the shareholders of Lafayette approve or accept any Acquisition Transaction with any person other than the Company or any of its subsidiaries. For purposes of this section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Lafayette or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Lafayette or the Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Lafayette or the Bank; or

             (iii) A bona fide proposal is made by a third party to Lafayette or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Lafayette willfully breaches this Agreement and such breach entitles the Company to terminate this Agreement; the holders of Lafayette Common Stock do not approve this Agreement at the Meeting; the Meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of the Company; or Lafayette's Board of Directors modifies in a manner adverse to the Company the recommendation of Lafayette's Board of Directors with respect to this Agreement.

       Notwithstanding the foregoing, Lafayette and the Bank shall not be obligated to pay to the Company the Break-up Fee if, prior to the occurrence of any of the events specified in 8.09(B)(i), (ii) or (iii), Lafayette validly terminates this Agreement pursuant to Section 7.01 or clause (ii) of Section
7.04. The parties further agree that this Section 8.09 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

       8.10. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       8.11. HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             LEXINGTON B&L FINANCIAL CORP.

                                             By:    /s/ Erwin Oetting, Jr.
                                                    ----------------------
                                             NAME:  Erwin Oetting, Jr.
                                             TITLE: President

                                             LAFAYETTE BANCSHARES, INC.

                                            By:     /s/ William J. Huhmann
                                                    ----------------------
                                             NAME:  William J. Huhmann
                                             TITLE: Chairman

                                             LAFAYETTE COUNTY BANK OF
                                             LEXINGTON/WELLINGTON

                                             By:     /s/ William J. Huhmann
                                                    -----------------------
                                             NAME:  William J. Huhmann
                                             TITLE: Chairman

                                                                  Appendix B

              GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI


     351.455   SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE
               OF SHARES, WHEN. --

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgement, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares on herein provided shall cease if and when the corporation shall abandon the merger or consolidation.